OFFER TO EXCHANGE

THE GABELLI DIVIDEND & INCOME TRUST

One Corporate Center

Rye, New York 10580-1422

OFFER TO EXCHANGE

ALL OUTSTANDING

AUCTION MARKET PREFERRED SHARES, SERIES B, PAR VALUE $0.001

AUCTION MARKET PREFERRED SHARES, SERIES C, PAR VALUE $0.001

AUCTION RATE PREFERRED SHARES, SERIES E, PAR VALUE $0.001

FOR

SERIES J CUMULATIVE TERM PREFERRED SHARES, PAR VALUE $0.001

AND LIQUIDATION PREFERENCE $25,000 PER SHARE AND CASH

Dated March 17, 2021

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON APRIL 14, 2021, UNLESS THE EXCHANGE OFFER IS EXTENDED (SUCH DATE AND

TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To the Shareholders of The Gabelli Dividend & Income Trust:

The Gabelli Dividend & Income Trust, a Delaware statutory trust (the “Fund,” “we,” “us,” or “our”), is offering to exchange the Fund’s currently outstanding preferred shares, par value $0.001 per share, designated Auction Rate Preferred Shares and Auction Market Preferred Shares, Series B, Series C and Series E (collectively, the “Auction Rate Preferred Shares”), for newly-issued shares of the Fund’s Series J Cumulative Term Preferred Shares, par value $0.001 and liquidation preference $25,000 per share (“Liquidation Preference”) (“Series J Preferred Shares”) and cash, on the terms and subject to the conditions set forth in this offer to exchange (the “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”), each as may be amended or supplemented from time to time. We refer to this offer, on the terms and subject to the conditions set forth in this Offer to Exchange, as the “Exchange Offer.”

In exchange for each Auction Rate Preferred Share properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on April 14, 2021 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, participating holders of Auction Rate Preferred Shares will receive the following exchange consideration (the “Exchange Consideration”):

Auction Rate Preferred Shares	CUSIP No.	Number of Outstanding Shares(1)	Exchange Consideration
Series B Auction Market Preferred Shares (“Series B Preferred Shares”)	36242H302	2,647	0.96 of each newly issued Series J Preferred Share for each whole Series B Preferred Share
Series C Auction Market Preferred Shares (“Series C Preferred Shares”)	36242H401	3,244	0.96 of each newly issued Series J Preferred Share for each whole Series C Preferred Share
Series E Auction Rate Preferred Shares (“Series E Preferred Shares”)	36242H609	480	0.96 of each newly issued Series J Preferred Share for each whole Series E Preferred Share

(1)	The number of Auction Rate Preferred Shares outstanding is calculated as of March 16, 2021.

No fractional shares of Series J Preferred Shares will be issued. The Auction Rate Preferred Shares may only be exchanged for whole shares of Series J Preferred Shares. In lieu of issuing fractional shares, holders of Auction Rate Preferred Shares following the consummation of the Exchange Offer shall receive a cash amount, without interest, equal to the fractional share amount multiplied by the Series J Preferred Shares Liquidation Preference (the “Cash Consideration”).

For holders that tender Auction Rate Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Auction Rate Preferred Shares will be paid as part of the Cash Consideration.

The Exchange Offer will expire on the Expiration Date, unless extended or earlier terminated by us. Tendered Auction Rate Preferred Shares may be withdrawn at any time prior to the expiration of the Exchange Offer. In addition, you may withdraw any tendered shares of Auction Rate Preferred Shares if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on March 17, 2021.

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate Preferred Shares at or prior to the Expiration Date. As of March 16, 2021, Bank of America, N.A. (“Bank of America”) owns 95.7% of the outstanding Series B Preferred Shares, 97.6% of the outstanding Series C Preferred Shares and 60.8% of the outstanding Series E Preferred Shares, which amounts to 94.0% of the Auction Rate Preferred Shares. In the event that Bank of America does not properly tender or determines to withdraw an amount of its Auction Rate Preferred Shares representing more than a majority of all of the Auction Rate Preferred Shares, this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Holders of Series J Preferred Shares will be entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each dividend period, (i) at an annualized dividend rate of 1.70% of the $25,000 per share liquidation preference on the Series J Preferred Shares for the quarterly dividend periods ending on or prior to March 26, 2024 and (ii) at an annualized dividend rate of 4.50% of the $25,000 per share liquidation preference on the Series J Preferred Shares for all remaining quarterly dividend periods until the Series J Preferred Shares’ mandatory redemption date of March 26, 2028. Dividends and distributions on Series J Preferred Shares will be payable quarterly on March 26, June 26, September 26 and December 26 in each year commencing on June 26, 2021. The Series J Preferred Shares may be redeemed by the Fund, subject to certain restrictions, on March 26, 2024 and are subject to mandatory redemption by the Fund on March 26, 2028 and in certain other circumstances. The Series J Preferred Shares will rank on parity with existing and any future series of preferred shares and senior to the Fund’s common shares of beneficial interest (“common shares”) with respect to dividend and distribution rights and rights upon liquidation of the Fund. See “Special Characteristics and Risks of the Series J Preferred Shares—Redemption” in this Exchange Offer.

The Series J Preferred Shares will not be listed on any securities exchange.

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Investment Company Act of 1940 (the “1940 Act”) and, in accordance therewith, files reports, proxy statements, proxy materials and other information with the Securities and Exchange Commission (the “SEC”). Materials filed with the SEC can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or downloaded from the SEC’s website at www.sec.gov. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s email address (publicinfo@sec.gov) or by writing the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549-0102. Reports, proxy statements and other information concerning the Fund may also be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The Series J Preferred Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

You should rely only on the information contained or incorporated by reference in this Offer to Exchange and any applicable Offer to Exchange supplement. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to offer the Series J Preferred Shares in any state where the offer or sale is not permitted. You should not assume that the information contained in this Offer to Exchange and any applicable Offer to Exchange supplement is accurate as of any date other than the date of this Offer to Exchange or the date of the applicable Offer to Exchange supplement.

IMPORTANT

THE FUND MAKES NO RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER, AND, IF THEY CHOOSE TO DO SO, THE AMOUNT OF AUCTION RATE PREFERRED SHARES TO EXCHANGE.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER ANY SHAREHOLDERS SHOULD PARTICIPATE IN THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THE CONTENTS OF THIS OFFER TO EXCHANGE ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH SHAREHOLDER SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE. INVESTMENT IN THE SERIES J PREFERRED SHARES MAY NOT BE SUITABLE FOR ALL SHAREHOLDERS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions, requests for assistance and requests for additional copies of the Exchange Offer may be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GDV.info@investor.morrowsodali.com).

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward-looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund, Gabelli Funds, LLC (the “Investment Adviser”) or any of its respective affiliates or any other person or entity of the results that will actually be achieved by the Fund. None of the Fund, the Investment Adviser or its respective affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition.

v

TABLE OF CONTENTS

NOTICE TO INVESTORS	1

SUMMARY TERM SHEET	2

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	7

DESCRIPTION OF THE SERIES J PREFERRED SHARES	12

USE OF PROCEEDS	14

CAPITALIZATION	15

ASSET COVERAGE RATIO	16

SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES J PREFERRED SHARES	17

CERTAIN EMPLOYEE BENEFIT PLAN AND IRA CONSIDERATIONS	23

SELECTED HISTORICAL FINANCIAL DATA	25

THE EXCHANGE OFFER	26

INVESTMENT OBJECTIVE AND POLICIES	37

RISK FACTORS AND SPECIAL CONSIDERATIONS	47

HOW THE FUND MANAGES RISK	69

NET ASSET VALUE	71

DESCRIPTION OF THE SECURITIES	72

CERTAIN MATERIAL DIFFERENCES BETWEEN OUR AUCTION RATE PREFERRED SHARES AND THE SERIES J PREFERRED SHARES	81

ANTI-TAKEOVER PROVISIONS IN THE GOVERNING DOCUMENTS	82

TAXATION	83

CUSTODIAN, TRANSFER AGENT AND DIVIDEND DISBURSING AGENT	86

AGREEMENTS INVOLVING THE FUND AND ITS SECURITIES	86

INDEMNIFICATION	89

PROPOSALS AND PLANS	92

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	93

TRANSACTIONS IN AUCTION RATE PREFERRED SHARES	93

INCORPORATION BY REFERENCE	93

CERTAIN SECURITIES LAWS CONSIDERATIONS	94

ADDITIONAL INFORMATION	94

APPENDIX A	A-1

APPENDIX B	B-1

NOTICE TO INVESTORS

We are relying on Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”) to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Offer to Exchange, other than those contained in, or incorporated by reference into, this Offer to Exchange. If given or made, such information or representations may not be relied upon as having been authorized by us.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offer to Exchange is correct in all material respects as of the date hereof. Neither the delivery of this Offer to Exchange nor the consummation of the Exchange Offer will create the implication that the information contained herein is correct at any time after the date hereof; however, if a material change occurs in the information contained in this Offer to Exchange, we will disseminate promptly disclosure of the change to you. Our business, financial condition, results of operations and prospects may change after that date.

No representation is made to any holder regarding the legality of an investment in the Series J Preferred Shares under any applicable legal investment or similar laws or regulations. The contents of this Offer to Exchange are not to be construed as legal, financial or tax advice. Holders should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to the Exchange Offer. Questions regarding the Exchange Offer, requests for assistance in tendering your Auction Rate Preferred Shares or requests for additional copies of this Offer to Exchange circular or the Letter of Transmittal should be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GDV.info@investor.morrowsodali.com).

SUMMARY TERM SHEET

This Summary Term Sheet sets forth certain terms of the Series J Preferred Shares and the Exchange Offer. This section outlines certain specific legal and financial terms of the Series J Preferred Shares that are more generally described under the headings “Description of the Series J Preferred Shares,” “Special Characteristics and Risks of the Series J Preferred Shares” and “Description of the Securities.” Capitalized terms used in this Summary Term Sheet and not otherwise defined shall have the meanings ascribed to them elsewhere in this Offer to Exchange or in the Statement of Preferences (as defined herein) governing and establishing the terms of the Series J Preferred Shares.

The Fund

The Gabelli Dividend & Income Trust is a diversified, closed-end management investment company registered under the Investment Company Act of 1940 Act, as amended (the “1940 Act”). Throughout this Offer to Exchange, we refer to The Gabelli Dividend & Income Trust as the “Fund” or as “we.”

The Fund was organized as a Delaware statutory trust on August 20, 2003, and commenced its investment operations on November 28, 2003. The Fund’s outstanding common shares, par value $0.001 per share, are listed on the New York Stock Exchange (the “NYSE”) under the symbol “GDV” and the Fund’s Series G Cumulative Preferred Shares (“Series G Preferred Shares”) and Series H Cumulative Preferred Shares (“Series H Preferred Shares”) are listed on the NYSE under the symbol “GDV Pr G” and “GDV Pr H,” respectively. The Fund’s Series B Preferred Shares, Series C Preferred Shares and Series E Preferred Shares are not listed. The Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares (collectively, the “Existing Preferred Shares”) have the same seniority with respect to distributions and liquidation preference.

Gabelli Funds, LLC (the “Investment Adviser”) serves as investment adviser to the Fund.

Securities Subject to the Exchange Offer	Series B Preferred Shares, Series C Preferred Shares and Series E Preferred Shares (collectively, the “Auction Rate Preferred Shares”)

Holders Eligible to Participate in the Exchange Offer	All holders of the Auction Rate Preferred Shares are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

No Recommendation

Neither we, our Board of Trustees (the “Board” and each member of the Board individually a “Trustee”), the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Auction Rate Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Auction Rate Preferred Shares and the Series J Preferred Shares, your liquidity needs, your investment objectives and any other factors you deem relevant.

The Exchange Offer may not be suitable for all shareholders. You should consider carefully all of the information set forth and incorporated by reference in this Offer to Exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors and Special Considerations” before deciding whether to participate in the Exchange Offer.

Exchange Consideration

In exchange for each Auction Rate Preferred Share properly tendered (and not validly withdrawn) by the Expiration Date and accepted by us, holders of Auction Rate Preferred Shares will receive the following consideration per Auction Rate Preferred Share:

Auction Rate Preferred Shares	Exchange Consideration
Series B Preferred Shares	0.96 of each newly issued Series J Preferred Share for each whole Series B Preferred Share
Series C Preferred Shares	0.96 of each newly issued Series J Preferred Share for each whole Series C Preferred Share
Series E Preferred Shares	0.96 of each newly issued Series J Preferred Share for each whole Series E Preferred Share

No fractional shares of Series J Preferred Shares will be issued. The Auction Rate Preferred Shares may only be exchanged for whole shares of Series J Preferred Shares. In lieu of issuing fractional shares, holders of Auction Rate Preferred Shares following the consummation of the Exchange Offer shall receive the Cash Consideration.

For holders that tender Auction Rate Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Auction Rate Preferred Shares will be paid as part of the Cash Consideration.

See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal

You may withdraw previously tendered Auction Rate Preferred Shares at any time before the Expiration Time on the Expiration Date. In addition, you may withdraw any tendered Auction Rate Preferred Shares if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on March 17, 2021.

To withdraw previously tendered Auction Rate Preferred Shares, you are required to submit a notice of withdrawal to the Depositary, in accordance with the procedures described herein and in the Letter of Transmittal. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to the Exchange Offer

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate Preferred Shares at or prior to the Expiration Date. As of March 16, 2021, Bank of America owns 95.7% of the outstanding Series B Preferred Shares, 97.6% of the outstanding Series C Preferred Shares and 60.8% of the outstanding Series E Preferred Shares, which amounts to 94.0% of the Auction Rate Preferred Shares. In the event that Bank of America does not properly tender or determines to withdraw an amount of its Auction Rate Preferred Shares representing more than a majority of all of the Auction Rate Preferred Shares, this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer.

For a complete description of the conditions of the Exchange Change, see “The Exchange Offer—Conditions to the Exchange Offer.”

Expiration Date

The Exchange Offer will expire at 5:00 p.m., New York City time (the “Expiration Time”), on April 14, 2021, unless extended or earlier terminated by us (such date, as the same may be extended or earlier terminated, the “Expiration Date”).

We, in our sole discretion, may extend the Expiration Date for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. If we decide to extend the Expiration Date, we will announce any extension by press release or other public announcement no later than 9:00 a.m., Eastern time, on the first business day following the previously scheduled Expiration Date. See “The Exchange Offer—Expiration Date” and “—Extension, Termination or Amendment.”

Settlement Date

The settlement date in respect of Auction Rate Preferred Shares validly surrendered and accepted for exchange in the Exchange Offer will occur at the closing of the Exchange Offer. We expect the closing to be within three business days after the Expiration Date.

How to Tender your Auction Rate Preferred Shares	If you wish to tender all or any part of your Auction Rate Preferred Shares, you should either:

(i)	deliver such Auction Rate Preferred Shares pursuant to the procedures for book-entry transfers set forth in the section “The Exchange Offer—Procedure for Tendering” prior to the Expiration Date; or

(ii)	request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you.

If you have Auction Rate Preferred Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Auction Rate Preferred Shares.

To tender your Auction Rate Preferred Shares, you must follow the procedures described in the materials enclosed herewith. The Fund may reject any tender not fully in compliance with these procedures.

See “The Exchange Offer—Procedure for Tendering.”

If you have questions, please call the Information Agent at the toll-free number below.

Liquidation Preference of Series J Preferred Shares	$25,000 per share.

Dividend Payment Dates for the Series J Preferred Shares

Quarterly dividend payments are expected to be made when, as and if declared by the Board on March 26, June 26, September 26, and December 26 of each year (each, a “Dividend Payment Date”), commencing on June 26, 2021 (if any Dividend Payment Date is not a business day, then on the next succeeding business day).

As used herein, each period beginning on and including a Dividend Payment Date (or beginning on the Date of Original Issue, in the case of the first Dividend Period after the issuance of such Series J Preferred Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to as a “Dividend Period.”

The Dividend Period beginning on the Date of Original Issue, together with the next three Dividend Periods, are referred to herein as “Year 1,” the next four Dividend Periods are referred to as “Year 2,” and so on.

See “Special Characteristics and Risks of the Series J Preferred Shares—Dividends.”

Dividend Rate

The Statement of Preferences provides that for the Dividend Periods occurring in Year 1, Year 2 and Year 3, dividends will be paid at an annualized rate of 1.70% based on the Liquidation Preference of the Series J Preferred Shares. For the Dividend Periods occurring in Year 4 and in all future Years until March 26, 2028, dividends will be paid at an annualized rate of 4.50% based on the Liquidation Preference of the Series J Preferred Shares.

See “Special Characteristics and Risks of the Series J Preferred Shares—Dividends.”

Mandatory Redemption

The Fund is required to redeem the Series J Preferred Shares on March 26, 2028 (7 year term) at a price equal to $25,000 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) to, but not including, the date of redemption (the “Redemption Price”).

Optional Redemption	The Fund may redeem all or any part of the Series J Preferred Shares, upon not less than 30 nor more than 60 days’ prior notice, at the Redemption Price on March 26, 2024.

No Exchange Listing of Series J Preferred Shares	The Series J Preferred Shares will not be listed on an exchange.

Taxation	See “Taxation” for a discussion of certain U.S. federal income tax considerations with respect to the Exchange Offer.

ERISA	See “Certain Employee Benefit Plan and IRA Considerations.”

Depositary and Information Agent

The Fund has retained Computershare Trust Company, N.A. (“Computershare”) (150 Royall Street, Canton, MA 02021) to act as depositary (“Depositary”) and Morrow Sodali (470 West Avenue, 3rd Floor, Stamford, CT 06902) to act as information agent (“Information Agent”) for the Exchange Offer.

Custodian, Transfer Agent and Dividend Disbursing Agent

State Street Bank and Trust (One Lincoln Street, Boston, Massachusetts 02111) serves as the custodian (the “Custodian”) of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee based upon, among other things, the average value of the total assets of the Fund, plus certain charges for securities transactions.

Computershare Trust Company, N.A. (“Computershare”) (150 Royall Street, Canton, Massachusetts 02021) is expected to serve as transfer agent and dividend disbursing agent with respect to the Series J Preferred Shares.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are certain questions regarding the Exchange Offer that you may have as a holder of the Auction Rate Preferred Shares and the answers to those questions. We urge you to read carefully this entire Offer to Exchange, including the sections entitled “Risk Factors and Special Considerations” and the documents incorporated by reference into this Offer to Exchange.

1.	Who is making the Exchange Offer?

The Fund, a Delaware statutory trust and the issuer of the Auction Rate Preferred Shares, is making the Exchange Offer.

The address of the Fund’s principal executive office is One Corporate Center, Rye, New York 10580, and its telephone number at that address is (914) 921-5100.

2.	What is the purpose of the Exchange Offer?

Since February 2008, the periodic auctions for auction-rate securities like the Auction Rate Preferred Shares have generally not attracted sufficient clearing bids for there to be a successful auction. As a result, for the Auction Rate Preferred Shares, the dividend rate for each series of the Auction Rate Preferred Shares has been the maximum rate. The Fund believes that the Exchange Offer will enable the Fund to reduce its dividend obligations, including the outstanding amount of accrued and unpaid dividends, and simplify its capital structure and will also afford investors desiring to exit their position in the Auction Rate Preferred Shares an opportunity to do so.

The Fund has entered into an agreement with Bank of America, pursuant to which Bank of America has agreed to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Exchange Offer. See “Agreements Involving the Fund and its Securities— Share Exchange Agreement” of this Offer to Exchange for additional information. With Bank of America’s intent to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Exchange Offer, and taking into account that Bank of America owns approximately 94.0% of the Auction Rate Preferred Shares, the Fund believes that the Exchange Offer will provide a benefit to shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Exchange Offer and other factors.

The Fund’s Board met on February 24, 2021 to consider and approve the Exchange Offer.

3.	Are you making a recommendation whether I should tender my Auction Rate Preferred Shares in the Exchange Offer?

No. While we believe the Exchange Offer provides benefits to the Fund and to holders of the Auction Rate Preferred Shares, the Exchange Offer may not be suitable, or equally suitable, for all holders of the Auction Rate Preferred Shares, and the decision as to whether to tender Auction Rate Preferred Shares in the Exchange Offer will not be the same for all holders. Neither we, our Board, the Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Auction Rate Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the Auction Rate Preferred Shares and the Series J Preferred Shares, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Special Characteristics and Risks of the Series J Preferred Share” and “Risk Factors and Special Considerations—Risks Related to the Exchange Offer.”

4.	Who may participate in the Exchange Offer?

The Exchange Offer is being made exclusively to existing holders of the Auction Rate Preferred Shares.

5.	What will I receive in the Exchange Offer if some or all of my Auction Rate Preferred Shares are validly tendered and accepted for exchange?

In exchange for each Auction Rate Preferred Share properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on April 14, 2021 (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”) and accepted by us, participating holders of Auction Rate Preferred Shares will receive the following Exchange Consideration:

Auction Rate Preferred Shares	CUSIP No.	Number of Outstanding Shares(1)	Exchange Consideration
Series B Auction Market Preferred Shares	36242H302	2,647	0.96 of each newly issued Series J Preferred Share for each whole share of Series B Preferred Share
Series C Auction Market Preferred Shares	36242H401	3,244	0.96 of each newly issued Series J Preferred Share for each whole Series C Preferred Share
Series E Auction Rate Preferred Shares	36242H609	480	0.96 of each newly issued Series J Preferred Share for each whole Series E Preferred Share

(1)	The number of Auction Rate Preferred Shares outstanding is calculated as of March 16, 2021.

No fractional shares of Series J Preferred Shares will be issued. The Auction Rate Preferred Shares may only be exchanged for whole shares of Series J Preferred Shares. In lieu of issuing fractional shares, holders of Auction Rate Preferred Shares following the consummation of the Exchange Offer shall receive the Cash Consideration.

For holders that tender Auction Rate Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Auction Rate Preferred Shares will be paid as part of the Cash Consideration.

6.	Do I have a choice as to whether to participate in the Exchange Offer?

Yes. You have the choice of retaining your Auction Rate Preferred Shares or exchanging such shares for the Exchange Consideration. Holders of Auction Rate Preferred Shares are not required to tender their shares in the Exchange Offer. If you do not tender your Auction Rate Preferred Shares in the Exchange Offer, you will continue to hold such shares.

7.	Will the holders of the Series J Preferred Shares be entitled to vote at the Fund’s 2021 Annual Meeting of Shareholders?

The Fund expects the 2021 Annual Meeting of Shareholders to be held on or about May 10, 2021 (“Annual Meeting”). Assuming the Exchange Offer is completed prior to the Annual Meeting, any Auction Rate Preferred Shares tendered and accepted in the Exchange Offer will not be outstanding at the time of the Annual Meeting, and thus will have no voting rights pursuant to their terms, and the Series J Preferred Shares will not have been outstanding on March 22, 2021, the record date of the Annual Meeting. Accordingly, assuming the Exchange Offer is completed prior to the Annual Meeting, neither Auction Rate Preferred Shares tendered and accepted in the Exchange Offer, nor the Series J Preferred Shares, will be entitled to vote on the applicable proposals at the Annual Meeting.

8.	May I tender only a portion of my Auction Rate Preferred Shares?

Yes. You may choose to tender any or all of your Auction Rate Preferred Shares.

9.	What do you intend to do with the Auction Rate Preferred Shares that are exchanged in the Exchange Offer?

Auction Rate Preferred Shares accepted for exchange by us in the Exchange Offer will be cancelled.

10.	When will the Exchange Offer Expire? Under what circumstances can the Exchange Offer be extended, amended or terminated, and how will I be notified of such extension, amendment or termination?

Unless extended or earlier terminated, the Exchange Offer will expire at 5:00 p.m. New York City time, on April 14, 2021.

We reserve the right to extend the Exchange Offer for any reason at all, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the Expiration Date. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this Offer to Exchange or waive a material condition to such Exchange Offer. During any extension of the Exchange Offer, Auction Rate Preferred Shares that were previously tendered for exchange pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole and absolute discretion, to terminate the Exchange Offer at any time prior to the Expiration Date. If the Exchange Offer is terminated, no Auction Rate Preferred Shares tendered in the Exchange Offer will be accepted for exchange and any Auction Rate Preferred Shares that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

We will issue a press release or otherwise publicly announce any extension, amendment or termination of the Exchange Offer. In the case of an extension, we will promptly make a public announcement by issuing a press release no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.

11.	How do I tender my Auction Rate Preferred Shares in the Exchange Offer?

To tender Auction Rate Preferred Shares, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, together, in the case of certificated shares, with the certificates representing your shares, to the Depositary, not later than the time the Exchange Offer expires. The Letter of Transmittal is enclosed with this Offer to Exchange. If your Auction Rate Preferred Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Auction Rate Preferred Shares through The Depository Trust Company (“DTC”). If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Exchange Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within two (2) NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, tendered Auction Rate Preferred Shares will be exchanged for the Exchange Consideration only after timely receipt by the Depositary of such Auction Rate Preferred Shares (or of a confirmation of a book-entry transfer of such shares as described in “Terms of the Exchange Offer—Procedure for Tendering”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares. If you need assistance tendering your Auction Rate Preferred Shares, please contact the Depositary whose address and telephone numbers are located on the back cover page of this Offer to Exchange.

If you have questions, please call the Information Agent at the toll-free number on the back cover of this Offer to Exchange. See “Terms of the Exchange Offer—Procedure for Tendering.”

12.	What must I do if I want to withdraw my Auction Rate Preferred Shares from the Exchange Offer?

You may withdraw previously tendered Auction Rate Preferred Shares at any time before the expiration of the Exchange Offer. Any Auction Rate Preferred Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Auction Rate Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer. See “The Exchange Offer—Withdrawal of Tenders.”

If you tendered your Auction Rate Preferred Shares through DTC, a withdrawal of your Auction Rate Preferred Shares will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Exchange Offer or after the expiration of 40 business days after the commencement of the Exchange Offer if any Auction Rate Preferred Shares you have tendered have not been accepted by us. Any notice of withdrawal must identify the Auction Rate Preferred Shares to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker or other securities intermediary can assist you with this process. See “The Exchange Offer—Withdrawal of Tenders.”

13.	What are the conditions to consummation of the Exchange Offer?

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate

Preferred Shares at or prior to the Expiration Date. As of March 16, 2021, Bank of America owns 95.7% of the outstanding Series B Preferred Shares, 97.6% of the outstanding Series C Preferred Shares and 60.8% of the outstanding Series E Preferred Shares, which amounts to 94.0% of the Auction Rate Preferred Shares. In the event that Bank of America does not properly tender or determines to withdraw an amount of its Auction Rate Preferred Shares representing more than a majority of all of the Auction Rate Preferred Shares, this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer. See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

14.	How will my rights and obligations as a holder of Auction Rate Preferred Shares be affected if I do not participate in the Exchange Offer?

The terms of the Auction Rate Preferred Shares that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer.

15.	When and how will I receive the Exchange Consideration in exchange for my tendered Auction Rate Preferred Shares?

If all terms and conditions to the Exchange Offer are satisfied or waived, we will pay the Exchange Consideration in exchange for validly tendered and not withdrawn Auction Rate Preferred Shares, promptly after the Expiration Date. We refer to the date on which such exchange is made as the “settlement date.” The settlement date is expected to be as soon as practicable after the expiration date. We currently anticipate the Exchange Offer settlement date will occur on April 19, 2021 (three business days after the expiration date), although the date is subject to change as described in this Offer to Exchange. We reserve the right to delay settlement pending receipt of any required governmental or regulatory approvals. See “The Exchange Offer—Tender of Auction Rate Preferred Shares; Acceptance of Auction Rate Preferred Shares.”

16.	What are the principal terms of the Series J Preferred Shares?

The holders of Series J Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each dividend period, payable quarterly on each Dividend Payment Date, commencing on June 26, 2021 (if any Dividend Payment Date is not a Business Day, then on the next succeeding Business Day), and computed on the basis of a 360-day year consisting of twelve 30-day months, on the Liquidation Preference on the Series J Preferred Shares. For the Dividend Periods occurring in Year 1, Year 2 and Year 3, dividends will be paid at an annualized rate of 1.70% based on the Liquidation Preference of the Series J Preferred Shares. For the Dividend Periods occurring in Year 4 and in all future Years until the Mandatory Redemption Date, dividends will be paid at an annualized rate of 4.50% based on the Liquidation Preference of the Series J Preferred Shares.

In addition, holders of Series J Preferred Shares shall be entitled to (i) a liquidation distribution in the amount of $25,000.00 per share, plus accumulated and unpaid dividends to the payment date in the case of the liquidation, dissolution or winding-up of the affairs of the Fund, before any payment or distribution is made to holders of common shares, and, (ii) a right, voting together as a separate class with all other outstanding series of the Fund’s preferred shares, to elect two Trustees to our Board.

The Fund is required to redeem the Series J Preferred Shares on March 26, 2028 (7 year term) at a price equal to $25,000 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) to, but not including, the date of redemption (the “Redemption Price”).

The Fund may redeem all or any part of the Series J Preferred Shares, upon not less than 30 nor more than 60 days’ prior notice, at the Redemption Price on March 26, 2024.

See “Description of the Series J Preferred Shares” and “Special Characteristics and Risks of the Series J Preferred Shares.”

17.	Will the Series J Preferred Shares be freely transferable? Will it be listed on a securities exchange?

The issuance of Series J Preferred Shares upon exchange of the Auction Rate Preferred Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received assume the character of the exchanged securities for purposes of the Securities Act. As discussed below in the section entitled “Certain Securities Laws Considerations,” we expect that all of our shares of Series J Preferred Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely transferable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption.

The Series J Preferred Shares are not expected to be listed on any securities exchange.

18.	What are the tax consequences of the Exchange Offer to me?

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and uncertain and will vary depending on certain facts and circumstances. We intend to treat the exchange of Auction Rate Preferred Shares for Series J Preferred Shares as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the exchange is so treated and subject to the discussion set forth in “Taxation” below, holders are not expected to recognize gain or loss for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share). Cash received in lieu of a fractional share will generally be treated as received in exchange for the fractional share, and you will generally recognize the gain or loss thereon. See “Taxation” in this Offer to Exchange. Because the U.S. federal income tax consequences of the Exchange Offer are complex and uncertain, you are urged to consult with your own tax advisor.

19.	Whom can I contact for additional information?

If you would like additional copies, without charge, of this Offer to Exchange, or if you have questions regarding the Exchange Offer or require assistance in tendering your Auction Rate Preferred Shares, please contact the Fund’s Information Agent, Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GDV.info@investor.morrowsodali.com).

Holders of Auction Rate Preferred Shares may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

DESCRIPTION OF THE SERIES J PREFERRED SHARES

The following is a brief description of the terms of the Series J Preferred Shares. This is not a complete description and is subject to and entirely qualified by reference to the Statement of Preferences of the Series J Cumulative Term Preferred Shares (the “Statement of Preferences”), attached to this Offer to Exchange as Appendix A. Any capitalized terms in this section and the “Special Characteristics and Risks of the Series J Preferred Shares” section of this Offer to Exchange that are not defined have the meaning assigned to them in the Statement of Preferences.

The Fund’s Agreement and Declaration of Trust (the “Declaration of Trust”), as amended from time to time, provides that the Board may authorize and issue classes of shares with rights and preferences as determined by the Board, by action of the Board without the approval of the holders of the common shares. Currently, an unlimited number of the Fund’s shares are available for classification by the Board as preferred shares, par value $0.001 per share. The Statement of Preferences authorizes the issuance of up to 6,116 Series J Preferred Shares. All Series J Preferred Shares will have a liquidation preference of $25,000 per share plus accumulated and unpaid dividends. Holders of Series J Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each dividend period, payable quarterly on March 26, June 26, September 26, and December 26 in each year commencing on June 26, 2021 (if any Dividend Payment Date is not a Business Day, then on the next succeeding Business Day), and computed on the basis of a 360-day year consisting of twelve 30-day months, on the Liquidation Preference on the Series J Preferred Shares.

The Series J Preferred Shares, when issued by the Fund and paid for pursuant to the terms of this Offer to Exchange will be fully paid and non-assessable and will have no preemptive, exchange or conversion rights. Any Series J Preferred Shares purchased or redeemed by the Fund will, after such purchase or redemption, have the status of authorized but unissued preferred shares. The Board may by resolution classify or reclassify any authorized and unissued Series J Preferred Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications or terms or conditions of redemption of such shares. So long as any Series J Preferred Shares are outstanding, the Fund may not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Fund’s preferred shares outstanding at the time and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of the Statement of Preferences so as to in the aggregate adversely affect the rights and preferences of any preferred shares of the Fund. To the extent permitted under the 1940 Act, in the event that more than one series of the Fund’s preferred shares are outstanding, the Fund will not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences for a series of preferred shares differently than such rights and preferences for any other series of Fund’s preferred shares without the affirmative vote of the holders of at least a majority of the Fund’s preferred shares outstanding and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series J Preferred Shares are not entitled to vote on any matter that affects the rights or interests of only one or more other series of the Fund’s preferred shares. The Fund will notify the relevant Rating Agency ten Business Days prior to any such vote described above. Unless a higher percentage is required under the Governing Documents (as defined in the Statement of Preferences) or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding preferred shares, including Series J Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Fund’s preferred shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of the Fund’s preferred shares described above will in each case be in addition to a separate vote of the requisite percentage of common shares and preferred shares, including Series J Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized preferred shares pursuant to the Governing Documents or the issuance of additional shares of any series of preferred shares (including Series J Preferred Shares) pursuant to the Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the Fund’s preferred shares, and holders of the Series J Preferred Shares, by virtue of their acquisition of the Series J Preferred Shares in this Exchange Offer, will be deemed to have authorized such issuances by the Board.

Any dividend payment made on the Series J Preferred Shares will first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

The disclosure set forth in this Description of the Series J Preferred Shares and under the heading “Special Characteristics and Risks of the Series J Preferred Shares” is intended to be a summary of the material provisions of the Series J Preferred Shares. Since this Description of the Series J Preferred Shares is only a summary, you should refer to the Statement of Preferences for a complete description of the obligations of the Fund and your rights. The disclosure set forth in this Description of the Series J Preferred Shares and under the heading “Special Characteristics and Risks of the Series J Preferred Shares” supplements the description of the preferred shares set forth under the caption “Description of the Securities—Preferred Shares” in this Offer to Exchange, and in the event that any provision described in the disclosure set forth in this Description of the Series J Preferred Shares and under the heading “Special Characteristics and Risks of the Series J Preferred Shares” is inconsistent with any description contained elsewhere in this Offer to Exchange, the disclosure set forth in this Description of the Series J Preferred Shares and under the heading “Special Characteristics and Risks of the Series J Preferred Shares” will apply and supersede the description found elsewhere in this Offer to Exchange.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer.

CAPITALIZATION

The following table sets forth (i) the audited capitalization of the Fund as of December 31, 2020, and (ii) the audited capitalization of the Fund as adjusted to reflect the consummation of the Exchange Offer assuming the exchange of 6,371 Auction Rate Preferred Shares outstanding as of March 9, 2021 for 6,116 Series J Preferred Shares and $3,840 in cash, which assumes the issuance of 6,116 Series J Preferred Shares. The actual size of the Exchange Offer will vary depending on the number of Auction Rate Preferred Shares validly tendered and not properly withdrawn.

	Actual (audited)	As adjusted (unaudited)
Cumulative Preferred Shares, $0.001 par value per share, unlimited shares authorized	$309,275,000	$302,900,000

(The “Actual” column reflects the Fund’s outstanding capitalization of Preferred Shares as of December 31, 2020. The “As adjusted” column reflects the Fund’s outstanding capitalization of Preferred Shares, assuming the exchange of 2,647 Series B, 3,244 Series C, and 480 Series E, Auction Rate Preferred shares and issuance of 6,116 Series J Preferred shares.)

Shareholders’ equity applicable to Common Shares:
Common Shares, $0.001 par value per share; unlimited shares authorized	90,477	90,436

(The “Actual” column reflects the Fund’s outstanding capitalization of 90,476,735 Common Shares as of December 31, 2020; the “As adjusted” column reflects the repurchase of 40,800 Common shares between January 1, 2021 and March 9, 2021, and the Fund’s outstanding capitalization of 90,435,935 Common Shares as of March 9, 2021.)

Paid-in surplus*	1,338,150,959	1,342,973,455
Total distributable earnings	925,396,250	925,396,250
Net assets applicable to Common Shares	2,263,637,686	2,268,460,141
Liquidation preference of Preferred Shares	309,275,000	302,900,000
Net assets, plus the liquidation preference of Preferred Shares	2,572,912,686	2,571,360,141

* As adjusted paid-in surplus reflects the repurchase of 40,800 Common shares between January 1, 2021 and March 9, 2021, and the exchange of 2,647 Series B, 3,244 Series C, and 480 Series E, Auction Rate Preferred shares at the exchange ratio of 0.96, and a deduction for the estimated offering expenses of the exchange offer borne by the Fund of $640,000.

For financial reporting purposes, the Fund will deduct the liquidation preference of its outstanding preferred shares from “net assets,” so long as the senior securities have redemption features that are not solely within the control of the Fund. Thus for accounting purposes, the Fund’s preferred shares will be treated as debt (rather than equity). For all regulatory purposes, the Fund’s preferred shares will be treated as equity (rather than debt).

ASSET COVERAGE RATIO

Pursuant to the 1940 Act, the Fund generally will not be permitted to declare any dividend, or declare any other distribution, upon any outstanding common shares, purchase any common shares or issue preferred shares, unless, in every such case, all preferred shares issued by the Fund have at the time of declaration of any such dividend or distribution or at the time of any such purchase or issuance an asset coverage of at least 200% (“1940 Act Asset Coverage Requirement”) after deducting the amount of such dividend, distribution, or purchase price, as the case may be. As of the date of this Offer to Exchange, all of the Fund’s outstanding preferred shares are expected to have asset coverage on the date of issuance of the Series J Preferred Shares of approximately 896%, assuming 6,116 Series J Preferred Shares are issued in the Exchange Offer.

In addition to the 1940 Act Asset Coverage Requirement, the Fund is subject to certain restrictions on investments imposed by guidelines of one or more rating agencies that have issued ratings for the Auction Rate Preferred Shares and are expected to issue a rating for the Series J Preferred Shares. See “Special Characteristics and Risks of the Series J Preferred Shares—Risks of Investing in Series J Preferred Shares—Credit Rating Risk” in this Offer to Exchange.

SPECIAL CHARACTERISTICS AND RISKS OF THE SERIES J PREFERRED SHARES

Dividends

The holders of Series J Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each dividend period, payable quarterly on March 26, June 26, September 26, and December 26 in each year commencing on June 26, 2021 (if any Dividend Payment Date is not a Business Day, then on the next succeeding Business Day), and computed on the basis of a 360-day year consisting of twelve 30-day months, on the Liquidation Preference on the Series J Preferred Shares. As used herein, each period beginning on and including a Dividend Payment Date (or beginning on the Date of Original Issue, in the case of the first dividend period after the issuance of such Series J Preferred Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to as a “Dividend Period.” The Dividend Period beginning on the Date of Original Issue, together with the next three Dividend Periods, are referred to herein as “Year 1,” the next four Dividend Periods are referred to as “Year 2,” and so on.

For the Dividend Periods occurring in Year 1, Year 2 and Year 3, the Statement of Preferences provides that dividends will be paid at an annualized rate of 1.70% based on the Liquidation Preference of the Series J Preferred Shares. For the Dividend Periods occurring in Year 4 and in all future Years until March 26, 2028 (the “Mandatory Redemption Date”), the Statement of Preferences provides that dividends will be paid at an annualized rate of 4.50% based on the Liquidation Preference of the Series J Preferred Shares.

Dividends and distributions will be paid to holders of record of Series J Preferred Shares as they appear on the stock register of the Fund at the close of business on the fifth preceding Business Day of a Dividend Payment Date in preference to dividends and distributions on common shares and any other capital shares of the Fund ranking junior to the Series J Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series J Preferred Shares shall accumulate from the date on which such shares are originally issued. Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series J Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board.

No full dividends and distributions will be declared or paid on Series J Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all outstanding shares of any series of the Fund’s preferred shares ranking on a parity with the Series J Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all of the Fund’s outstanding preferred shares, any dividends and distributions being paid on such preferred shares (including the Series J Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of preferred shares on the relevant Dividend Payment Date.

Restrictions on Issuance, Dividend, Redemption and Other Payments

Under the 1940 Act, the Fund is not permitted to issue preferred shares (such as the Series J Preferred Shares) unless immediately after such issuance the Fund will have an asset coverage of at least 200% (or such other percentage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing stock of a closed-end investment company as a condition of declaring distributions, purchases or redemptions of its stock). In general, the term “asset coverage” for this purpose means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund plus the aggregate of the involuntary liquidation preference of the preferred shares. The involuntary liquidation preference refers to the amount to which the preferred shares would be entitled on the involuntary liquidation of the Fund in preference to a security junior to them.

The Fund also is not permitted to declare any cash dividend or other distribution on its common shares or purchase its common shares unless, at the time of such declaration or purchase, the Fund satisfies this 200% asset coverage requirement after deducting the amount of the dividend, distribution or purchase price, as applicable. In addition, the Fund may be limited in its ability to declare any cash distribution on its shares (including the Series J Preferred Shares) or purchase its capital stock (including the Series J Preferred Shares) unless, at the time of such declaration or purchase, the Fund has an asset coverage on its indebtedness, if any, of at least 300% after deducting the amount of such distribution or purchase price, as applicable. The 1940 Act contains an exception, however, that permits dividends to be declared upon any preferred shares issued by the Fund (including the Series J Preferred Shares) if the Fund’s indebtedness has an asset coverage of at least 200% at the time of declaration after deducting the amount of the dividend. In general, the term “asset coverage” for this purpose means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund.

The term “senior security” does not include any promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the Fund at the time when the loan is made. A loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 days and is not extended or renewed; otherwise it is presumed not to be for temporary purposes. For purposes of determining whether the 200% and 300% asset coverage requirements described above apply in connection with dividends or distributions on or purchases or redemptions of Series J Preferred Shares, the asset coverages may be calculated on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of the applicable determination.

Voting Rights

General. Except as otherwise provided in the Fund’s Governing Documents (including the Statement of Preferences) or a resolution of the Board, or as required by applicable law, holders of Series J Preferred Shares will have no power to vote on any matter except matters submitted to a vote of the common shares. In any matter submitted to a vote of the holders of the common shares, each holder of Series J Preferred Shares will be entitled to one vote for each Series J Preferred Share held and the holders of the outstanding preferred shares of the Fund, including Series J Preferred Shares, and the common shares will vote together as a single class.

Voting Rights under the 1940 Act. Holders of the outstanding preferred shares of the Fund, including Series J Preferred Shares, shall be entitled, as a separate class, to the exclusion of the holders of all other securities and classes of capital shares of the Fund, to elect two of the Fund’s Trustees.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number and/or composition of Trustees constituting the Board will be automatically adjusted as necessary to permit the holders of outstanding preferred shares of the Fund, including the Series J Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund) to elect the number of Trustees that, when added to the two Trustees elected exclusively by the holders of the Fund’s preferred shares as described in the above paragraph, would constitute a simple majority of the Board as so adjusted. The Fund and the Board will take all necessary actions, including effecting the removal of Trustees or amendment of the Fund’s Declaration of Trust, to effect an adjustment of the number and/or composition of Trustees as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Series J Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with Computershare and its successors or any other dividend disbursing agent appointed by the Fund for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other preferred shares of the Fund are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or statement of preferences creating such shares.

Additional voting rights are described in “Description of the Series J Preferred Shares.”

Rating Agency Guidelines

The Auction Rate Preferred Shares are rated by Moody’s Investors Service, Inc. (“Moody’s”) and/or Fitch Ratings Inc. (“Fitch”). The Fund anticipates Moody’s will initially rate the Series J Preferred Shares. The Fund is, and expects that it will be, required under the applicable rating agency guidelines to maintain assets having in the aggregate a discounted value at least equal to the Basic Maintenance Amount (as defined in the Statement of Preferences), for its outstanding preferred shares, including the Existing Preferred Shares and the Series J Preferred Shares. To the extent any particular portfolio holding does not satisfy the applicable rating agency’s guidelines, all or a portion of such holding’s value will not be included in the calculation of discounted value (as defined by such rating agency). The Moody’s and Fitch guidelines also impose certain diversification requirements and industry concentration limitations on the Fund’s overall portfolio, and apply specified discounts to securities held by the Fund (except certain money market securities).

If the value of the Fund’s assets, as discounted in accordance with the rating agency guidelines, is less than the Basic Maintenance Amount, the Fund is required to use its commercially reasonable efforts to cure such failure. If the Fund does not cure in a timely manner a failure to maintain a discounted value of its portfolio equal to the Basic Maintenance Amount in accordance with the requirements of the applicable rating agency or agencies then rating the Fund’s preferred shares, including the Existing Preferred Shares and the Series J Preferred Shares, at the request of the Fund, the Fund will be required to mandatorily redeem its preferred shares, including the Series J Preferred Shares, as described below under “—Redemption.”

Any rating agency providing a rating for the Fund’s preferred shares, including the Existing Preferred Shares and the Series J Preferred Shares, at the request of the Fund may, at any time, change or withdraw any such rating. The Board, without further action by the Fund’s shareholders, may amend, alter, add to or repeal any provision of the statements of preferences for the preferred shares, including the Statement of Preferences for the Series J Preferred Shares, that has been adopted by the Fund pursuant to the rating agency guidelines or add covenants and other obligations of the Fund to the statements of preferences, if the applicable rating agency confirms that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Fund’s preferred shares, including the Existing Preferred Shares and the Series J Preferred Shares, and such amendments and modifications do not adversely affect the rights and preferences of and are in the aggregate in the best interests of the holders of the Fund’s preferred shares.

As described by Moody’s, Fitch or any other rating agency then rating a series of the Fund’s preferred shares at the Fund’s request, the ratings assigned to each series of preferred shares, including the Series J Preferred Shares, are assessments of the capacity and willingness of the Fund to pay the obligations of each such series. The ratings on these series of preferred shares are not recommendations to purchase, hold or sell shares of any series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The rating agency guidelines also do not address the likelihood that an owner of preferred shares will be able to sell such shares on an exchange, in an auction or otherwise. The ratings are based on current information furnished to Moody’s, Fitch or any other rating agency then rating a series of the Fund’s preferred shares at the Fund’s request by the Fund and the Investment Adviser and information obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

A rating agency’s guidelines apply to each series of preferred shares, including the Series J Preferred Shares, only so long as such rating agency is rating such series at the request of the Fund. The Fund pays fees to Moody’s and/or Fitch, as applicable, for rating the Existing Preferred Shares and expects to pay fees to Moody’s for rating the Series J Preferred Shares.

Redemptions

Mandatory Redemption. Under certain circumstances, the Series J Preferred Shares will be subject to mandatory redemption by the Fund out of funds legally available therefor in accordance with the Statement of Preferences and applicable law.

If the Fund fails to have asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are stock, including all outstanding Series J Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares), as of the last Business Day of March, June, September and December of each year in which any Series J Preferred Shares are outstanding, and such failure is not cured as of the cure date specified in the Statement of Preferences (10 business days following such Quarterly Valuation Date (as defined in the Statement of Preferences)), (i) the Fund shall give a notice of redemption with respect to the redemption of a sufficient number of its preferred shares, which at the Fund’s determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series J Preferred Shares, to enable it to meet such asset coverage requirements, and, at the Fund’s discretion, such additional number of Series J Preferred Shares or any other series of preferred shares in order for the Fund to have asset coverage with respect to the Series J Preferred Shares and any other series of preferred shares of the Fund remaining outstanding after such redemption of as great as 220%, and (ii) deposit an amount with Computershare, and its successors or any other dividend-disbursing agent appointed by the Fund, having an initial combined value sufficient to effect the redemption of the Series J Preferred Shares or other series of preferred shares to be redeemed.

If the Fund is required to redeem any preferred shares (including Series J Preferred Shares) as a result of a failure to maintain such minimum 1940 Act asset coverage as of an applicable cure date, then the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such cure date fix a redemption date and proceed to redeem the preferred shares, including the Series J Preferred Shares. On such redemption date, the Fund shall redeem, out of funds legally available therefor, (i) the number of its preferred shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Fund may include any proportion of Series J Preferred Shares or shares of any other series of preferred shares of the Fund, is equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such cure date, would have resulted in the Fund having asset coverage immediately prior to the opening of business on such cure date in compliance with the 1940 Act or (ii) if asset coverage cannot be so restored, all of the outstanding Series J Preferred Shares, in each case at a price equal to $25,000 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) through and including the date of redemption. In addition, as reflected above, the Fund may, but is not required to, redeem an additional number of preferred shares (including Series J Preferred Shares) which, when aggregated with all other preferred shares redeemed by the Fund, permits the Fund to have with respect to the preferred shares (including Series J Preferred Shares) remaining outstanding after such redemption a 1940 Act asset coverage of as great as 220%. See “Description of the Securities—Preferred Shares—Redemption, Purchase and Sale of Preferred Shares by the Fund.”

Similarly, as reflected above under “—Rating Agency Guidelines,” so long as Moody’s or another rating agency is rating the Fund’s preferred shares (including the Series J Preferred Shares) at the request of the Fund, the Fund will be required to maintain, on the last Business Day of each month, assets having in the aggregate a discounted value at least equal to the Basic Maintenance Amount. So long as Moody’s or another rating agency is rating the Fund’s preferred shares (including the Series J Preferred Shares) at the request of the Fund, if the Fund fails to have assets having in the aggregate a discounted value at least equal to the Basic Maintenance Amount as of the last Business Day of any month, and such failure is not cured as of the cure date specified in the Statement of Preferences (10 Business Days following such Business Day), the Fund shall similarly follow the redemption protocol summarized above to restore compliance with the Basic Maintenance Amount, and the Fund may, but is not required to, redeem an additional number of preferred shares (including Series J Preferred Shares) which, when aggregated with all other preferred shares redeemed by the Fund, permits the Fund to have with respect to the preferred shares (including Series J Preferred Shares) remaining outstanding after such redemption assets having in the aggregate a discounted value equal to as great as 110% of the Basic Maintenance Amount.

Mandatory Redemption Date. The Series J Preferred Shares are subject to mandatory redemption by the Fund on March 26, 2028.

Optional Redemption by the Fund. The Fund may redeem all or any part of the Series J Preferred Shares, upon not less than 30 nor more than 60 days’ prior notice, at the Redemption Price per share, on March 26, 2024. The Series J Preferred Shares are not otherwise subject to optional redemption by the Fund unless such redemption is necessary, in the judgment of the Board, to maintain the Fund’s status as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”).

Redemption Procedures. Redemptions of Series J Preferred Shares will be made subject to the procedures described below under “Description of the Securities—Preferred Shares—Redemption Procedures.”

Liquidation

In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of Series J Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Fund’s common shares or any other shares of the Fund ranking junior to the Series J Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25,000 per share, plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Fund.

If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all outstanding Series J Preferred Shares and all outstanding shares of any other series of the Fund’s preferred shares ranking on a parity with the Series J Preferred Shares as to payment upon liquidation shall be insufficient to permit the payment in full to such holders of Series J Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to all outstanding shares of such other series of preferred shares of the Fund, then such available assets shall be distributed among the holders of Series J Preferred Shares and such other series of preferred shares of the Fund ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series J Preferred Shares, no dividends or distributions will be made to holders of the Fund’s common shares or any other shares of the Fund ranking junior to the Series J Preferred Shares as to liquidation.

Risks of Investing in Series J Preferred Shares

Risk is inherent in all investing. Therefore, before investing in the Series J Preferred Shares you should consider the risks carefully. See “Risk Factors and Special Considerations” below for further information. Primary risks associated with an investment in the Series J Preferred Shares include:

Market Value Risk. The market value for the Series J Preferred Shares will be influenced by changes in interest rates, the perceived credit quality of the Series J Preferred Shares and other factors, and may be higher or lower than the liquidation preference of the Series J Preferred Shares. There is currently no market for the Series J Preferred Shares, and none is expected to develop.

Liquidity Risk. Currently, there is no public market for the Series J Preferred Share, and none is expected to develop. The Series J Preferred Shares will not be listed on any securities exchange. An investment in the Series J Preferred Shares should be considered illiquid.

Redemption Risk. The Fund may at any time prior to the Mandatory Redemption Date redeem Series J Preferred Shares to the extent necessary to meet regulatory asset coverage requirements or requirements imposed by credit rating agencies. For example, if the value of the Fund’s investment portfolio declines, thereby reducing the asset coverage for the Series J Preferred Shares, the Fund may be obligated under the terms of the Series J Preferred Shares to redeem some or all of the Series J Preferred Shares. In addition, the Fund may redeem all or any part of the Series J Preferred Shares on March 26, 2024. Investors may not be able to reinvest the proceeds of any redemption in an investment providing the same or a higher dividend rate than that of the Series J Preferred Shares. Precipitous declines in the value of the Fund’s assets could result in the Fund having insufficient assets to redeem all of the Series J Preferred Shares for the full redemption price.

Subordination Risk. The Series J Preferred Shares are not a debt obligation of the Fund. The Series J Preferred Shares are junior in respect of distributions and liquidation preference to any indebtedness incurred by the Fund, and will have the same priority with respect to payment of dividends and distributions and liquidation preference as any other preferred shares that the Fund may issue. The Series J Preferred Shares are subject to greater credit risk than any of the Fund’s debt instruments, which would be of higher priority in the Fund’s capital structure.

Distribution Risk. The Fund may not earn sufficient income from its investments to make distributions on the Series J Preferred Shares, in which case the distributions on the Series J Preferred Shares would be considered a return of capital. Additionally, if the Fund were to issue notes, the Fund’s failure to meet certain asset coverage requirements with respect to such notes would prohibit the Fund from making distributions on the Series J Preferred Shares; any bank borrowings the Fund may enter into in the future could contain similarly restrictive terms.

Interest Rate Risk. The Series J Preferred Shares will pay dividends at a fixed rate. Prices of fixed income investments tend to vary inversely with changes in market yields. The market yields on securities comparable to the Series J Preferred Shares may increase, which would likely result in a decline in the value of the Series J Preferred Shares. Additionally, if interest rates rise, securities comparable to the Series J Preferred Shares may pay higher dividend rates and holders of the Series J Preferred Shares may not be able to sell the Series J Preferred Shares at their liquidation preference and reinvest the proceeds at market rates. The Fund may be subject to a greater risk of rising interest rates due to the current period of historically low interest rates.

Common Share Repurchases. Repurchases of common shares by the Fund may reduce the net asset coverage of the Series J Preferred Shares, which could adversely affect their liquidity or market value.

Credit Rating Risk. The Fund is seeking a credit rating on the Series J Preferred Shares. In order to obtain and maintain an attractive credit quality rating for the Series J Preferred Shares, the Fund’s portfolio must satisfy over-collateralization tests established by the relevant rating agencies. These tests are more difficult to satisfy to the extent the Fund’s portfolio securities are of lower credit quality, longer maturity or not diversified by issuer and industry. These guidelines could affect portfolio decisions and may be more stringent than those imposed by the 1940 Act. Any credit rating that is issued on the Series J Preferred Shares could be reduced or withdrawn while an investor holds Series J Preferred Shares. A reduction or withdrawal of the credit rating would likely have an adverse effect on the market value and liquidity of the Series J Preferred Shares. In addition, a credit rating does not eliminate or mitigate the risks of investing in the Series J Preferred Shares. A rating also does not address the liquidity or any other market risks of the securities being rated. If a rating agency downgrades the rating assigned to our Series J Preferred Shares, we may alter our portfolio or redeem the Series J Preferred Shares under certain circumstances.

CERTAIN EMPLOYEE BENEFIT PLAN AND IRA CONSIDERATIONS

The following is a summary of certain considerations associated with the tender and exchange of Auction Rate Preferred Shares and acquisition of the Series J Preferred Shares pursuant to the Exchange Offer by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Benefit Plan”).

ERISA and the Code impose certain duties on persons who are fiduciaries of a Benefit Plan and prohibit certain transactions involving the assets of a Benefit Plan and its fiduciaries or certain other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Benefit Plan or the management or disposition of the assets of such a Benefit Plan, or who renders investment advice for a fee or other compensation to such a Benefit Plan, is generally considered to be a fiduciary of the Benefit Plan. Neither we, our Board, our Investment Adviser, the Information Agent, nor any affiliate or representative of any of the foregoing (“Transaction Parties”) has provided or will provide any investment advice within the meaning of 3(21) of ERISA to a Benefit Plan, or to any fiduciary or other person investing the assets of the Benefit Plan in connection with the Exchange Offer, including the acquisition and holding of Series J Preferred Shares pursuant thereto.

Moreover, governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA) (each such governmental, church and foreign plan referred to as a “Non-ERISA Plan,” and together with Benefit Plans, referred to herein as “Plans”), are not subject to the fiduciary responsibility or prohibited transaction (discussed below) provisions of Title I of ERISA or Section 4975 of the Code, but may be subject to state, federal or other laws or regulations substantively similar to such portions of ERISA or Section 4975 of the Code (“Similar Law”).

In considering whether to tender Auction Rate Preferred Shares pursuant to the Exchange Offer (including the resulting investment in the Series J Preferred Shares) of a portion of the assets of any Plan, a fiduciary or other person considering the investment should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, Section 4975 of the Code and Similar Law including, without limitation, to the extent applicable, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA and the Code. The decision to tender Auction Rate Preferred Shares pursuant to the Exchange Offer (including the acquisition of Series J Preferred Shares pursuant thereto) by a fiduciary for a Plan should be considered in light of, but not limited to, such requirements.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Benefit Plan and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Benefit Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and such parties and fiduciaries causing a Benefit Plan to engage in such transactions may be subject to other penalties and liabilities under ERISA and/or the Code (or with respect to certain Benefit Plans, such as IRAs, a prohibited transaction may cause the Benefit Plan to lose its tax-exempt status). In this regard, the U.S. Department of Labor has issued certain prohibited transaction class exemptions (“PTCEs”) that potentially may apply to otherwise prohibited transactions that may arise in connection with a tender pursuant to the Exchange Offer and the resulting investment in the Series J Preferred Shares by a Benefit Plan. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, PTCE 84-24 respecting purchases of shares in investment companies and PTCE 75-1 respecting sales of securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Benefit Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan involved in the transaction) solely by reason of providing services to the Benefit Plan or by relationship to a service provider, provided that the Benefit Plan neither receives nor pays more than adequate consideration. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Benefit Plans considering tendering Auction Rate Preferred Shares and acquiring Series J Preferred Shares pursuant to the Exchange Offer in reliance on these exemptions or any other exemption should carefully review an exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied, or that any exemption will be applicable to all otherwise prohibited transactions which may occur as a result of a Benefit Plan’s tender of Auction Rate Preferred Shares pursuant to the Exchange Offer.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or other violations of ERISA or Similar Law, it is particularly important that fiduciaries, or other persons considering tendering Auction Rate Preferred Shares and investing in the Series J Preferred Shares pursuant to the Exchange Offer on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and Similar Law to such investment and whether an exemption would be applicable to the purchase and holding of the Series J Preferred Shares and whether the purchase and holding of Series J Preferred Shares otherwise will be in compliance with the applicable provisions of ERISA, Section 4975 of the Code and Similar Law.

By its tender and exchange of Auction Rate Preferred Shares (including interests therein) and consequent investment in Series J Preferred Shares, each acquiror shareholder will be deemed to represent and warrant that either (i) it is not holding the Auction Rate Preferred Shares and will not hold the Series J Preferred Shares acquired pursuant to the Exchange Offer, or any interest therein, with the assets of a Plan or (ii) neither its exchange of the Auction Rate Preferred Shares nor the acquisition and holding (nor disposition) of Series J Preferred Shares or any interest therein by it will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Further, if the tendering shareholder is a Benefit Plan, such shareholder will be deemed to have represented and warranted that (1) none of the Transaction Parties has acted as the Benefit Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the exchange of Auction Rate Preferred Shares and the investment in Series J Preferred Shares, and none of the Transaction Parties shall at any time be relied upon as the Benefit Plan’s fiduciary with respect to any decision to tender Auction Rate Preferred Shares, or to acquire, continue to hold or transfer the Series J Preferred Shares.

The sale of Series J Preferred Shares to a Plan is in no respect a recommendation by any Transaction Party with respect to whether any Plan should tender Auction Rate Preferred Shares or acquire Series J Preferred Shares pursuant to the Exchange Offer or that that such a transaction and subsequent investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Each holder of Auction Rate Preferred Shares has exclusive responsibility for ensuring that its tender of Auction Rate Preferred Shares and the consequent acquisition and holding (and subsequent disposition) of the Series J Preferred Shares does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

SELECTED HISTORICAL FINANCIAL DATA

The Fund’s audited financial statements for the fiscal year ended December 31, 2020 are incorporated by reference to the Fund’s annual report to shareholders for the fiscal year ended December 31, 2020 on Form N-CSRS, filed with the SEC on March 8, 2021.

The Fund’s audited financial statements for the fiscal year ended December 31, 2019 are incorporated by reference to the Fund’s annual report to shareholders for the fiscal year ended December 31, 2019 on Form N-CSR, filed with the SEC on March 6, 2020.

THE EXCHANGE OFFER

No Recommendation

THE EXCHANGE OF AUCTION RATE PREFERRED SHARES FOR SERIES J PREFERRED SHARES IN THE EXCHANGE OFFER MAY NOT BE SUITABLE FOR YOU. NEITHER WE, OUR BOARD, OUR INVESTMENT ADVISER, THE INFORMATION AGENT, THE DEPOSITARY, NOR ANY AFFILIATE OF ANY OF THE FOREGOING NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR AUCTION RATE PREFERRED SHARES IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE EXCHANGE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE VALUE OF THE AUCTION RATE PREFERRED SHARES, THE VALUE OF THE SERIES J PREFERRED SHARES, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISK FACTORS AND SPECIAL CONSIDERATIONS” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Purpose and Effects of the Exchange Offer

Since February 2008, the periodic auctions for auction-rate securities like the Auction Rate Preferred Shares have generally not attracted sufficient clearing bids for there to be a successful auction. As a result, for the Auction Rate Preferred Shares, the dividend rate for each series of the Auction Rate Preferred Shares has been the maximum rate. The Fund believes that the Exchange Offer will enable the Fund to reduce its dividend obligations, including the outstanding amount of accrued and unpaid dividends, and simplify its capital structure and will also afford investors desiring to exit their position in the Auction Rate Preferred Shares an opportunity to do so.

Following the consummation of the Exchange Offer, we will no longer have any payment obligations with respect to Auction Rate Preferred Shares that are exchanged, including with respect to accrued and unpaid dividends. For holders that tender Auction Rate Preferred Shares that are accepted for exchange, all accrued and unpaid dividends on such Auction Rate Preferred Shares will be paid as part of the Cash Consideration.

The Fund has entered into an agreement with Bank of America, pursuant to which Bank of America has agreed to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Exchange Offer. See “Agreements Involving the Fund and its Securities— Share Exchange Agreement” of this Offer to Exchange for additional information. With Bank of America’s intent to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Exchange Offer, and taking into account that Bank of America owns approximately 94.0% of the Auction Rate Preferred Shares, the Fund believes that the Exchange Offer will provide a benefit to shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Exchange Offer and other factors.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this Offer to Exchange and the Letter of Transmittal, we are offering to exchange newly issued Series J Preferred Shares resulting from the Exchange Consideration, and cash in lieu of fractional shares, for up to 100% of the Auction Rate Preferred Shares validly tendered and not withdrawn prior to the Expiration Date. The Exchange Offer will commence on March 17, 2021, and terminate on the Expiration Date, or such later date to which the Fund may extend the Exchange Offer.

Number of Shares. As of March 16, 2021, we had issued and outstanding 2,647 Series B Preferred Shares, 3,244 Series C Preferred Shares and 480 Series E Preferred Shares. As of March 16, 2021, the Trustees and executive officers of the Fund owned 8 Auction Rate Preferred Shares. Our Trustees and executive officers and their respective affiliates are entitled to participate in the Exchange Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so.

The actual number of Series J Preferred Shares outstanding immediately following completion of the Exchange Offer will depend on the number of Auction Rate Preferred Shares tendered and exchanged in the Exchange Offer.

Exchange Consideration. In exchange for each Auction Rate Preferred Share properly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date and accepted by us, participating holders of Auction Rate Preferred Shares will receive the following Exchange Consideration:

Auction Rate Preferred Shares	CUSIP No.	Number of Outstanding Shares(1)	Exchange Consideration
Series B Auction Market Preferred Shares	36242H302	2,647	0.96 of each newly issued Series J Preferred Share for each whole Series B Preferred Share
Series C Auction Market Preferred Shares	36242H401	3,244	0.96 of each newly issued Series J Preferred Share for each whole Series C Preferred Share
Series E Auction Rate Preferred Shares	36242H609	480	0.96 of each newly issued Series J Preferred Share for each whole Series E Preferred Share
(1)	The number of Auction Rate Preferred Shares outstanding is calculated as of March 16, 2021.

No fractional shares of Series J Preferred Shares will be issued. The Auction Rate Preferred Shares may only be exchanged for whole shares of Series J Preferred Shares. In lieu of issuing fractional shares, holders of Auction Rate Preferred Shares following the consummation of the Exchange Offer shall receive the Cash Consideration.

Limited Offering

We are making the Exchange Offer only to existing holders of Auction Rate Preferred Shares in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) of the Securities Act. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders from holders of Auction Rate Preferred Shares. Our officers, Trustees and employees may solicit tenders from holders of Auction Rate Preferred Shares and will answer inquiries concerning the Exchange Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Expiration Date

The term “Expiration Date” means 5:00 p.m., New York City time, on April 14, 2021, unless we extend the period of time for which the Exchange Offer is open, in which case the term “Expiration Date” means the latest time and date on which the Exchange Offer, as so extended, expires.

DTC and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

If the Exchange Offer expires or terminates without any Auction Rate Preferred Shares being accepted by us following the expiration or termination of the Exchange Offer, you will continue to hold your Auction Rate Preferred Shares.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, in our sole discretion. We will extend the expiration date of the Exchange Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Auction Rate Preferred Shares previously tendered and not properly withdrawn will remain subject to the Exchange Offer and subject to your right to withdraw your Auction Rate Preferred Shares in accordance with the terms of the Exchange Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to (i) amend or make changes to the terms of the Exchange Offer, including the conditions to the Exchange Offer and (ii) delay our acceptance or our acquisition of any Auction Rate Preferred Shares pursuant to the Exchange Offer or terminate the Exchange Offer and not accept or acquire any Auction Rate Preferred Shares not previously accepted or acquired, upon the determination that any of the conditions of the Exchange Offer exist and have not been waived, as determined by us.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. If we amend the Exchange Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Exchange Offer as required by law if the Exchange Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, we will extend the Exchange Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Auction Rate Preferred Shares being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Auction Rate Preferred Shares, such modification will be applicable to all holders of Auction Rate Preferred Shares whose Auction Rate Preferred Shares are accepted pursuant to the Exchange Offer and if, at the time notice of any such modification is first published, sent or given to holders of Auction Rate Preferred Shares, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such ten business day period. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., Eastern time.

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer. If the Exchange Offer is terminated, no Auction Rate Preferred Shares tendered in the Exchange Offer will be accepted for exchange and any Auction Rate Preferred Shares that have been tendered for exchange will be returned to the holder promptly after the termination at our expense.

Tender of Auction Rate Preferred Shares; Acceptance of Auction Rate Preferred Shares

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, all Auction Rate Preferred Shares validly tendered and not properly withdrawn. The settlement date is expected to be as soon as practicable after the expiration date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any Auction Rate Preferred Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or acquisition of, or exchange for, the Auction Rate Preferred Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the Auction Rate Preferred Shares deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Exchange Offer.

For purposes of the Exchange Offer, we will be deemed to have accepted (and thereby acquired) Auction Rate Preferred Shares validly tendered, and not properly withdrawn, if and when we notify the Depositary of our acceptance of the tenders from the holders of Auction Rate Preferred Shares pursuant to the Exchange Offer.

Upon the terms and subject to the conditions of the Exchange Offer, we will deliver Series J Preferred Shares in exchange for Auction Rate Preferred Shares to the Depositary, which will act as agent for tendering holders for the purpose of receiving the Series J Preferred Shares from us and transmitting such Series J Preferred Shares through a book-entry transfer or otherwise to such tendering holders whose Auction Rate Preferred Shares have been accepted. Series J Preferred Shares delivered to tendering holders of Auction Rate Preferred Shares that hold through securities accounts with direct or indirect participants in DTC will be registered in the name of DTC’s nominee and security entitlements will be allocated by DTC and DTC participants to those holders’ securities accounts.

We will pay cash in lieu of any fractional shares by depositing the aggregate Cash Consideration with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

Under no circumstances will we pay interest on the Exchange Consideration, regardless of any delay in making such delivery or extension of the expiration date.

If, prior to the expiration date, we increase the Exchange Consideration to be paid for each Auction Rate Preferred Share tendered pursuant to this Exchange Offer, we will pay or deliver such increased Exchange Consideration for all such Auction Rate Preferred Shares acquired pursuant to the Exchange Offer, whether or not such Auction Rate Preferred Shares were tendered prior to such increase in Exchange Consideration.

In all cases, delivery to a tendering holder of the Exchange Consideration for Auction Rate Preferred Shares accepted pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of the confirmation of a book-entry transfer of the Auction Rate Preferred Shares into the designated account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “—Procedure for Tendering.”

If we do not accept any tendered Auction Rate Preferred Shares pursuant to the terms of the Exchange Offer for any reason, those Auction Rate Preferred Shares will be credited back to the appropriate account promptly following expiration or termination of the Exchange Offer.

All Auction Rate Preferred Shares that are validly tendered and accepted by us in the Exchange Offer will, upon our instruction, be surrendered by the Depositary to us for cancellation.

Procedure for Tendering

Valid Tender of Auction Rate Preferred Shares. For shareholders to validly tender shares under the Exchange Offer:

●

the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Exchange, share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal, before the Expiration Date, or

●	the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for you to act to instruct them to accept the Exchange Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable dead-line.

We recommend that shareholders who hold Auction Rate Preferred Shares through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

Signature Guarantees. No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the Auction Rate Preferred Share (which term, for purposes of this Offer to Exchange, shall include any participant in DTC, referred to as the “Book-Entry Transfer Facility,” whose name appears on a security position listing as the owner of the Auction Rate Preferred Shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” on the Letter of Transmittal; or (b) if Auction Rate Preferred Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Medallion Program approved by the Securities Transfer Association, Inc. or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing a proper Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Consideration for Auction Rate Preferred Shares tendered and accepted for exchange under the Exchange Offer will be distributed only after timely receipt by the Depositary of (a) certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility as described above, (b) a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and (c) any other documents required by the applicable Letter of Transmittal.

Method of Delivery. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF YOU CHOOSE TO DELIVER REQUIRED DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED.

Book-Entry Delivery. The Depositary will establish an account for the Auction Rate Preferred Shares at DTC for purposes of the Exchange Offer within two (2)’ business days after the date of this Offer to Exchange. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Auction Rate Preferred Shares by causing DTC to transfer such Auction Rate Preferred Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Auction Rate Preferred Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Exchange prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTATION) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Auction Rate Preferred Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

U.S. Federal Backup Withholding Tax. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Exchange Offer, a U.S. holder surrendering shares in the Exchange Offer must, unless an exemption applies, provide the Depositary with such U.S. holder’s correct TIN (as defined in Section 13) on an U.S. Internal Revenue Service Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a U.S. holder does not provide such U.S. holder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such U.S. holder and payment of cash to such U.S. holder pursuant to the Exchange Offer may be subject to backup withholding of 24%. All U.S. holders surrendering shares pursuant to the Exchange Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Fund and the

Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. holders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate IRS Form W-8 (instead of an IRS Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

Backup withholding is not an additional tax. The amount of any backup withholding tax required to be withheld from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A shareholder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

U.S. Federal Withholding Tax on Payments to Non-U.S. Holders. A non-U.S. holder may be subject to a 30% U.S. federal withholding tax on all or a portion of the cash payments received pursuant to the Exchange Offer. As described in “Taxation,” gain recognized pursuant to the Exchange Offer may qualify for as capital gain or may constitute a taxable dividend, depending on a particular shareholder’s facts and circumstances. The Depositary may treat payments made to non-U.S. holders pursuant to the Exchange Offer as taxable dividends. Accordingly, in compliance with U.S. federal income tax laws, the Depositary may withhold 30% of gross proceeds payable to a non-U.S. holder unless the non-U.S. holder provides the Depositary with (a) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (b) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. A non-U.S. holder may be eligible to obtain a refund of all or a portion of any tax withheld if the non-U.S. holder meets the tests that would characterize the gain as capital gain (as opposed to a dividend) with respect to which the non-U.S. holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery. If a shareholder desires to tender Auction Rate Preferred Shares into the Exchange Offer and the shareholder’s share certificates are not immediately available or the shareholder cannot deliver the share certificates to the Depositary before the Expiration Date, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder may nevertheless tender the Auction Rate Preferred Shares, provided that the shareholder satisfies all of the following conditions:

●	the shareholder makes the tender by or through an Eligible Institution;

●

the Depositary receives by mail or overnight courier, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

●

the Depositary receives the Auction Rate Preferred Shares certificates, in proper form for transfer, or confirmation of book-entry transfer of the Auction Rate Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with a properly completed and duly executed Letter of Transmittal, and including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, within two (2) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, registered mail, or email transmission (at canoticeofguarantee@computershare.com) before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

If you hold shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

Return of Unpurchased Shares. If any tendered Auction Rate Preferred Shares are not exchanged under the Exchange Offer or are properly withdrawn before the applicable Expiration Date, or if less than all Auction Rate Preferred Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Auction Rate Preferred Shares will be returned promptly after the expiration or termination of the Exchange Offer or the proper withdrawal of the Auction Rate Preferred Shares, as applicable, or, in the case of Auction Rate Preferred Shares tendered by book-entry transfer at the book-entry transfer facility, the Auction Rate Preferred Shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to give Notice of Defects. All questions as to the number of Auction Rate Preferred Shares to be accepted, the consideration to be received in respect of any Auction Rate Preferred Shares that we accept and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Auction Rate Preferred Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Auction Rate Preferred Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender; provided that we will not waive any condition of the Exchange Offer with respect to a tender unless we waive that condition for all tenders made in the Exchange Offer. Our interpretation of the terms of the Exchange Offer will be final and binding on all parties. No tender of Auction Rate Preferred Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of the Fund, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Company Acceptance Constitutes an Agreement. A tender of Auction Rate Preferred Shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering shareholder’s representation and warranty to the Fund that:

●

the shareholder has a net long position in the Auction Rate Preferred Shares or equivalent securities at least equal to the Auction Rate Preferred Shares tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

●	the tender of Auction Rate Preferred Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Auction Rate Preferred Shares for that person’s own account unless, at the time of tender and at the end of the Exchange Offer (including any extensions thereof), the person so tendering:

●

has a net long position equal to or greater than the amount tendered in the Auction Rate Preferred Shares, or has securities immediately convertible into, or exchangeable or exercisable for, the Auction Rate Preferred Shares, and

●	will deliver or cause to be delivered the Auction Rate Preferred Shares in accordance with the terms of the Exchange Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for exchange of Auction Rate Preferred Shares tendered under the Exchange Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Exchange Offer.

Lost or Destroyed Certificates. Shareholders whose share certificate for part or all of their Auction Rate Preferred Shares has been lost, stolen, misplaced or destroyed may contact the Depositary, at (877) 248-6417, for instructions as to obtaining a replacement share certificate. That share certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Auction Rate Preferred Shares that are tendered and accepted for exchange. The shareholder may have to post a bond to secure against the risk that the share certificate may subsequently emerge. We recommend that shareholders whose share certificate has been lost, stolen, misplaced or destroyed contact the Depositary immediately in order to permit timely processing of this documentation.

SHAREHOLDERS MUST DELIVER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, INCLUDING ANY SIGNATURE GUARANTEES, OR AN AGENT’S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND NOT TO THE FUND. THE FUND WILL NOT FORWARD ANY SUCH DOCUMENTS TO THE DEPOSITARY, AND DELIVERY TO THE FUND WILL NOT CONSTITUTE A PROPER TENDER OF SHARES.

Fees. If you own your Auction Rate Preferred Shares through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Auction Rate Preferred Shares on your behalf, such institution may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply.

Binding Agreement. Our acceptance of Auction Rate Preferred Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Exchange Offer.

Effects of Tenders

By tendering your Auction Rate Preferred Shares as set forth above, you irrevocably appoint the Depositary and the Fund and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Auction Rate Preferred Shares tendered and accepted by us, including to (i) transfer the tendered Auction Rate Preferred Shares to, or to the order of, the Fund and (ii) surrender the tendered Auction Rate Preferred Shares and instruct the Depositary to deliver the underlying Auction Rate Preferred Shares to, or to the order of, the Fund. Such appointment will be automatically revoked if we do not accept all of the Auction Rate Preferred Shares that you have tendered. All such powers and proxies shall be considered coupled with an interest in the tendered Auction Rate Preferred Shares and therefore shall not be revocable; provided that the Auction Rate Preferred Shares tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us, and unless theretofore accepted and not returned as provided for herein, may also be withdrawn after the expiration of 40 business days after the commencement of the Exchange Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Auction Rate Preferred Shares are properly withdrawn.

Withdrawal of Tenders

You may properly withdraw Auction Rate Preferred Shares that you tender at any time prior to the Expiration Date of the Exchange Offer, which is 5:00 p.m., New York City time, on April 14, 2021, unless we extend it. Any Auction Rate Preferred Shares not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Exchange Offer. In addition, after the expiration of the Exchange Offer, you may withdraw any Auction Rate Preferred Shares that you tendered that are not accepted by us within 40 business days after the commencement of the Exchange Offer.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Exchange. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Auction Rate Preferred Shares that the shareholder wishes to withdraw and the name of the registered holder of the Auction Rate Preferred Shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Auction Rate Preferred Shares have been tendered for the account of an Eligible Institution.

If a shareholder has tendered Auction Rate Preferred Shares under the procedure for book-entry transfer, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Auction Rate Preferred Shares and must otherwise comply with the book-entry transfer facility’s procedures.

If we extend the Exchange Offer, are delayed in our acceptance of the Auction Rate Preferred Shares or are unable to accept Auction Rate Preferred Shares pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Depositary may retain tendered Auction Rate Preferred Shares, and that Auction Rate Preferred Shares may not be withdrawn except as otherwise provided in this Offer to Exchange, subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any Auction Rate Preferred Shares withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no consideration will be given, unless the Auction Rate Preferred Shares so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn Auction Rate Preferred Shares may be re-tendered by following the procedures described above under “The Exchange Offer—Procedure for Tendering” at any time prior to the expiration date of the Exchange Offer.

None of us, our Investment Adviser, the Information Agent, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Auction Rate Preferred Shares properly withdrawn will be deemed to not have been validly tendered for purposes of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, the Fund will not be required to accept for payment, purchase or pay for any Auction Rate Preferred Shares tendered, and may also terminate or amend the Exchange Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Auction Rate Preferred Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by the Fund to have occurred) that, in the Fund’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Exchange Offer or with acceptance for payment for the Auction Rate Preferred Shares in the Exchange Offer:

●

holders of at least an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate Preferred Shares at or prior to the Expiration Date;

●

there shall have been any action threatened, instituted, pending or taken, including any settlement, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or the Fund or any of its subsidiaries, including any settlement, by any court or any government, authority, agency or tribunal, domestic, foreign or supranational, that, in the Fund’s reasonable judgment, seeks to or could, directly or indirectly:

○

make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making or consummation of the Exchange Offer, the acquisition of some or all of the Auction Rate Preferred Shares pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

○	make the acceptance for payment of, or payment for, some or all of the Auction Rate Preferred Shares illegal or otherwise restrict or prohibit completion of the Exchange Offer; or
○	delay or restrict the ability of the Fund, or render the Fund unable, to accept for payment or pay for some or all of the Auction Rate Preferred Shares to be purchased pursuant to the Exchange Offer;
○

materially and adversely affect our and or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Auction Rate Preferred Shares pursuant to the Exchange Offer;

●	there shall have occurred any of the following:
○	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;
○	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
○

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States;

○

any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, or the trading in the Auction Rate Preferred Share;

○	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or
●	we learn that:
○

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of any series of our outstanding Auction Rate Preferred Shares or Series J Preferred Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 16, 2021);

○

any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Exchange Offer, has occurred or is threatened;

○

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Exchange Offer to us; or

○

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Exchange Offer shall not have been obtained on terms satisfactory to us in our reasonable judgment.

The foregoing conditions are for the sole benefit of the Fund and may be waived by the Fund, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time until the Exchange Offer shall have expired or been terminated. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

Notwithstanding the foregoing conditions, the Fund reserves the right, in its sole discretion, but subject to applicable law, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer. If the Exchange Offer is terminated, no Auction Rate Preferred Shares tendered in the Exchange Offer will be accepted for exchange and any Auction Rate Preferred Shares that have been tendered for exchange will be returned to the holder promptly after the termination at our expense. See “—Extension, Termination and Amendment” above.

Source of Funds

We do not need any outside funds to effect the Exchange Offer. The Series J Preferred Shares exchanged in the Exchange Offer will be distributed from our authorized, unissued shares of preferred shares of beneficial interest, and cash in lieu of fractional shares will be paid for with cash on hand.

No Exchange Listing of Series J Preferred Shares

The Auction Rate Preferred Shares are not listed on any securities exchange. The Series J Preferred Shares will not be listed on any securities exchange.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Exchange, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Auction Rate Preferred Shares pursuant to the Exchange Offer. We intend to make all required filings under the Exchange Act.

Information Agent and Depositary

Morrow Sodali LLC is acting as Information Agent and Computershare Trust Company, N.A. is acting as Depositary in connection with the Exchange Offer. The Information Agent may contact holders of Auction Rate Preferred Shares by mail, telephone, facsimile and/or other customary means and may request brokers and other securities intermediaries to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for its services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Depositary will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers and other securities intermediaries forward copies of this Offer to Exchange to the beneficial owners of Auction Rate Preferred Shares and will provide reimbursement for the cost of forwarding such material. We will not pay any fees or commissions to brokers, other securities intermediaries or other persons (other than as described above) for soliciting tenders from holders of Auction Rate Preferred Shares in connection with the Exchange Offer.

You should rely only on the information contained in this Offer to Exchange. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Investment Adviser, the Information nor the Depositary has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Offer to Exchange nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Fund or its subsidiaries since the respective dates as of which information is given in this Offer to Exchange. We are offering to acquire, and are seeking tenders from holders of the Auction Rate Preferred Shares only in jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Holders who tender their Auction Rate Preferred Shares through a broker or other securities intermediary may be charged a fee by their broker or other securities intermediary for doing so. Such holders should consult their broker or other securities intermediary to determine whether any charges will apply.

Exchange Offer Fees and Expenses

We will pay brokers and other securities intermediaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer and related documents to the beneficial owners of Auction Rate Preferred Shares and in handling or forwarding of Auction Rate Preferred Shares by their customers.

In connection with the Exchange Offer, our officers, directors and employees may solicit tenders from the holders of Auction Rate Preferred Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. They will not be separately compensated for these services.

No brokerage commissions will be payable by tendering holders of Auction Rate Preferred Shares to us or the Depositary. Holders who tender their Auction Rate Preferred Shares through a broker or other securities intermediary should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Exchange Offer and to report the final results of the Exchange Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Additional Information.”

INVESTMENT OBJECTIVE AND POLICIES

Investment Objective and Policies

The Fund’s investment objective is to seek a high level of total return with an emphasis on dividends and income. The Fund attempts to achieve its objective by investing, under normal market conditions, at least 80% of its net assets in dividend paying securities (such as common and preferred stock) or other income producing securities (such as fixed-income securities and securities that are convertible into common stock). In addition, under normal market conditions, at least 50% of the Fund’s total assets will consist of dividend paying equity securities. In making equity selections, Gabelli Funds, LLC, which serves as Investment Adviser to the Fund, looks for securities that have a superior yield and capital gains potential.

The Fund may invest in the securities of companies of any market capitalization. The Fund may invest up to 25% of its total assets in securities of issuers in a single industry and may invest up to 35% of its total assets in securities of non-U.S. issuers (including securities of companies in emerging markets), which are generally denominated in foreign currencies. The Fund may also invest up to 10% of its total assets in below investment-grade securities, also known as high-yield securities. These securities, which may be preferred stock or debt, are predominantly speculative and involve major risk exposure to adverse conditions. Securities that are rated lower than “BBB” by S&P or lower than “Baa” by Moody’s (or unrated debt securities of comparable quality) are referred to in the financial press as “junk bonds” or “high-yield” securities. The average duration of the Fund’s investments in debt securities is expected to vary and the Fund does not target any particular average duration.

The Fund’s policy to invest at least 80% of its net assets in dividend paying securities or other income producing securities may be changed by the Board; however, if this policy changes, the Fund will provide shareholders at least 60 days’ written notice before implementation of the change in compliance with SEC rules.

No assurances can be given that the Fund’s objective will be achieved. Neither the Fund’s investment objective nor, except as expressly stated herein or as identified in the Fund’s filings, any of its policies are fundamental, and each may be modified by the Board without shareholder approval. The percentage and ratings limitations stated herein apply only at the time of investment and are not considered violated as a result of subsequent changes to the value, or downgrades to the ratings, of the Fund’s portfolio investments.

Gabelli Funds, LLC, a New York limited liability company, with offices at One Corporate Center, Rye, New York 10580-1422, serves as investment adviser to the Fund.

Investment Methodology of the Fund

In selecting securities for the Fund, the Investment Adviser normally considers the following factors, among others:

●

the Investment Adviser’s own evaluations of the private market value (as defined below), cash flow, earnings per share and other fundamental aspects of the underlying assets and business of the company;

●	the interest or dividend income generated by the securities;

●	the potential for capital appreciation of the securities;

●	the prices of the securities relative to other comparable securities;

●	whether the securities are entitled to the benefits of call protection or other protective covenants; and

●	the existence of any anti-dilution protections or guarantees of the security; and

●	the diversification of the portfolio of the Fund as to issuers.

The Investment Adviser’s investment philosophy with respect to equity and debt securities is to identify assets that are selling in the public market at a discount to their private market value. The Investment Adviser defines private market value as the value informed purchasers are willing to pay to acquire assets with similar characteristics. In making equity selections, the Investment Adviser looks for securities that have a superior yield and capital gains potential. The Investment Adviser also normally evaluates an issuer’s free cash flow and long term earnings trends. Finally, the Investment Adviser looks for a catalyst, something indigenous to the company, its industry or country, that will surface additional value.

Certain Investment Practices

Equity Securities. The Fund invests in equity securities (such as common stock and preferred stock).

Common stocks represent the residual ownership interest in the issuer and holders of common stock are entitled to the income and increase in the value of the assets and business of the issuer after all of its debt obligations and obligations to preferred shareholders are satisfied. Common stocks generally have voting rights. Common stocks fluctuate in price in response to many factors including historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity.

Equity securities also include preferred stock (whether or not convertible into common stock) and debt securities convertible into or exchangeable for common or preferred stock. Preferred stock has a preference over common stock in liquidation (and generally dividends as well) but is subordinated to the liabilities of the issuer in all respects. As a general rule the market value of preferred stock with a fixed dividend rate and no conversion element varies inversely with interest rates and perceived credit risk, while the market price of convertible preferred stock generally also reflects some element of conversion value. Because preferred stock is junior to debt securities and other obligations of the issuer, deterioration in the credit quality of the issuer will cause greater changes in the value of a preferred stock than in a more senior debt security with similarly stated yield characteristics. The market value of preferred stock will also generally reflect whether (and if so when) the issuer may force holders to sell their preferred stock back to the issuer and whether (and if so when) the holders may force the issuer to buy back their preferred stock. Generally speaking, the right of the issuer to repurchase the preferred stock tends to reduce any premium at which the preferred stock might otherwise trade due to interest rate or credit factors, while the right of the holders to require the issuer to repurchase the preferred stock tends to reduce any discount at which the preferred stock might otherwise trade due to interest rate or credit factors. In addition, some preferred stocks are non-cumulative, meaning that the dividends do not accumulate and need not ever be paid. A portion of the portfolio may include investments in non-cumulative preferred stocks, whereby the issuer does not have an obligation to make up any arrearages to its shareholders. There is no assurance that dividends or distributions on non-cumulative preferred stocks in which the Fund invests will be declared or otherwise made payable.

Securities that are convertible into or exchangeable for preferred or common stock are liabilities of the issuer but are generally subordinated to more senior elements of the issuer’s balance sheet. Although such securities also generally reflect an element of conversion value, their market value also varies with interest rates and perceived credit risk. Many convertible securities are not investment grade, that is, not rated “BBB” or better by S&P or “Baa” or better by Moody’s or considered by the Investment Adviser to be of similar quality.

Preferred stocks and convertible securities may have many of the same characteristics and risks as nonconvertible debt securities. See “Risk Factors and Special Considerations—General Risks—Non-Investment Grade Securities.”

The Investment Adviser believes that preferred stock and convertible securities of certain companies offer the opportunity for capital appreciation and periodic income. This is particularly true in the case of companies that have performed below expectations. If a company’s performance has been poor enough, its preferred stock and convertible securities may trade more like common stock than like fixed-income securities, which may result in above average appreciation if the company’s performance improves. Even if the credit quality of such a company is not in question, the market price of its convertible securities may reflect little or no element of conversion value if the price of its common stock has fallen substantially below the conversion price. This can result in capital appreciation if the price of the company’s common stock recovers.

Income Securities. Income securities include (i) fixed income securities such as bonds, debentures, notes, preferred stock, short term discounted Treasury Bills or certain securities of the U.S. government sponsored instrumentalities, as well as money market open-end funds that invest in those securities, which, in the absence of an applicable exemptive order, will not be affiliated with the Investment Adviser, and (ii) common stocks of issuers that have historically paid periodic dividends. Fixed income securities obligate the issuer to pay to the holder of the security a specified return, which may be either fixed or reset periodically in accordance with the terms of the security. Fixed income securities generally are senior to an issuer’s common stock and their holders generally are entitled to receive amounts due before any distributions are made to common shareholders. Common stocks, on the other hand, generally do not obligate an issuer to make periodic distributions to holders.

The market value of fixed income securities, especially those that provide a fixed rate of return, may be expected to rise and fall inversely with interest rates and in general is affected by the credit rating of the issuer, the issuer’s performance and perceptions of the issuer in the market place. The market value of callable or redeemable fixed income securities may also be affected by the issuer’s call and redemption rights. In addition, it is possible that the issuer of fixed income securities may not be able to meet its interest or principal obligations to holders. Further, holders of non-convertible fixed income securities do not participate in any capital appreciation of the issuer.

The Fund may also invest in obligations of government sponsored instrumentalities. Unlike non-U.S. government securities, obligations of certain agencies and instrumentalities of the U.S. government, such as the Government National Mortgage Association, are supported by the “full faith and credit” of the U.S. government; others, such as those of the Export-Import Bank of the U.S., are supported by the right of the issuer to borrow from the U.S. Treasury; others, such as those of the Federal National Mortgage Association, are supported by the discretionary authority of the U.S. government to purchase the agency’s obligations; and still others, such as those of the Student Loan Marketing Association, are supported only by the credit of the instrumentality. No assurance can be given that the U.S. government would provide financial support to U.S. government sponsored instrumentalities if it is not obligated to do so by law.

The Fund also may invest in common stock of issuers that have historically paid periodic dividends or otherwise made distributions to common shareholders. Unlike fixed income securities, dividend payments generally are not guaranteed and so may be discontinued by the issuer at its discretion or because of the issuer’s inability to satisfy its liabilities. Further, an issuer’s history of paying dividends does not guarantee that it will continue to pay dividends in the future. In addition to dividends, under certain circumstances the holders of common stock may benefit from the capital appreciation of the issuer.

Common stocks represent the residual ownership interest in the issuer and holders of common stock are entitled to the income and increase in the value of the assets and business of the issuer after all of its debt obligations and obligations to preferred shareholders are satisfied. Common stocks generally have voting rights. Common stocks fluctuate in price in response to many factors including historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity.

Non-Investment Grade Securities. The Fund may invest in below investment-grade securities, also known as high-yield securities. These securities, which may be preferred stock or debt, are predominantly speculative and involve major risk exposure to adverse conditions. Securities that are rated lower than “BBB” by S&P or lower than “Baa” by Moody’s (or unrated debt securities of comparable quality) are referred to in the financial press as “junk bonds” or “high-yield” securities.

Generally, such non-investment grade securities and unrated securities of comparable quality offer a higher current yield than is offered by higher rated securities, but also (i) will likely have some quality and protective characteristics that, in the judgment of the rating organizations, are outweighed by large uncertainties or major risk exposures to adverse conditions, and (ii) are predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal in accordance with the terms of the obligation. The market values of certain of these securities also tend to be more sensitive to individual corporate developments and changes in economic conditions than higher quality bonds. In addition, such comparable unrated securities generally present a higher degree of credit risk. The risk of loss due to default by these issuers is significantly greater because such non-investment grade securities and unrated securities of comparable quality generally are unsecured and frequently are subordinated to the prior payment of senior indebtedness. In light of these risks, the Investment Adviser, in evaluating the creditworthiness of an issue, whether rated or unrated, will take various factors into consideration, which may include, as applicable, the issuer’s operating history, financial resources and its sensitivity to economic conditions and trends, the market support for the facility financed by the issue, the perceived ability and integrity of the issuer’s management and regulatory matters.

In addition, the market value of non-investment grade securities is more volatile than that of higher quality securities, and the markets in which such lower rated or unrated securities are traded are more limited than those in which higher rated securities are traded. The existence of limited markets may make it more difficult for the Fund to obtain accurate market quotations for purposes of valuing its portfolio and calculating its net asset value. Moreover, the lack of a liquid trading market may restrict the availability of securities for the Fund to purchase and may also have the effect of limiting the ability of the Fund to sell securities at their fair value in order to respond to changes in the economy or the financial markets.

Non-investment grade securities and unrated securities of comparable quality also present risks based on payment expectations. If an issuer calls the obligation for redemption (often a feature of fixed-income securities), the Fund may have to replace the security with a lower yielding security, resulting in a decreased return for investors. Also, as the principal value of nonconvertible bonds and preferred stocks moves inversely with movements in interest rates, in the event of rising interest rates the value of the securities held by the Fund may decline proportionately more than a portfolio consisting of higher rated securities. Investments in zero coupon bonds may be more speculative and subject to greater fluctuations in value due to changes in interest rates than bonds that pay interest currently. Interest rates are at historical lows and, therefore, it is likely that they will rise in the future.

As part of its investments in non-investment grade securities, the Fund may invest in securities of issuers in default. The Fund will make an investment in securities of issuers in default only when the Investment Adviser believes that such issuers will honor their obligations or emerge from bankruptcy protection and the value of these securities will appreciate. By investing in securities of issuers in default, the Fund bears the risk that these issuers will not continue to honor their obligations or emerge from bankruptcy protection or that the value of the securities will not otherwise appreciate.

In addition to using recognized rating agencies and other sources, the Investment Adviser also performs its own analysis of issues in seeking investments that it believes to be underrated (and thus higher yielding) in light of the financial condition of the issuer. Its analysis of issuers may include, among other things, current and anticipated cash flow and borrowing requirements, value of assets in relation to historical cost, strength of management, responsiveness to business conditions, credit standing and current anticipated results of operations. In selecting investments for the Fund, the Investment Adviser may also consider general business conditions, anticipated changes in interest rates and the outlook for specific industries.

Subsequent to its purchase by the Fund, an issue of securities may cease to be rated or its rating may be reduced. In addition, it is possible that statistical rating agencies might change their ratings of a particular issue to reflect subsequent events on a timely basis. Moreover, such ratings do not assess the risk of a decline in market value. None of these events will require the sale of the securities by the Fund, although the Investment Adviser will consider these events in determining whether the Fund should continue to hold the securities.

Fixed income securities, including non-investment grade securities and comparable unrated securities, frequently have call or buy-back features that permit their issuers to call or repurchase the securities from their holders, such as the Fund. If an issuer exercises these rights during periods of declining interest rates, the Fund may have to replace the security with a lower yielding security, thus resulting in a decreased return for the Fund.

The market for non-investment grade and comparable unrated securities has experienced periods of significantly adverse price and liquidity several times, particularly at or around times of economic recession. Past market recessions have adversely affected the value of such securities and the ability of certain issuers of such securities to repay principal and pay interest thereon or to refinance such securities. The market for those securities may react in a similar fashion in the future.

Securities Subject to Reorganization. The Fund may invest without limit in securities of companies for which a tender or exchange offer has been made or announced and in securities of companies for which a merger, consolidation, liquidation or reorganization proposal has been announced if, in the judgment of the Investment Adviser, there is a reasonable prospect of high total return significantly greater than the brokerage and other transaction expenses involved.

In general, securities which are the subject of such an offer or proposal sell at a premium to their historic market price immediately prior to the announcement of the offer or may also trade at a discount to what the stated or appraised value of the security would be if the contemplated transaction were approved or consummated. Such investments may be advantageous when the discount significantly overstates the risk of the contingencies involved; significantly undervalues the securities, assets or cash to be received by shareholders of the prospective portfolio company as a result of the contemplated transaction; or fails adequately to recognize the possibility that the offer or proposal may be replaced or superseded by an offer or proposal of greater value. The evaluation of such contingencies requires unusually broad knowledge and experience on the part of the Investment Adviser which must appraise not only the value of the issuer and its component businesses and the assets or securities to be received as a result of the contemplated transaction but also the financial resources and business motivation of the offeror and the dynamics and business climate when the offer or proposal is in process. Since such investments are ordinarily short term in nature, they will tend to increase the turnover ratio of the Fund, thereby increasing its brokerage and other transaction expenses. The Investment Adviser intends to select investments of this type which, in its view, have a reasonable prospect of capital appreciation which is significant in relation to both risk involved and the potential of available alternative investments.

Temporary Defensive Investments. When a temporary defensive posture is believed by the Investment Adviser to be warranted (“temporary defensive periods”), the Fund may without limitation hold cash or invest all or a portion of its assets in money market instruments and repurchase agreements in respect of those instruments. The money market instruments in which the Fund may invest are obligations of the U.S. government, its agencies or instrumentalities; commercial paper rated “A-1” or higher by S&P or “Prime-1” by Moody’s; and certificates of deposit and bankers’ acceptances issued by domestic branches of U.S. banks that are members of the Federal Deposit Insurance Corporation. During temporary defensive periods, the Fund may also invest to the extent permitted by applicable law in shares of money market mutual funds. Money market mutual funds are investment companies and the investments in those companies by the Fund are in some cases subject to certain fundamental investment restrictions and applicable law. As a shareholder in a mutual fund, the Fund will bear its ratable share of its expenses, including management fees, and will remain subject to payment of the fees to the Investment Adviser, with respect to assets so invested. The Fund may find it more difficult to achieve its investment objective during temporary defensive periods.

Options. The Fund may purchase or sell, i.e., write, options on securities, securities indices and foreign currencies which are listed on a national securities exchange or in the over-the-counter market, as a means of achieving additional return or of hedging the value of the Fund’s portfolio. A call option is a contract that, in return for a premium, gives the holder of the option the right to buy from the writer of the call option the security or currency underlying the option at a specified exercise price at any time during the term of the option. The writer of the call option has the obligation, upon exercise of the option, to deliver the underlying security or currency upon payment of the exercise price during the option period. A put option is the reverse of a call option, giving the holder the right, in return for a premium, to sell the underlying security to the writer, at a specified price, and obligating the writer to purchase the underlying security from the holder at that price. The Fund may purchase call or put options as long as the aggregate initial margins and premiums, measured at the time of such investment, do not exceed 10% of the fair market value of the Fund’s total assets. There is no limit on the amount of options the Fund may write (sell).

If the Fund has written an option, it may terminate its obligation by effecting a closing purchase transaction. This is accomplished by purchasing an option of the same series as the option previously written. However, once the Fund has been assigned an exercise notice, the Fund will be unable to effect a closing purchase transaction. Similarly, if the Fund is the holder of an option it may liquidate its position by effecting a closing sale transaction. This is accomplished by selling an option of the same series as the option previously purchased. There can be no assurance that either a closing purchase or sale transaction can be effected when the Fund so desires.

The Fund realizes a profit from a closing transaction if the price of the transaction is less than the premium received from writing the option or is more than the premium paid to purchase the option; the Fund realizes a loss from a closing transaction if the price of the transaction is more than the premium received from writing the option or is less than the premium paid to purchase the option. Since call option prices generally reflect increases in the price of the underlying security, any loss resulting from the repurchase of a call option may also be wholly or partially offset by unrealized appreciation of the underlying security, and any gain resulting from the repurchase of a call option may also be wholly or partially offset by unrealized depreciation of the underlying security. Other principal factors affecting the market value of a put or a call option include supply and demand, interest rates, the current market price and price volatility of the underlying security and the time remaining until the expiration date. Gains and losses on investments in options depend, in part, on the ability of the Investment Adviser to predict correctly the effect of these factors. The use of options cannot serve as a complete hedge since the price movement of securities underlying the options will not necessarily follow the price movements of the portfolio securities subject to the hedge.

An option position may be closed out only on an exchange which provides a secondary market for an option of the same series or in a private transaction. Although the Fund generally purchases or writes only those options for which there appears to be an active secondary market, there is no assurance that a liquid secondary market on an exchange will exist for any particular option. In such event, it might not be possible to effect closing transactions in particular options, so that the Fund would have to exercise its options in order to realize any profit and would incur brokerage commissions upon the exercise of call options and upon the subsequent disposition of underlying securities for the exercise of put options.

Although the Investment Adviser will attempt to take appropriate measures to minimize the risks relating to the Fund’s writing of put and call options, there can be no assurance that the Fund will succeed in any option-writing program it undertakes.

Futures Contracts and Options on Futures. The Fund may purchase and sell financial futures contracts and options thereon which are traded on a commodities exchange or board of trade for certain hedging, yield enhancement and risk management purposes. A financial futures contract is an agreement to purchase or sell an agreed amount of securities or currencies at a set price for delivery in the future. These futures contracts and related options may be on debt securities, financial indices, securities indices, U.S. government securities and foreign currencies. The Investment Adviser has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and therefore is not subject to registration under the Commodity Exchange Act.

Forward Foreign Currency Exchange Contracts. Subject to guidelines of the Board, the Fund may enter into forward foreign currency exchange contracts to protect the value of its portfolio against uncertainty in the level of future currency exchange rates. The Fund may enter into such contracts on a spot, i.e., cash, basis at the rate then prevailing in the currency exchange market or on a forward basis, by entering into a forward contract to purchase or sell currency. A forward contract on foreign currency is an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days agreed upon by the parties from the date of the contract at a price set on the date of the contract. The Fund invests in forward currency contracts for hedging or currency risk management purposes and not in order to speculate on currency exchange rate movements. The Fund only enters into forward currency contracts with parties which it believes to be creditworthy.

When Issued, Delayed Delivery Securities and Forward Commitments. The Fund may enter into forward commitments for the purchase or sale of securities, including on a “when issued” or “delayed delivery” basis, in excess of customary settlement periods for the type of security involved. In some cases, a forward commitment may be conditioned upon the occurrence of a subsequent event, such as approval and consummation of a merger, corporate reorganization or debt restructuring, i.e., a when, as and if issued security. When such transactions are negotiated, the price is fixed at the time of the commitment, with payment and delivery taking place in the future, generally a month or more after the date of the commitment. While it will only enter into a forward commitment with the intention of actually acquiring the security, the Fund may sell the security before the settlement date if it is deemed advisable. Securities purchased under a forward commitment are subject to market fluctuation, and no interest (or dividends) accrues to the Fund prior to the settlement date.

Short Sales. The Fund may make short sales of securities. A short sale is a transaction in which the Fund sells a security it does not own in anticipation that the market price of that security will decline. The market value of the securities sold short of any one issuer will not exceed either 10% of the Fund’s total assets or 5% of such issuer’s voting securities. The Fund also will not make a short sale, if, after giving effect to such sale, the market value of all securities sold short exceeds 25% of the value of its assets. The Fund may also make short sales “against the box” without respect to such limitations. In this type of short sale, at the time of the sale, the Fund owns, or has the immediate and unconditional right to acquire at no additional cost, the identical security.

The Fund makes short sales both to obtain capital gain from anticipated declines in securities and as a form of hedging to offset potential declines in long positions in the same or similar securities. The short sale of a security is considered a speculative investment technique. Short sales “against the box” may be subject to special tax rules, one of the effects of which may be to accelerate income to the Fund.

When the Fund makes a short sale, it must borrow the security sold short and deliver it to the broker-dealer through which it made the short sale in order to satisfy its obligation to deliver the security upon conclusion of the sale. The Fund may have to pay a fee to borrow particular securities and is often obligated to pay over any payments received on such borrowed securities.

If the price of the security sold short increases between the time of the short sale and the time the Fund replaces the borrowed security, the Fund will incur a loss; conversely, if the price declines, the Fund will realize a capital gain. Any gain will be decreased, and any loss will be increased, by the transaction costs incurred by the Fund, including the costs associated with providing collateral to the broker-dealer (usually cash, U.S. government securities or other highly liquid debt securities) and the maintenance of collateral with its Custodian. Although the Fund’s gain is limited to the price at which it sold the security short, its potential loss is theoretically unlimited.

Repurchase Agreements. Repurchase agreements may be seen as loans by the Fund collateralized by underlying securities. Under the terms of a typical repurchase agreement, the Fund acquires an underlying security for a relatively short period (usually not more than one week) subject to an obligation of the seller to repurchase, and the Fund to resell, the security at an agreed price and time. This arrangement results in a fixed rate of return to the Fund that is not subject to market fluctuations during the holding period. The Fund bears a risk of loss in the event that the other party to a repurchase agreement defaults on its obligations and the Fund is delayed in or prevented from exercising its rights to dispose of the collateral securities, including the risk of a possible decline in the value of the underlying securities during the period in which it seeks to assert these rights. The Investment Adviser, acting under the supervision of the Board, reviews the creditworthiness of those banks and dealers with which the Fund enters into repurchase agreements to evaluate these risks and monitors on an ongoing basis the value of the securities subject to repurchase agreements to ensure that the value is maintained at the required level. The Fund does not enter into repurchase agreements with the Investment Adviser or any of its affiliates.

Restricted and Illiquid Securities. The Fund may invest in securities for which there is no readily available trading market or are otherwise illiquid. Illiquid securities include securities legally restricted as to resale, such as commercial paper issued pursuant to Section 4(a)(2) of the Securities Act of 1933 (“Securities Act”) and securities eligible for resale pursuant to Rule 144A thereunder. Section 4(a)(2) and Rule 144A securities may, however, be treated as liquid by the Investment Adviser pursuant to procedures adopted by the Board, which require consideration of factors such as trading activity, availability of market quotations and number of dealers willing to purchase the security. If the Fund invests in Rule 144A securities, the level of portfolio illiquidity may be increased to the extent that eligible buyers become uninterested in purchasing such securities.

It may be difficult to sell such securities at a price representing the fair value until such time as such securities may be sold publicly. Where registration is required, a considerable period may elapse between a decision to sell the securities and the time when it would be permitted to sell. Thus, the Fund may not be able to obtain as favorable a price as that prevailing at the time of the decision to sell. The Fund may also acquire securities through private placements under which it may agree to contractual restrictions on the resale of such securities. Such restrictions might prevent their sale at a time when such sale would otherwise be desirable.

Foreign Securities. The Fund invests in the equity securities of companies located outside the United States.

The Investment Adviser believes that investing in foreign securities offers both enhanced investment opportunities and additional risks beyond those present in U.S. securities. Investing in foreign securities may provide increased diversification by adding securities from various foreign countries (i) that offer different investment opportunities, (ii) that generally are affected by different economic trends and (iii) whose stock markets may not be correlated with U.S. markets. At the same time, these opportunities and trends involve risks that may not be encountered in U.S. investments.

The following considerations comprise both risks and opportunities not typically associated with investing in U.S. securities: fluctuations in exchange rates of foreign currencies; possible imposition of exchange control regulations or currency restrictions that would prevent cash from being brought back to the United States; less public information with respect to issuers of securities; less government supervision of stock exchanges, securities brokers and issuers of securities; lack of uniform accounting, auditing and financial reporting standards; lack of uniform settlement periods and trading practices; less liquidity and frequently greater price volatility in foreign markets than in the United States; possible imposition of foreign taxes; the possibility of expropriation or confiscatory taxation, seizure or nationalization of foreign bank deposits or other assets; the adoption of foreign government restrictions and other adverse political, social or diplomatic developments that could affect investment; sometimes less advantageous legal, operational and financial protections applicable to foreign sub-custodial arrangements; and the historically lower level of responsiveness of foreign management to shareholder concerns (such as dividends and return on investment).

The Fund may purchase sponsored American Depository Receipts (“ADRs”) or U.S. dollar-denominated securities of foreign issuers, which will be considered foreign securities for purposes of the Fund’s investment policies. ADRs are receipts issued by U.S. banks or trust companies in respect of securities of foreign issuers held on deposit for use in the U.S. securities markets. See “Risk Factors and Special Considerations—General Risks—Foreign Securities.”

Emerging Market Countries. The risks described above for foreign securities, including the risks of nationalization and expropriation of assets, are typically increased to the extent that the Fund invests in companies headquartered in developing, or emerging market, countries. Investments in securities of companies headquartered in such countries may be considered speculative and subject to certain special risks. The political and economic structures in many of these countries may be in their infancy and developing rapidly, and such countries may lack the social, political and economic characteristics of more developed countries. Certain of these countries have in the past failed to recognize private property rights and have at times nationalized and expropriated the assets of private companies. Some countries have inhibited the conversion of their currency to another. The currencies of certain emerging market countries have experienced devaluation relative to the U.S. dollar, and future devaluations may adversely affect the value of the

Fund’s assets denominated in such currencies. Some emerging market countries have experienced substantial rates of inflation for many years. Continued inflation may adversely affect the economies and securities markets of such countries. In addition, unanticipated political or social developments may affect the value of the Fund’s investments in these countries and the availability of the Fund of additional investments in these countries. The small size, limited trading volume and relative inexperience of the securities markets in these countries may make the Fund’s investments in such countries illiquid and more volatile than investments in more developed countries, and the Fund may be required to establish special custodial or other arrangements before making investments in these countries. There may be little financial or accounting information available with respect to companies located in these countries, and it may be difficult as a result to assess the value or prospects of an investment in such companies.

Value Investing. The Fund’s portfolio managers will use various value methods in managing its assets. In selecting securities for the Fund, they evaluate the quality of a company’s balance sheet, the level of its cash flows and other measures of a company’s financial condition and profitability. The portfolio managers may also consider other factors, such as a company’s unrecognized asset values, its future growth prospects or its turnaround potential following an earnings disappointment or other business difficulties. The portfolio managers then use these factors to assess the company’s current worth, basing this assessment on either what they believe a knowledgeable buyer might pay to acquire the entire company or what they think the value of the company should be in the stock market.

The Fund’s portfolio managers generally invest in securities of companies that are trading significantly below their estimate of the company’s current worth in an attempt to reduce the risk of overpaying for such companies. Seeking long term growth of capital, they also evaluate the prospects for the market price of the company’s securities to increase over a two- to five-year period toward this estimate.

The Investment Adviser’s value approach strives to reduce some of the other risks of investing in the securities of smaller companies (for the Fund’s portfolio taken as a whole) by evaluating other risk factors. For example, its portfolio managers generally attempt to lessen financial risk by buying companies with strong balance sheets and low leverage.

While there can be no assurance that this risk-averse value approach will be successful, the Investment Adviser believes that it can reduce some of the risks of investing.

Although the Investment Adviser’s approach to security selection seeks to reduce downside risk to the Fund’s portfolio, especially during periods of broad stock market declines, it may also potentially have the effect of limiting gains in strong up markets.

Industry Concentration. The Fund may invest up to 25% of its total assets in securities of issuers in a single industry. See “Risk Factors and Special Considerations—General Risks—Industry Risk.”

Leverage. As provided in the 1940 Act and subject to certain exceptions, the Fund may issue senior securities (which may be stock, such as preferred shares, and/or securities representing debt) only if immediately after such issuance the value of the Fund’s total assets, less certain ordinary course liabilities, exceeds 300% of the amount of the debt outstanding and exceeds 200% of the amount of preferred shares and debt outstanding. Any such preferred shares may be convertible in accordance with the SEC staff guidelines, which may permit the Fund to obtain leverage at attractive rates. The use of leverage magnifies the impact of changes in net asset value. In addition, if the cost of leverage exceeds the return on the securities acquired with the proceeds of leverage, the use of leverage will diminish rather than enhance the return to the Fund. The use of leverage generally increases the volatility of returns to the Fund. Such volatility may increase the likelihood of the Fund having to sell investments in order to meet its obligations to make distributions on the preferred shares or principal or interest payments on debt securities, or to redeem preferred shares or repay debt, when it may be disadvantageous to do so. The Fund’s use of leverage may require it to sell portfolio investments at inopportune times in order to raise cash to redeem preferred shares or otherwise de-leverage so as to maintain required asset coverage amounts or comply with any mandatory redemption terms of any outstanding preferred shares.

In the event the Fund had both outstanding preferred shares and senior securities representing debt at the same time, the Fund’s obligations to pay dividends or distributions and, upon liquidation of the Fund, liquidation payments in respect of its preferred shares would be subordinate to the Fund’s obligations to make any principal and/or interest payments due and owing with respect to its outstanding senior debt securities. Accordingly, the Fund’s issuance of senior securities representing debt would have the effect of creating special risks for the Fund’s preferred shareholders that would not be present in a capital structure that did not include such securities.

Additionally, the Fund may enter into derivative transactions that have economic leverage embedded in them. Economic leverage exists when the Fund achieves the right to a return on a capital base that exceeds the investment which the Fund has contributed to the instrument achieving a return. Derivative transactions that the Fund may enter into and the risks associated with them are described elsewhere in this Offer to Exchange. The Fund cannot assure you that investments in derivative transactions that have economic leverage embedded in them will result in a higher return on its common shares.

To the extent the terms of such transactions obligate the Fund to make payments, the Fund may earmark or segregate cash or liquid assets in an amount at least equal to the current value of the amount then payable by the Fund under the terms of such transactions or otherwise cover such transactions in accordance with applicable interpretations of the staff of the SEC. If the current value of the amount then payable by the Fund under the terms of such transactions is represented by the notional amounts of such investments, the Fund would segregate or earmark cash or liquid assets having a market value at least equal to such notional amounts, and if the current value of the amount then payable by the Fund under the terms of such transactions is represented by the market value of the Fund’s current obligations, the Fund would segregate or earmark cash or liquid assets having a market value at least equal to such current obligations. To the extent the terms of such transactions obligate the Fund to deliver particular securities to extinguish the Fund’s obligations under such transactions the Fund may “cover” its obligations under such transactions by either (i) owning the securities or collateral underlying such transactions or (ii) having an absolute and immediate right to acquire such securities or collateral without additional cash consideration (or, if additional cash consideration is required, having earmarked or segregated an appropriate amount of cash or liquid assets). Such earmarking, segregation or cover is intended to provide the Fund with available assets to satisfy its obligations under such transactions. As a result of such earmarking, segregation or cover, the Fund’s obligations under such transactions will not be considered senior securities representing indebtedness for purposes of the 1940 Act, or considered borrowings subject to the Fund’s limitations on borrowings discussed above, but may create leverage for the Fund. To the extent that the Fund’s obligations under such transactions are not so earmarked, segregated or covered, such obligations may be considered “senior securities representing indebtedness” under the 1940 Act and therefore subject to the 300% asset coverage requirement.

These earmarking, segregation or cover requirements can result in the Fund maintaining securities positions it would otherwise liquidate, segregating or earmarking assets at a time when it might be disadvantageous to do so or otherwise restrict portfolio management.

Investment Restrictions. The Fund has adopted certain fundamental investments policies designed to limit investment risk and maintain portfolio diversification. Fundamental policies may not be changed without the vote of a majority, as defined in the 1940 Act, of the outstanding voting securities of the Fund (voting together as a single class subject to class approval rights of any preferred shares). The Fund may become subject to rating agency guidelines that are more limiting than its current investment restrictions in order to obtain and maintain a desired rating on its preferred shares, if any.

Neither the Fund’s investment objective nor, except as expressly stated herein or as identified in the Fund’s filings, any of its policies (including with respect to the interest rate transactions described under the heading “How the Fund Manages Risk—Interest Rate Transactions”) is fundamental, and each may be modified by the Board without shareholder approval.

In addition, pursuant to the respective Statements of Preferences of the Fund’s Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series G Preferred Shares and Series H Preferred Shares, a majority, as defined in the 1940 Act, of the outstanding preferred shares of the Fund (voting separately as a single class) is also required to change a fundamental policy.

Loans of Portfolio Securities. To increase income, the Fund may lend its portfolio securities to securities broker-dealers or financial institutions if the loan is collateralized in accordance with applicable regulatory requirements.

If the borrower fails to maintain the requisite amount of collateral, the loan automatically terminates and the Fund could use the collateral to replace the securities while holding the borrower liable for any excess of replacement cost over the value of the collateral. As with any extension of credit, there are risks of delay in recovery and in some cases even loss of rights in collateral should the borrower of the securities violate the terms of the loan or fail financially. There can be no assurance that borrowers will not fail financially. On termination of the loan, the borrower is required to return the securities to the Fund, and any gain or loss in the market price during the loan would inure to the Fund. If the other party to the loan petitions for bankruptcy or becomes subject to the United States Bankruptcy Code, the law regarding the rights of the Fund is unsettled. As a result, under extreme circumstances, there may be a restriction on the Fund’s ability to sell the collateral and the Fund would suffer a loss. See “Risk Factors and Special Considerations—General Risks—Loans of Portfolio Securities.”

Portfolio Turnover. The Fund will buy and sell securities to accomplish its investment objective. The investment policies of the Fund may lead to frequent changes in investments, particularly in periods of rapidly fluctuating interest or currency exchange rates.

Portfolio turnover generally involves some expense to the Fund, including brokerage commissions or dealer mark-ups and other transaction costs on the sale of securities and reinvestment in other securities. The portfolio turnover rate is computed by dividing the lesser of the amount of the securities purchased or securities sold by the average monthly value of securities owned during the year (excluding securities whose maturities at acquisition were one year or less). Higher portfolio turnover may decrease the after-tax return to individual investors in the Fund to the extent it results in a decrease of the long term capital gains portion of distributions to shareholders.

For the fiscal years ended December 31, 2018, 2019 and 2020, the portfolio turnover rate of the Fund was 10.8%, 16.0% and 15.6%, respectively. The Fund anticipates that its portfolio turnover rate will generally not exceed 100%.

RISK FACTORS AND SPECIAL CONSIDERATIONS

In addition to the other information contained in this Offer to Exchange and the information incorporated by reference herein, you should consider carefully the following risk factors relating to us and the Exchange Offer before considering whether to participate in the Exchange Offer. These risk factors are not the only risks that we may face.

Risks Related to the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of Auction Rate Preferred Shares.

Neither we, our Board, our Investment Adviser, the Information Agent, the Depositary, nor any affiliate of any of the foregoing nor any other person is making any recommendation as to whether or not you should tender your Auction Rate Preferred Shares in the Exchange Offer. We have not authorized any person to make such a recommendation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Series J Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

The tax consequences of the Exchange Offer and the ownership of Series J Preferred Shares are complex and uncertain and will vary depending on certain facts and circumstances.

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and uncertain and will vary depending on certain facts and circumstances. We intend to treat the exchange of Auction Rate Preferred Shares for Series J Preferred Shares as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the exchange is so treated and subject to the discussion set forth in “Taxation” below, holders are not expected to recognize gain or loss for U.S. federal income tax (except with respect to cash received in lieu of a fractional share). However, as discussed in “Taxation,” no assurances can be given that the foregoing treatment will be respected. Moreover, certain consequences of the ownership of Series J Preferred Shares are subject to uncertainty, as described in Appendix B.Because the U.S. federal income tax consequences of the Exchange Offer are complex and uncertain, you are urged to consult with your own tax advisor.

Bank of America may not tender all of its Auction Rate Preferred Shares, in which event the Fund may, in its sole discretion, terminate the Exchange Offer.

The Exchange Offer is conditioned on, among other things, holders of an aggregate of at least a majority of the outstanding Auction Rate Preferred Shares properly tendering (and not validly withdrawing) their Auction Rate Preferred Shares at or prior to the Expiration Date. As of March 16, 2021, Bank of America owns 95.7% of the outstanding Series B Preferred Shares, 97.6% of the outstanding Series C Preferred Shares and 60.8% of the outstanding Series E Preferred Shares, which amounts to 94.0% of the Auction Rate Preferred Shares. In the event that Bank of America does not properly tender or determines to withdraw an amount of its Auction Rate Preferred Shares representing more than a majority of all of the Auction Rate Preferred Shares, this condition will not be satisfied and the Fund may, in its sole discretion, terminate the Exchange Offer.

Shareholders who do not participate in the Exchange Offer may not be able to later sell their Auction Rate Preferred Shares at an auction.

Shareholders who determine not to participate in the Exchange Offer may not be able to later sell their Auction Rate Preferred Shares at an auction if the auction fails, i.e., if more auction rate preferred shares are offered for sale than there are buyers for those shares. Also, if you place an order (a hold order) at an auction to retain Auction Rate Preferred Shares only at a specified rate that exceeds the rate set at the auction, you will not retain your Auction Rate Preferred Shares. Additionally, if you place a hold order without specifying a rate below which you would not wish to continue to hold your shares and the auction sets a below-market rate, you will receive a lower rate of return on your shares than the market rate. Finally, the dividend period may be changed, subject to certain conditions and with notice to the holders of the Auction Rate Preferred Shares, which could also affect the liquidity of your investment. Due to recent market disruption, most auction rate preferred share auctions have been unable to hold successful auctions and holders of such shares have suffered reduced liquidity. Since February 2008, all of the auctions of the Auction Rate Preferred Shares have failed. Holders of the Auction Rate Preferred Shares have continued to receive their dividends on the Auction Rate Preferred Shares at the applicable maximum rate determined by reference to short term rates, rather than at a price set by auction. At present, the maximum rate for Series B Preferred Shares and Series C Preferred Shares is equal to the greater of (a) 150% of or (b) 150 bps over the 7-day LIBOR, and equal to the greater of (a) 250% of or (b) 250 bps over the 7-day LIBOR for Series E Preferred Shares. A failed auction is not a default and the Fund has no obligation to redeem its Auction Rate Preferred Shares because the auctions continue to fail. There can be no assurance that liquidity will improve.

Shareholders who do not participate in the Exchange Offer may be subject to secondary market risk.

Shareholders who determine not to participate in the Exchange Offer and try to later sell their Auction Rate Preferred Shares between auctions may not be able to sell them for their liquidation preference per share or such amount per share plus accumulated dividends. If the Fund has designated a special dividend period of more than seven days, changes in interest rates could affect the price you would receive if you sold your shares in the secondary market. Broker-dealers that maintain a secondary trading market for the Auction Rate Preferred Shares are not required to maintain this market, and the Fund is not required to redeem Auction Rate Preferred Shares if either an auction or an attempted secondary market sale fails because of a lack of buyers. The Auction Rate Preferred Shares are and will not be registered on a stock exchange. If you sell your Auction Rate Preferred Shares to a broker-dealer between auctions, you may receive less than the price you paid for them, especially when market interest rates have risen since the last auction or during a special dividend period.

General Risks

Market Risk. The market price of securities owned by the Fund may go up or down, sometimes rapidly or unpredictably. Securities may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of a security may decline due to general market conditions which are not specifically related to a particular company, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, adverse changes to credit markets or adverse investor sentiment generally. The value of a security may also decline due to factors which affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry. During a general downturn in the securities markets, multiple asset classes may decline in value simultaneously. Equity securities generally have greater price volatility than fixed income securities. Credit ratings downgrades may also negatively affect securities held by the Fund. Even when markets perform well, there is no assurance that the investments held by the Fund will increase in value along with the broader market.

In addition, market risk includes the risk that geopolitical and other events will disrupt the economy on a national or global level. For instance, war, terrorism, market manipulation, government defaults, government shutdowns, political changes or diplomatic developments, public health emergencies (such as the spread of infectious diseases, pandemics and epidemics) and natural/environmental disasters can all negatively impact the securities markets, which could cause the Fund to lose value. These events could reduce consumer demand or economic output, result in market closures, travel restrictions or quarantines, and significantly adversely impact the economy. The current contentious domestic political environment, as well as political and diplomatic events within the United States and abroad, such as the U.S. government’s inability at times to agree on a long-term budget and deficit reduction plan, has in the past resulted, and may in the future result, in a government shutdown, which could have an adverse impact on the Fund’s investments and operations. Additional and/or prolonged U.S. federal government shutdowns may affect investor and consumer confidence and may adversely impact financial markets and the broader economy, perhaps suddenly and to a significant degree. Governmental and quasi-governmental authorities and regulators throughout the world have previously responded to serious economic disruptions with a variety of significant fiscal and monetary policy changes, including, but not limited to, direct capital infusions into companies, new monetary programs and dramatically lower interest rates. An unexpected or sudden reversal of these policies, or the ineffectiveness of these policies, could increase volatility in securities markets, which could adversely affect the Fund’s investments. Any market disruptions could also prevent the Fund from executing advantageous investment decisions in a timely manner. To the extent that the Fund focuses its investments in a region enduring geopolitical market disruption, it will face higher risks of loss, although the increasing interconnectivity between global economies and financial markets can lead to events or conditions in one country, region or financial market adversely impacting a different country, region or financial market. Thus, investors should closely monitor current market conditions to determine whether the Fund meets their individual financial needs and tolerance for risk.

Current market conditions may pose heightened risks with respect to the Fund’s investment in fixed income securities. Interest rates in the U.S. are at or near historically low levels. Any interest rate increases in the future could cause the value of the Fund’s assets to decrease. As such, fixed income securities markets may experience heightened levels of interest rate, volatility and liquidity risk.

Exchanges and securities markets may close early, close late or issue trading halts on specific securities or generally, which may result in, among other things, the Fund being unable to buy or sell certain securities or financial instruments at an advantageous time or accurately price its portfolio investments.

Coronavirus (“COVID-19”) and Global Health Event Risk. As of the date of this Offer to Exchange, there is an outbreak of a highly contagious form of a novel coronavirus known as “COVID-19,” which the World Health Organization has declared a global pandemic. The United States has declared a national emergency, and for the first time in its history, every state in the United States was under a federal disaster declaration. Many states, including those in which we and our portfolio companies operate, have issued orders requiring the closure of non-essential businesses and/or requiring residents to stay at home. The COVID-19 pandemic and preventative measures taken to contain or mitigate its spread have caused, and are continuing to cause, business shutdowns, cancellations of events and travel, significant reductions in demand for certain goods and services, reductions in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability both globally and in the United States. Such effects will likely continue for the duration of the pandemic, which is uncertain, and for some period thereafter. While several countries, as well as certain states, counties and cities in the United States, began to relax the early public health restrictions with a view to partially or fully reopening their economies, many cities, both globally and in the United States, have since experienced a surge in the reported number of cases and hospitalizations related to the COVID-19 pandemic. This increase in cases has led to the re-introduction of restrictions and business shutdowns in certain states, counties and cities in the United States and globally and could continue to lead to the re-introduction of such restrictions elsewhere. Additionally, in December 2020, the U.S. Food and Drug Administration authorized vaccines produced by Pfizer-BioNTech and Moderna for emergency use. However, it remains unclear how quickly the vaccines will be distributed nationwide and globally or when “herd immunity” will be achieved and the restrictions that were imposed to slow the spread of the virus will be lifted entirely. The delay in distributing the vaccines could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. Even after the COVID-19 pandemic subsides, the U.S. economy and most other major global economies may continue to experience a recession, and our business and operations, as well as the business and operations of our portfolio companies, could be materially adversely affected by a prolonged recession in the United States and other major markets. Potential consequences of the current unprecedented measures taken in response to the spread of COVID-19, and current market disruptions and volatility that may impact our business include, but are not limited to:

●	sudden, unexpected and/or severe declines in the market price of our securities or net asset value;

●	inability of the Fund to accurately or reliably value its portfolio;

●	inability of the Fund to comply with certain asset coverage ratios that would prevent the Fund from paying dividends to our common stockholders;

●	inability of the Fund to pay any dividends and distributions to any class of equity holders;

●	inability of the Fund to service debt to the extent it has any notes or credit facilities outstanding;

●	inability of the Fund to maintain its status as a RIC under Subchapter M of the Code;

●	potentially severe, sudden and unexpected declines in the value of our investments;

●	increased risk of default or bankruptcy by the companies in which we invest;

●	increased risk of companies in which we invest being unable to weather an extended cessation of normal economic activity and thereby impairing their ability to continue functioning as a going concern;

●	inability of the companies in which we invest to complete announced transactions;

●

reduced economic demand resulting from mass employee layoffs or furloughs in response to governmental action taken to slow the spread of COVID-19, which could impact the continued viability of the companies in which we invest;

●	companies in which we invest being disproportionally impacted by governmental action aimed at slowing the spread of COVID-19;

●	limited availability of new investment opportunities; and

●	general threats to the Fund’s ability to continue investment operations and to operate successfully as a diversified, closed-end investment company.

Despite actions of the U.S. federal government and foreign governments, the uncertainty surrounding the COVID-19 pandemic and other factors has contributed to significant volatility and declines in the global public equity markets and global debt capital markets, including the market price of our common and preferred shares.

It is virtually impossible to determine the ultimate impact of COVID-19 at this time. Accordingly, an investment in the Fund is subject to an elevated degree of risk as compared to other market environments.

Equity Risk. Investing in the Fund involves equity risk, which is the risk that the securities held by the Fund will fall in market value due to adverse market and economic conditions, perceptions regarding the industries in which the issuers of securities held by the Fund participate and the particular circumstances and performance of particular companies whose securities the Fund holds. An investment in the Fund represents an indirect economic stake in the securities owned by the Fund, which are for the most part traded on securities exchanges or in the OTC markets. The market value of these securities, like other market investments, may move up or down, sometimes rapidly and unpredictably. The net asset value of the Fund may at any point in time be worth less than the amount at the time the shareholder invested in the Fund, even after taking into account any reinvestment of distributions.

Common Stock Risk. Common stock of an issuer in the Fund’s portfolio may decline in price for a variety of reasons, including if the issuer fails to make anticipated dividend payments because, among other reasons, the issuer of the security experiences a decline in its financial condition. Common stock in which the Fund invests is structurally subordinated as to income and residual value to preferred stock, bonds and other debt instruments in a company’s capital structure, in terms of priority to corporate income, and therefore will be subject to greater dividend risk than preferred stock or debt instruments of such issuers. In addition, while common stock has historically generated higher average returns than fixed income securities, common stock has also experienced significantly more volatility in those returns.

Preferred Stock Risk. There are special risks associated with the Fund’s investing in preferred securities, including:

●

Deferral. Preferred securities may include provisions that permit the issuer, at its discretion, to defer dividends or distributions for a stated period without any adverse consequences to the issuer. If the Fund owns a preferred security that is deferring its dividends or distributions, the Fund may be required to report income for tax purposes although it has not yet received such income.

●

Non-Cumulative Dividends. Some preferred securities are non-cumulative, meaning that the dividends do not accumulate and need not ever be paid. A portion of the portfolio may include investments in non-cumulative preferred securities, whereby the issuer does not have an obligation to make up any arrearages to its shareholders. Should an issuer of a non-cumulative preferred security held by the Fund determine not to pay dividends or distributions on such security, the Fund’s return from that security may be adversely affected. There is no assurance that dividends or distributions on non-cumulative preferred securities in which the Fund invests will be declared or otherwise made payable.

●

Subordination. Preferred securities are subordinated to bonds and other debt instruments in an issuer’s capital structure in terms of priority to corporate income and liquidation payments, and therefore will be subject to greater credit risk than more senior debt security instruments.

●	Liquidity. Preferred securities may be substantially less liquid than many other securities, such as common stocks or U.S. government securities.

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Limited Voting Rights. Generally, preferred security holders (such as the Fund) have no voting rights with respect to the issuing company unless preferred dividends have been in arrears for a specified number of periods, at which time the preferred security holders may be entitled to elect a number of directors to the issuer’s board. Generally, once all the arrearages have been paid, the preferred security holders no longer have voting rights.

●

Special Redemption Rights. In certain varying circumstances, an issuer of preferred securities may redeem the securities prior to a specified date. For instance, for certain types of preferred securities, a redemption may be triggered by a change in U.S. federal income tax or securities laws. A redemption by the issuer may negatively impact the return of the security held by the Fund.

Convertible Securities Risk. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. The market values of convertible securities tend to decline as interest rates increase and, conversely, to increase as interest rates decline. In the absence of adequate anti-dilution provisions in a convertible security, dilution in the value of the Fund’s holding may occur in the event the underlying stock is subdivided, additional equity securities are issued for below market value, a stock dividend is declared or the issuer enters into another type of corporate transaction that has a similar effect.

Selection Risk. Different types of stocks tend to shift into and out of favor with stock market investors, depending on market and economic conditions. The performance of funds that invest in value-style stocks may at times be better or worse than the performance of stock funds that focus on other types of stocks or that have a broader investment style.

Merger Arbitrage Risk. The Fund may invest in securities of companies for which a tender or exchange offer has been made or announced, and in securities of companies for which a merger, consolidation, liquidation or reorganization proposal has been announced. The principal risk of such investments is that certain of such proposed transactions may be renegotiated, terminated or involve a longer time frame than originally contemplated, in which case the Fund may realize losses. Such risk is sometimes referred to as “merger arbitrage risk.” Among the factors that affect the level of risk with respect to the completion of the transaction are the deal spread and number of bidders, the friendliness of the buyer and seller, the strategic rationale behind the transaction, the existence of regulatory hurdles, the level of due diligence completed on the target company and the ability of the buyer to finance the transaction. If the spread between the purchase price and the current price of the seller’s stock is small, the risk that the transaction will not be completed may outweigh the potential return. If there is very little interest by other potential buyers in the target company, the risk of loss may be higher than where there are back-up buyers that would allow the arbitrageur to realize a similar return if the current deal falls through. Unfriendly management of the target company or change in friendly management in the middle of a deal increases the risk that the deal will not be completed even if the target company’s board has approved the transaction and may involve the risk of litigation expense if the target company pursues litigation in an attempt to prevent the deal from occurring. The underlying strategy behind the deal is also a risk consideration because the less a target company will benefit from a merger or acquisition, the greater the risk. There is also a risk that an acquiring company may back out of an announced deal if, in the process of completing its due diligence of the target company, it discovers something undesirable about such company. In addition, merger transactions are also subject to regulatory risk because a merger transaction often must be approved by a regulatory body or pass governmental antitrust review. All of these factors affect the timing and likelihood that the transaction will close. Even if the Investment Adviser selects announced deals with the goal of mitigating the risks that the transaction will fail to close, such risks may still delay the closing of such transaction to a date later than the Fund originally anticipated, reducing the level of desired return to the Fund.

Merger arbitrage positions are also subject to the risk of overall market movements. To the extent that a general increase or decline in equity values affects the stocks involved in a merger arbitrage position differently, the position may be exposed to loss.

Finally, merger arbitrage strategies depend for success on the overall volume of global merger activity, which has historically been cyclical in nature. During periods when merger activity is low, it may be difficult or impossible to identify opportunities for profit or to identify a sufficient number of such opportunities to provide balance among potential merger transactions. To the extent that the number of announced deals and corporate reorganizations decreases or the number of investors in such transactions increases, it is possible that merger arbitrage spreads will tighten, causing the profitability of investing in such transactions to diminish, which will in turn decrease the returns to the Fund from such investment activity.

Recapitalization Risk. In recapitalizations, a corporation may restructure its balance sheet by selling specific assets, significantly leveraging other assets and creating new classes of equity securities to be distributed, together with a substantial payment in cash or in debt securities, to existing shareholders. In connection with such transactions, there is a risk that the value of the cash and new securities distributed will not be as high as the cost of the Fund’s original investment or that no such distribution will ultimately be made and the value of the Fund’s investment will decline. To the extent an investment in a company that has undertaken a recapitalization is retained by the Fund, the Fund’s risks will generally be comparable to those associated with investments in highly leveraged companies, generally including higher than average sensitivity to (i) short term interest rate fluctuations, (ii) downturns in the general economy or within a particular industry or (iii) adverse developments within the company itself.

Distribution Risk for Equity Income Securities. In selecting equity income securities in which the Fund will invest, the Investment Adviser will consider the issuer’s history of making regular periodic distributions (i.e., dividends) to its equity holders. An issuer’s history of paying dividends, however, does not guarantee that the issuer will continue to pay dividends in the future. The dividend income stream associated with equity income securities generally is not guaranteed and will be subordinate to payment obligations of the issuer on its debt and other liabilities. Accordingly, in the event the issuer does not realize sufficient income in a particular period both to service its liabilities and to pay dividends on its equity securities, it may forgo paying dividends on its equity securities. In addition, because in most instances issuers are not obligated to make periodic distributions to the holders of their equity securities, such distributions or dividends generally may be discontinued at the issuer’s discretion.

Dividend-producing equity income securities, in particular those whose market price is closely related to their yield, may exhibit greater sensitivity to interest rate changes. See “—Fixed Income Securities Risks—Interest Rate Risk.” The Fund’s investments in dividend-producing equity income securities may also limit its potential for appreciation during a broad market advance.

The prices of dividend-producing equity income securities can be highly volatile. Investors should not assume that the Fund’s investments in these securities will necessarily reduce the volatility of the Fund’s net asset value or provide “protection,” compared to other types of equity income securities, when markets perform poorly.

Value Investing Risk. The Fund focuses its investments on the securities of companies that the Investment Adviser believes to be undervalued or inexpensive relative to other investments. These types of securities may present risks in addition to the general risks associated with investing in common and preferred stocks. These securities generally are selected on the basis of an issuer’s fundamentals relative to current market price. Such securities are subject to the risk of mis-estimation of certain fundamental factors. In addition, during certain time periods market dynamics may strongly favor “growth” stocks of issuers that do not display strong fundamentals relative to market price based upon positive price momentum and other factors. Disciplined adherence to a “value” investment mandate during such periods can result in significant underperformance relative to overall market indices and other managed investment vehicles that pursue growth style investments and/or flexible equity style mandates.

Fixed Income Securities Risks. Fixed income securities in which the Fund may invest are generally subject to the following risks:

●

Interest Rate Risk. The market value of bonds and other fixed-income or dividend-paying securities changes in response to interest rate changes and other factors. Interest rate risk is the risk that prices of bonds and other income- or dividend-paying securities will increase as interest rates fall and decrease as interest rates rise.

The Fund may be subject to a greater risk of rising interest rates due to the current period of historically low interest rates. The magnitude of these fluctuations in the market price of bonds and other income- or dividend-paying securities is generally greater for those securities with longer maturities. Fluctuations in the market price of the Fund’s investments will not affect interest income derived from instruments already owned by the Fund, but will be reflected in the Fund’s net asset value. The Fund may lose money if short term or long term interest rates rise sharply in a manner not anticipated by Fund management. To the extent the Fund invests in debt securities that may be prepaid at the option of the obligor (such as mortgage-related securities), the sensitivity of such securities to changes in interest rates may increase (to the detriment of the Fund) when interest rates rise. Moreover, because rates on certain floating rate debt securities typically reset only periodically, changes in prevailing interest rates (and particularly sudden and significant changes) can be expected to cause some fluctuations in the net asset value of the Fund to the extent that it invests in floating rate debt securities. These basic principles of bond prices also apply to U.S. government securities. A security backed by the “full faith and credit” of the U.S. government is guaranteed only as to its stated interest rate and face value at maturity, not its current market price. Just like other income- or dividend-paying securities, government-guaranteed securities will fluctuate in value when interest rates change.

The Fund’s use of leverage will tend to increase the Fund’s interest rate risk. The Fund may utilize certain strategies, including taking positions in futures or interest rate swaps, for the purpose of reducing the interest rate sensitivity of income- or dividend-paying securities held by the Fund and decreasing the Fund’s exposure to interest rate risk. The Fund is not required to hedge its exposure to interest rate risk and may choose not to do so. In addition, there is no assurance that any attempts by the Fund to reduce interest rate risk will be successful or that any hedges that the Fund may establish will perfectly correlate with movements in interest rates.

The Fund may invest in variable and floating rate debt instruments, which generally are less sensitive to interest rate changes than longer duration fixed rate instruments, but may decline in value in response to rising interest rates if, for example, the rates at which they pay interest do not rise as much, or as quickly, as market interest rates in general. Conversely, variable and floating rate instruments generally will not increase in value if interest rates decline. The Fund also may invest in inverse floating rate debt securities, which may decrease in value if interest rates increase, and which also may exhibit greater price volatility than fixed rate debt obligations with similar credit quality. To the extent the Fund holds variable or floating rate instruments, a decrease (or, in the case of inverse floating rate securities, an increase) in market interest rates will adversely affect the income received from such securities, which may adversely affect the net asset value of the Fund’s common shares.

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Issuer Risk. Issuer risk is the risk that the value of an income- or dividend-paying security may decline for a number of reasons which directly relate to the issuer, such as management performance, financial leverage, reduced demand for the issuer’s goods and services, historical and prospective earnings of the issuer and the value of the assets of the issuer.

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Credit Risk. Credit risk is the risk that one or more income- or dividend-paying securities in the Fund’s portfolio will decline in price or fail to pay interest/distributions or principal when due because the issuer of the security experiences a decline in its financial status. Credit risk is increased when a portfolio security is downgraded or the perceived creditworthiness of the issuer deteriorates. To the extent the Fund invests in below investment grade securities, it will be exposed to a greater amount of credit risk than a fund which only invests in investment grade securities. See “—Non-Investment Grade Securities.” In addition, to the extent the Fund uses credit derivatives, such use will expose it to additional risk in the event that the bonds underlying the derivatives default. The degree of credit risk depends on the issuer’s financial condition and on the terms of the securities.

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Prepayment Risk. Prepayment risk is the risk that during periods of declining interest rates, borrowers may exercise their option to prepay principal earlier than scheduled. For income- or dividend-paying securities, such payments often occur during periods of declining interest rates, forcing the Fund to reinvest in lower yielding securities, resulting in a possible decline in the Fund’s income and distributions to shareholders. This is known as prepayment or “call” risk. Below investment grade securities frequently have call features that allow the issuer to redeem the security at dates prior to its stated maturity at a specified price (typically greater than par) only if certain prescribed conditions are met (“call protection”). For premium bonds (bonds acquired at prices that exceed their par or principal value) purchased by the Fund, prepayment risk may be enhanced.

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Reinvestment Risk. Reinvestment risk is the risk that income from the Fund’s portfolio will decline if the Fund invests the proceeds from matured, traded or called fixed income securities at market interest rates that are below the Fund portfolio’s current earnings rate.

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Duration and Maturity Risk. The Fund has no set policy regarding portfolio maturity or duration of the fixed-income securities it may hold. The Investment Adviser may seek to adjust the duration or maturity of the Fund’s fixed-income holdings based on its assessment of current and projected market conditions and all other factors that the Investment Adviser deems relevant. In comparison to maturity (which is the date on which the issuer of a debt instrument is obligated to repay the principal amount), duration is a measure of the price volatility of a debt instrument as a result in changes in market rates of interest, based on the weighted average timing of the instrument’s expected principal and interest payments. Specifically, duration measures the anticipated percentage change in NAV that is expected for every percentage point change in interest rates. The two have an inverse relationship. Duration can be a useful tool to estimate anticipated price changes to a fixed pool of income securities associated with changes in interest rates. For example, a duration of five years means that a 1% decrease in interest rates will increase the NAV of the portfolio by approximately 5%; if interest rates increase by 1%, the NAV will decrease by 5%. However, in a managed portfolio of fixed income securities having differing interest or dividend rates or payment schedules, maturities, redemption provisions, call or prepayment provisions and credit qualities, actual price changes in response to changes in interest rates may differ significantly from a duration-based estimate at any given time. Actual price movements experienced by a portfolio of fixed income securities will be affected by how interest rates move (i.e., changes in the relationship of long term interest rates to short term interest rates), the magnitude of any move in interest rates, actual and anticipated prepayments of principal through call or redemption features, the extension of maturities through restructuring, the sale of securities for portfolio management purposes, the reinvestment of proceeds from prepayments on and from sales of securities, and credit quality-related considerations whether associated with financing costs to lower credit quality borrowers or otherwise, as well as other factors. Accordingly, while duration maybe a useful tool to estimate potential price movements in relation to changes in interest rates, investors are cautioned that duration alone will not predict actual changes in the net asset or market value of the Fund’s shares and that actual price movements in the Fund’s portfolio may differ significantly from duration-based estimates. Duration differs from maturity in that it takes into account a security’s yield, coupon payments and its principal payments in addition to the amount of time until the security matures. As the value of a security changes over time, so will its duration. Prices of securities with longer durations tend to be more sensitive to interest rate changes than securities with shorter durations. In general, a portfolio of securities with a longer duration can be expected to be more sensitive to interest rate changes than a portfolio with a shorter duration. Any decisions as to the targeted duration or maturity of any particular category of investments will be made based on all pertinent market factors at any given time. The Fund may incur costs in seeking to adjust the portfolio average duration or maturity. There can be no assurance that the Investment Adviser’s assessment of current and projected market conditions will be correct or that any strategy to adjust duration or maturity will be successful at any given time.

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LIBOR Risk. In July 2017, the head of the United Kingdom Financial Conduct Authority announced the desire to phase out the use of LIBOR by the end of 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. Actions by the British Bankers’ Association, the United Kingdom Financial Conduct Authority or other regulators or law enforcement agencies as a result of these or future events, may result in changes to the manner in which LIBOR is determined. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market for LIBOR-based securities or the value of LIBOR-indexed, floating-rate debt securities in which we may invest.

At this time, no consensus exists as to what rate or rates will become accepted alternatives to LIBOR, although the U.S. Federal Reserve, in connection with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”). Given the inherent differences between LIBOR and SOFR, or any other alternative benchmark rate that may be established, there are many uncertainties regarding a transition from LIBOR, including, but not limited to, the need to amend all contracts with LIBOR as the referenced rate and how this will impact the cost of variable rate debt and certain derivative financial instruments. In addition, SOFR or other replacement rates may fail to gain market acceptance. Any failure of SOFR or alternative reference rates to gain market acceptance could adversely affect the return on, value of and market for securities linked to such rates.

Corporate Bonds Risk. The market value of a corporate bond generally may be expected to rise and fall inversely with interest rates. The market value of intermediate and longer term corporate bonds is generally more sensitive to changes in interest rates than is the market value of shorter term corporate bonds. The market value of a corporate bond also may be affected by factors directly related to the issuer, such as investors’ perceptions of the creditworthiness of the issuer, the issuer’s financial performance, perceptions of the issuer in the market place, performance of management of the issuer, the issuer’s capital structure and use of financial leverage and demand for the issuer’s goods and services. Certain risks associated with investments in corporate bonds are described elsewhere in this Offer to Exchange in further detail, including under “—Fixed Income Securities Risks—Credit Risk,” “—Fixed Income Securities Risks—Interest Rate Risk,” “—Fixed Income Securities Risks—Prepayment Risk,” and “—General Risks—Inflation Risk.” There is a risk that the issuers of corporate bonds may not be able to meet their obligations on interest or principal payments at the time called for by an instrument. Corporate bonds of below investment grade quality are often high risk and have speculative characteristics and may be particularly susceptible to adverse issuer-specific developments. Corporate bonds of below investment grade quality are subject to the risks described herein under “—Non-Investment Grade Securities.”

Prepayment Risks on Government Sponsored Mortgage-Backed Securities. The yield and maturity characteristics of government sponsored mortgage-backed securities differ from traditional debt securities. A major difference is that the principal amount of the obligations may generally be prepaid at any time because the underlying assets (i.e., loans) generally may be prepaid at any time. Prepayment risks include the following:

●

the relationship between prepayments and interest rates may give some lower grade government sponsored mortgage-backed securities less potential for growth in value than conventional bonds with comparable maturities;

●

in addition, when interest rates fall, the rate of prepayments tends to increase. During such periods, the reinvestment of prepayment proceeds by the Fund will generally be at lower rates than the rates that were carried by the obligations that have been prepaid;

●	because of these and other reasons, a government sponsored mortgage-backed security’s total return and maturity may be difficult to predict; and

●	to the extent that the Fund purchases government sponsored mortgage-backed securities at a premium, prepayments may result in loss of the Fund’s principal investment to the extent of premium paid.

Non-Investment Grade Securities. The Fund may invest in below investment-grade securities, also known as high-yield securities or “junk” bonds. These securities, which may be preferred stock or debt, are predominantly speculative and involve major risk exposure to adverse conditions. Securities that are rated lower than “BBB” by S&P or lower than “Baa” by Moody’s (or unrated debt securities of comparable quality) are referred to in the financial press as “junk bonds” or “high-yield” securities and generally pay a premium above the yields of U.S. government securities or debt securities of investment grade issuers because they are subject to greater risks than these securities. These risks, which reflect their speculative character, include the following:

●	greater volatility;

●	potentially greater sensitivity to general economic or industry conditions;

●	potential lack of attractive resale opportunities (illiquidity); and

●	additional expenses to seek recovery from issuers who default.

In addition, the market value of non-investment grade securities is more volatile than that of higher quality securities, and the markets in which such lower rated or unrated securities are traded are more limited than those in which higher rated securities are traded. The existence of limited markets may make it more difficult for the Fund to obtain accurate market quotations for purposes of valuing its portfolio and calculating its net asset value. Moreover, the lack of a liquid trading market may restrict the availability of securities for the Fund to purchase and may also have the effect of limiting the ability of the Fund to sell securities at their fair value in order to respond to changes in the economy or the financial markets.

Ratings are relative and subjective and not absolute standards of quality. Securities ratings are based largely on the issuer’s historical financial condition and the rating agencies’ analysis at the time of rating. Consequently, the rating assigned to any particular security is not necessarily a reflection of the issuer’s current financial condition.

As part of its investments in non-investment grade securities, the Fund may invest in securities of issuers in default. The Fund will make an investment in securities of issuers in default only when the Investment Adviser believes that such issuers will honor their obligations or emerge from bankruptcy protection and the value of these securities will appreciate. By investing in securities of issuers in default, the Fund bears the risk that these issuers will not continue to honor their obligations or emerge from bankruptcy protection or that the value of the securities will not otherwise appreciate.

Small and Mid-Cap Company Risk. The Fund may invest in the equity securities of small-cap and/or mid-cap companies.

Small and mid-cap companies offer investment opportunities and additional risks. They may not be well known to the investing public, may not be significantly owned by institutional investors and may not have steady earnings growth. These companies may have limited product or business lines and markets, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Changes in any one line of business, therefore, may have a greater impact on a small or mid-cap company’s stock price than is the case for a larger company. In addition, the securities of such companies may be more vulnerable to adverse general market or economic developments, more volatile in price, have wider spreads between their bid and ask prices and have significantly lower trading volumes than the securities of larger capitalization companies. As such, securities of these small and mid-cap companies may be less liquid than those of larger companies, and may experience greater price fluctuations than larger companies. In addition, small-cap or mid-cap company securities may not be widely followed by investors, which may result in reduced demand.

As a result, the purchase or sale of more than a limited number of shares of the securities of a small or mid-cap company may affect its market price. The Investment Adviser may need a considerable amount of time to purchase or sell its positions in these securities, particularly when other Investment Adviser-managed accounts or other investors are also seeking to purchase or sell them.

The securities of small and mid-cap companies generally trade in lower volumes and are subject to greater and more unpredictable price changes than larger capitalization securities or the market as a whole. In addition, small and mid-cap securities may be particularly sensitive to changes in interest rates, borrowing costs and earnings. Investing in small and mid-cap securities requires a longer-term view.

Small and mid-cap companies, due to the size and kinds of markets that they serve, may be less susceptible than large-cap companies to intervention from the U.S. federal government by means of price controls, regulations or litigation.

Financial Services Sector Risk. The Fund has in the past invested, and may in the future invest, a significant portion of its total assets in securities issued by financial services companies. Financial services are generally involved in banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance, financial investments, or real estate.

The profitability of many types of financial services companies may be adversely affected in certain market cycles, including periods of rising interest rates, which may restrict the availability and increase the cost of capital, and declining economic conditions, which may cause credit losses due to financial difficulties of borrowers. Financial services companies are also subject to extensive government regulation, including policy and legislative changes in the United States and other countries.

Additional risks include the effects of changes in interest rates on the profitability of financial services companies, the rate of corporate and consumer debt defaults, price competition, governmental limitations on a company’s loans, other financial commitments, product lines and other operations, and recent ongoing changes in financial services companies (including consolidations, development of new products and changes to such companies’ regulatory framework). Some financial services companies have recently experienced significant losses in value and the possible recapitalization of such companies may present greater risks of loss. Insurance companies have additional risks, such as heavy price competition, claims activity and marketing competition, and can be particularly sensitive to specific events such as man-made and natural disasters (including weather catastrophes), terrorism, mortality risks and morbidity rates.

U.S. Government Securities and Credit Rating Downgrade Risk. The Fund may invest in direct obligations of the government of the United States or its agencies. Obligations issued or guaranteed by the U.S. government, its agencies, authorities and instrumentalities and backed by the full faith and credit of the U.S. guarantee only that principal and interest will be timely paid to holders of the securities. These entities do not guarantee that the value of such obligations will increase, and, in fact, the market values of such obligations may fluctuate. In addition, not all U.S. government securities are backed by the full faith and credit of the United States; some are the obligation solely of the entity through which they are issued. There is no guarantee that the U.S. government would provide financial support to its agencies and instrumentalities if not required to do so by law.

In 2011, S&P lowered its long term sovereign credit rating on the U.S. to “AA+” from “AAA.” The downgrade by S&P increased volatility in both stock and bond markets, resulting in higher interest rates and higher Treasury yields, and increased the costs of all kinds of debt. Repeat occurrences of similar events could have significant adverse effects on the U.S. economy generally and could result in significant adverse impacts on issuers of securities held by the Fund itself. The Investment Adviser cannot predict the effects of similar events in the future on the U.S. economy and securities markets or on the Fund’s portfolio. The Investment Adviser monitors developments and seeks to manage the Fund’s portfolio in a manner consistent with achieving the Fund’s investment objective, but there can be no assurance that it will be successful in doing so and the Investment Adviser may not timely anticipate or manage existing, new or additional risks, contingencies or developments.

Prepayment Risks on Government Sponsored Mortgage-Backed Securities. The yield and maturity characteristics of government sponsored mortgage-backed securities differ from traditional debt securities. A major difference is that the principal amount of the obligations may generally be prepaid at any time because the underlying assets (i.e., loans) generally may be prepaid at any time. Prepayment risks include the following:

●

the relationship between prepayments and interest rates may give some lower grade government sponsored mortgage-backed securities less potential for growth in value than conventional bonds with comparable maturities;

●

in addition, when interest rates fall, the rate of prepayments tends to increase. During such periods, the reinvestment of prepayment proceeds by the Fund will generally be at lower rates than the rates that were carried by the obligations that have been prepaid;

●	because of these and other reasons, a government sponsored mortgage-backed security’s total return and maturity may be difficult to predict; and

●	to the extent that the Fund purchases government sponsored mortgage-backed securities at a premium, prepayments may result in loss of the Fund’s principal investment to the extent of premium paid.

Foreign Securities Risk. Investments in the securities of foreign issuers involve certain considerations and risks not ordinarily associated with investments in securities of domestic issuers and such securities may be more volatile than those of issuers located in the United States. Foreign companies are not generally subject to uniform accounting, auditing and financial standards and requirements comparable to those applicable to U.S. companies.

Foreign securities exchanges, brokers and listed companies may be subject to less government supervision and regulation than exists in the United States. Dividend and interest income may be subject to withholding and other foreign taxes, which may adversely affect the net return on such investments. There may be difficulty in obtaining or enforcing a court judgment abroad. In addition, it may be difficult to effect repatriation of capital invested in certain countries. In addition, with respect to certain countries, there are risks of expropriation, confiscatory taxation, political or social instability or diplomatic developments that could affect assets of the Fund held in foreign countries. Dividend income the Fund receives from foreign securities may not be eligible for the special tax treatment applicable to qualified dividend income. Moreover, certain equity investments in foreign issuers classified as passive foreign investment companies may be subject to additional taxation risk.

There may be less publicly available information about a foreign company than a U.S. company. Foreign securities markets may have substantially less volume than U.S. securities markets and some foreign company securities are less liquid than securities of otherwise comparable U.S. companies. A portfolio of foreign securities may also be adversely affected by fluctuations in the rates of exchange between the currencies of different nations and by exchange control regulations. Foreign markets also have different clearance and settlement procedures that could cause the Fund to encounter difficulties in purchasing and selling securities on such markets and may result in the Fund missing attractive investment opportunities or experiencing loss. In addition, a portfolio that includes foreign securities can expect to have a higher expense ratio because of the increased transaction costs on non-U.S. securities markets and the increased costs of maintaining the custody of foreign securities.

The Fund also may purchase ADRs or U.S. dollar-denominated securities of foreign issuers. ADRs are receipts issued by U.S. banks or trust companies in respect of securities of foreign issuers held on deposit for use in the U.S. securities markets. While ADRs may not necessarily be denominated in the same currency as the securities into which they may be converted, many of the risks associated with foreign securities may also apply to ADRs. In addition, the underlying issuers of certain depositary receipts, particularly unsponsored or unregistered depositary receipts, are under no obligation to distribute shareholder communications to the holders of such receipts, or to pass through to them any voting rights with respect to the deposited securities.

The following provides more detail on certain pronounced risks with foreign investing:

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Foreign Currency Risk. The Fund may invest in companies whose securities are denominated or quoted in currencies other than U.S. dollars or have significant operations or markets outside of the United States. In such instances, the Fund will be exposed to currency risk, including the risk of fluctuations in the exchange rate between U.S. dollars (in which the Fund’s shares are denominated) and such foreign currencies, the risk of currency devaluations and the risks of non-exchangeability and blockage. As non-U.S. securities may be purchased with and payable in currencies of countries other than the U.S. dollar, the value of these assets measured in U.S. dollars may be affected favorably or unfavorably by changes in currency rates and exchange control regulations. Fluctuations in currency rates may adversely affect the ability of the Investment Adviser to acquire such securities at advantageous prices and may also adversely affect the performance of such assets.

Certain non-U.S. currencies, primarily in developing countries, have been devalued in the past and might face devaluation in the future. Currency devaluations generally have a significant and adverse impact on the devaluing country’s economy in the short and intermediate term and on the financial condition and results of companies’ operations in that country. Currency devaluations may also be accompanied by significant declines in the values and liquidity of equity and debt securities of affected governmental and private sector entities generally. To the extent that affected companies have obligations denominated in currencies other than the devalued currency, those companies may also have difficulty in meeting those obligations under such circumstances, which in turn could have an adverse effect upon the value of the Fund’s investments in such companies. There can be no assurance that current or future developments with respect to foreign currency devaluations will not impair the Fund’s investment flexibility, its ability to achieve its investment objective or the value of certain of its foreign currency-denominated investments.

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Tax Consequences of Foreign Investing. The Fund’s transactions in foreign currencies, foreign currency-denominated debt obligations and certain foreign currency options, futures contracts and forward contracts (and similar instruments) may give rise to ordinary income or loss to the extent such income or loss results from fluctuations in the value of the foreign currency concerned. This treatment could increase or decrease the Fund’s ordinary income distributions to you, and may cause some or all of the Fund’s previously distributed income to be classified as a return of capital. In certain cases, the Fund may make an election to treat gain or loss attributable to certain investments as capital gain or loss.

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EMU and Redenomination Risk. As the European debt crisis progressed, the possibility of one or more Eurozone countries exiting the European Monetary Union (“EMU”), or even the collapse of the euro as a common currency, arose, creating significant volatility at times in currency and financial markets generally. The effects of the collapse of the euro, or of the exit of one or more countries from the EMU, on the U.S. and global economies and securities markets are impossible to predict and any such events could have a significant adverse impact on the value and risk profile of the Fund’s portfolio. Any partial or complete dissolution of the EMU could have significant adverse effects on currency and financial markets, and on the values of the Fund’s portfolio investments. If one or more EMU countries were to stop using the euro as its primary currency, the Fund’s investments in such countries may be redenominated into a different or newly adopted currency. As a result, the value of those investments could decline significantly and unpredictably. In addition, securities or other investments that are redenominated may be subject to foreign currency risk, liquidity risk and valuation risk to a greater extent than similar investments currently denominated in euros. To the extent a currency used for redenomination purposes is not specified in respect of certain EMU-related investments, or should the euro cease to be used entirely, the currency in which such investments are denominated may be unclear, making such investments particularly difficult to value or dispose of. The Fund may incur additional expenses to the extent it is required to seek judicial or other clarification of the denomination or value of such securities.

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Emerging Markets Risk. The considerations noted above in “Foreign Securities Risk” are generally intensified for investments in emerging market countries, including countries that may be considered “frontier” markets. Emerging market countries typically have economic and political systems that are less fully developed, and can be expected to be less stable than those of more developed countries. Investing in securities of companies in emerging markets may entail special risks relating to potential political and economic instability and the risks of expropriation, nationalization, confiscation or the imposition of restrictions on foreign investment, the lack of hedging instruments and restrictions on repatriation of capital invested. Economies of such countries can be subject to rapid and unpredictable rates of inflation or deflation. Emerging securities markets are substantially smaller, less developed, less liquid and more volatile than the major securities markets. The limited size of emerging securities markets and limited trading volume compared to the volume of trading in U.S. securities could cause prices to be erratic for reasons apart from factors that affect the quality of the securities. For example, limited market size may cause prices to be unduly influenced by traders who control large positions. Adverse publicity and investors’ perceptions, whether or not based on fundamental analysis, may decrease the value and liquidity of portfolio securities, especially in these markets. Other risks include high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of investors and financial intermediaries; overdependence on exports, including gold and natural resources exports, making these economies vulnerable to changes in commodity prices; overburdened infrastructure and obsolete or unseasoned financial systems; environmental problems; less developed legal systems; and less reliable securities custodial services and settlement practices. Certain emerging markets may also face other significant internal or external risks, including the risk of war and civil unrest. For all of these reasons, investments in emerging markets may be considered speculative.

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Frontier Markets Risk. Frontier countries generally have smaller economies or less developed capital markets than traditional emerging markets, and, as a result, the risks of investing in emerging market countries are magnified in frontier countries. The economies of frontier countries are less correlated to global economic cycles than those of their more developed counterparts and their markets have low trading volumes and the potential for extreme price volatility and illiquidity. This volatility may be further heightened by the actions of a few major investors. For example, a substantial increase or decrease in cash flows of mutual funds investing in these markets could significantly affect local stock prices and, therefore, the NAV of Fund’s Shares. These factors make investing in frontier countries significantly riskier than in other countries and any one of them could cause the NAV of a fund’s shares to decline.

Governments of many frontier countries in which the Fund may invest may exercise substantial influence over many aspects of the private sector. In some cases, the governments of such frontier countries may own or control certain companies. Accordingly, government actions could have a significant effect on economic conditions in a frontier country and on market conditions, prices and yields of securities in the Fund’s portfolio. Moreover, the economies of frontier countries may be heavily dependent upon international trade and, accordingly, have been and may continue to be, adversely affected by trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade. These economies also have been and may continue to be adversely affected by economic conditions in the countries with which they trade.

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Eurozone Risk. A number of countries in the EU have experienced, and may continue to experience, severe economic and financial difficulties, increasing the risk of investing in the European markets. In particular, many EU nations are susceptible to economic risks associated with high levels of debt, notably due to investments in sovereign debt of countries such as Greece, Italy, Spain, Portugal, and Ireland. As a result, financial markets in the EU have been subject to increased volatility and declines in asset values and liquidity. Responses to these financial problems by European governments, central banks, and others, including austerity measures and reforms, may not work, may result in social unrest, and may limit future growth and economic recovery or have other unintended consequences. Further defaults or restructurings by governments and others of their debt could have additional adverse effects on economies, financial markets, and asset valuations around the world. Greece, Ireland, and Portugal have already received one or more “bailouts” from other Eurozone member states, and it is unclear how much additional funding they will require or if additional Eurozone member states will require bailouts in the future. One or more other countries may also abandon the euro and/or withdraw from the EU, placing its currency and banking system in jeopardy. The impact of these actions, especially if they occur in a disorderly fashion, is not clear but could be significant and far-reaching.

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Brexit Risk. On June 23, 2016, the United Kingdom held a referendum in which voters approved an exit from the EU, commonly referred to as “Brexit.” The United Kingdom’s withdrawal from the EU occurred on January 31, 2020, and the United Kingdom remained in the EU’s customs union and single market until December 31, 2020 (the “Transition Period”). The United Kingdom and the EU agreed a Trade and Cooperation Agreement on December 24, 2020 (the “TCA”), which is intended to be operative from the end of the Transition Period. The TCA was ratified by the United Kingdom on December 30, 2020 and is expected to come into full force in February 2021 once relevant EU institutions have also ratified the TCA. Until then, the TCA governs the United Kingdom’s relationship with the EU on an interim basis. While the TCA regulates a number of important areas, significant parts of the United Kingdom economy are not addressed in detail by the TCA, including in particular the services sector, which represents the largest component of the United Kingdom’s economy. A number of issues, particularly in relation to the financial services sector, remain to be resolved through further bilateral negotiations, which are currently expected to begin in the early part of 2021. As a result, the new relationship between the United Kingdom and the EU could in the short-term, and possibly for longer, cause disruptions to and create uncertainty in the United Kingdom and European economies, prejudice to financial services businesses that are conducting business in the EU and which are based in the United Kingdom, legal uncertainty regarding achievement of compliance with applicable financial and commercial laws and regulations, and the unavailability of timely information as to expected legal, tax and other regimes.

In addition, certain European countries have recently experienced negative interest rates on certain fixed-income instruments. A negative interest rate policy is an unconventional central bank monetary policy tool where nominal target interest rates are set with a negative value (i.e., below zero percent) intended to help create self-sustaining growth in the local economy. Negative interest rates may result in heightened market volatility and may detract from the Fund’s performance to the extent the Fund is exposed to such interest rates. Among other things, these developments have adversely affected the value and exchange rate of the euro and pound sterling, and may continue to significantly affect the economies of all EU countries, which in turn may have a material adverse effect on the Fund’s investments in such countries, other countries that depend on EU countries for significant amounts of trade or investment, or issuers with exposure to debt issued by certain EU countries.

To the extent the Fund has exposure to European markets or to transactions tied to the value of the euro, these events could negatively affect the value and liquidity of the Fund’s investments. All of these developments may continue to significantly affect the economies of all EU countries, which in turn may have a material adverse effect on the Fund’s investments in such countries, other countries that depend on EU countries for significant amounts of trade or investment, or issuers with exposure to debt issued by certain EU countries.

Restricted and Illiquid Securities. Unregistered securities are securities that cannot be sold publicly in the United States without registration under the Securities Act. An illiquid investment is a security or other investment that cannot be disposed of within seven days in the ordinary course of business at approximately the value at which the Fund has valued the investment. Unregistered securities often can be resold only in privately negotiated transactions with a limited number of purchasers or in a public offering registered under the Securities Act. Considerable delay could be encountered in either event and, unless otherwise contractually provided for, the Fund’s proceeds upon sale may be reduced by the costs of registration or underwriting discounts. The difficulties and delays associated with such transactions could result in the Fund’s inability to realize a favorable price upon disposition of unregistered securities, and at times might make disposition of such securities impossible. The Fund may be unable to sell illiquid investments when it desires to do so, resulting in the Fund obtaining a lower price or being required to retain the investment. Illiquid investments generally must be valued at fair value, which is inherently less precise than utilizing market values for liquid investments, and may lead to differences between the price a security is valued for determining the Fund’s net asset value and the price the Fund actually receives upon sale.

Special Risks Related to Investment in Derivatives. The Fund may participate in derivative transactions. Such transactions entail certain execution, market, liquidity, hedging and tax risks. Participation in the options or futures markets, in currency exchange transactions and in other derivatives transactions involves investment risks and transaction costs to which the Fund would not be subject absent the use of these strategies. If the Investment Adviser’s prediction of movements in the direction of the securities, foreign currency, interest rate or other referenced instruments or markets is inaccurate, the consequences to the Fund may leave the Fund in a worse position than if it had not used such strategies. Risks inherent in the use of options, foreign currency, futures contracts and options on futures contracts, securities indices and foreign currencies include:

●	dependence on the Investment Adviser’s ability to predict correctly movements in the direction of the relevant measure;

●	imperfect correlation between the price of the derivative instrument and movements in the prices of the referenced assets;

●	the fact that skills needed to use these strategies are different from those needed to select portfolio securities;

●	the possible absence of a liquid secondary market for any particular instrument at any time;

●	the possible need to defer closing out certain hedged positions to avoid adverse tax consequences;

●

the possible inability of the Fund to purchase or sell a security or instrument at a time that otherwise would be favorable for it to do so, or the possible need for the Fund to sell a security or instrument at a disadvantageous time due to a need for the Fund to maintain “cover” or to segregate securities in connection with the hedging techniques; and

●	the creditworthiness of counterparties.

Options, futures contracts, swaps contracts, and options thereon and forward contracts on securities and currencies may be traded on foreign exchanges. Such transactions may not be regulated as effectively as similar transactions in the United States, may not involve a clearing mechanism and related guarantees, and are subject to the risk of governmental actions affecting trading in, or the prices of, foreign securities. The value of such positions also could be adversely affected by (i) other complex foreign political, legal and economic factors, (ii) lesser availability than in the United States of data on which to make trading decisions, (iii) delays in the ability of the Fund to act upon economic events occurring in the foreign markets during non-business hours in the United States, (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the United States and (v) less trading volume. Exchanges on which options, futures, swaps and options on futures or swaps are traded may impose limits on the positions that the Fund may take in certain circumstances.

Many OTC derivatives are valued on the basis of dealers’ pricing of these instruments. However, the price at which dealers value a particular derivative and the price which the same dealers would actually be willing to pay for such derivative should the Fund wish or be forced to sell such position may be materially different. Such differences can result in an overstatement of the Fund’s net asset value and may materially adversely affect the Fund in situations in which the Fund is required to sell derivative instruments. Exchange-traded derivatives and OTC derivative transactions submitted for clearing through a central counterparty have become subject to minimum initial and variation margin requirements set by the relevant clearinghouse, as well as possible margin requirements mandated by the SEC or the Commodity Futures Trading Commission (the “CFTC”). These regulators also have broad discretion to impose margin requirements on non-cleared OTC derivatives. These margin requirements will increase the overall costs for the Fund.

While hedging can reduce or eliminate losses, it can also reduce or eliminate gains. Hedges are sometimes subject to imperfect matching between the derivative and the underlying security, and there can be no assurance that the Fund’s hedging transactions will be effective.

Derivatives may give rise to a form of leverage and may expose the Fund to greater risk and increase its costs. Recent legislation calls for new regulation of the derivatives markets. The extent and impact of the regulation is not yet known and may not be known for some time. New regulation may make derivatives more costly, may limit the availability of derivatives, or may otherwise adversely affect the value or performance of derivatives.

Short Sales Risk. Short-selling involves selling securities which may or may not be owned and borrowing the same securities for delivery to the purchaser, with an obligation to replace the borrowed securities at a later date. If the price of the security sold short increases between the time of the short sale and the time the Fund replaces the borrowed security, the Fund will incur a loss; conversely, if the price declines, the Fund will realize a capital gain. Any gain will be decreased, and any loss will be increased, by the transaction costs incurred by the Fund, including the costs associated with providing collateral to the broker-dealer (usually cash and liquid securities) and the maintenance of collateral with its Custodian. Although the Fund’s gain is limited to the price at which it sold the security short, its potential loss is theoretically unlimited.

Short-selling necessarily involves certain additional risks. However, if the short seller does not own the securities sold short (an uncovered short sale), the borrowed securities must be replaced by securities purchased at market prices in order to close out the short position, and any appreciation in the price of the borrowed securities would result in a loss. Uncovered short sales expose the Fund to the risk of uncapped losses until a position can be closed out due to the lack of an upper limit on the price to which a security may rise. Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss. There is the risk that the securities borrowed by the Fund in connection with a short-sale must be returned to the securities lender on short notice. If a request for return of borrowed securities occurs at a time when other short-sellers of the security are receiving similar requests, a “short squeeze” can occur, and the Fund may be compelled to replace borrowed securities previously sold short with purchases on the open market at the most disadvantageous time, possibly at prices significantly in excess of the proceeds received at the time the securities were originally sold short.

In September 2008, in response to spreading turmoil in the financial markets, the SEC temporarily banned short selling in the stocks of numerous financial services companies, and also promulgated new disclosure requirements with respect to short positions held by investment managers. The SEC’s temporary ban on short selling of such stocks has since expired, but should similar restrictions and/or additional disclosure requirements be promulgated, especially if market turmoil occurs, the Fund may be forced to cover short positions more quickly than otherwise intended and may suffer losses as a result. Such restrictions may also adversely affect the ability of the Fund to execute its investment strategies generally. Similar emergency orders were also instituted in non-U.S. markets in response to increased volatility. The Fund’s ability to engage in short sales is also restricted by various regulatory requirements relating to short sales.

Industry Risk. The Fund may invest up to 25% of its total assets in securities of a single industry. Should the Fund choose to do so, the net asset value of the Fund will be more susceptible to factors affecting those particular types of companies, which, depending on the particular industry, may include, among others: governmental regulation; inflation; cost increases in raw materials, fuel and other operating expenses; technological innovations that may render existing products and equipment obsolete; and increasing interest rates resulting in high interest costs on borrowings needed for capital investment, including costs associated with compliance with environmental and other regulations. In such circumstances, the Fund’s investments may be subject to greater risk and market fluctuation than a fund that had securities representing a broader range of industries.

Leverage Risk. The Fund currently uses financial leverage for investment purposes by issuing preferred shares. As of December 31, 2020, the amount of leverage represented approximately 12% of the Fund’s net assets. The Fund’s leveraged capital structure creates special risks not associated with unleveraged funds that have a similar investment objective and policies. These include the possibility of greater loss and the likelihood of higher volatility of the net asset value of the Fund and the asset coverage for any preferred shares or debt outstanding. Such volatility may increase the likelihood of the Fund having to sell investments in order to meet its obligations to make distributions on the preferred shares or principal or interest payments on debt securities, or to redeem preferred shares or repay debt, when it may be disadvantageous to do so. The Fund’s use of leverage may require it to sell portfolio investments at inopportune times in order to raise cash to redeem preferred shares or otherwise de-leverage so as to maintain required asset coverage amounts or comply with the mandatory redemption terms of any outstanding preferred shares. The use of leverage magnifies both the favorable and unfavorable effects of price movements in the investments made by the Fund. To the extent the Fund is leveraged in its investment operations, the Fund will be subject to substantial risk of loss. The Fund cannot assure that borrowings or the issuance of preferred shares will result in a higher yield or return to the holders of the common shares. Also, to the extent the Fund utilizes leverage, a decline in net asset value could affect the ability of the Fund to make common share distributions and such a failure to make distributions could result in the Fund ceasing to qualify as a RIC under Subchapter M of the Code.

Market Discount Risk. The Fund is a diversified, closed-end management investment company. Whether investors will realize gains or losses upon the sale of additional securities of the Fund will depend upon the market price of the securities at the time of sale, which may be less or more than the Fund’s net asset value per share or the liquidation value of any Fund preferred shares issued. Since the market price of any additional securities the Fund may issue will be affected by such factors as the Fund’s dividend and distribution levels (which are in turn affected by expenses), dividend and distribution stability, net asset value, market liquidity, the relative demand for and supply of such securities in the market, general market and economic conditions and other factors beyond the control of the Fund, we cannot predict whether any such securities will trade at, below or above net asset value or at, below or above their public offering price or at, below or above their liquidation value, as applicable. For example, common shares of closed-end funds often trade at a discount to their net asset values and the Fund’s common shares may trade at such a discount. This risk may be greater for investors expecting to sell their securities of the Fund soon after the completion of a public offering for such securities. The risk of a market price discount from net asset value is separate and in addition to the risk that net asset value itself may decline. The Fund’s securities are designed primarily for long term investors, and investors in the shares should not view the Fund as a vehicle for trading purposes.

Long Term Objective; Not a Complete Investment Program. The Fund is intended for investors seeking long term growth of capital. The Fund is not meant to provide a vehicle for those who wish to exploit short term swings in the stock market. An investment in shares of the Fund should not be considered a complete investment program. Each shareholder should take into account the Fund’s investment objective as well as the shareholder’s other investments when considering an investment in the Fund.

Management Risk. The Fund is subject to management risk because it is an actively managed portfolio. The Investment Adviser will apply investment techniques and risk analyses in making investment decisions for the Fund, but there can be no guarantee that these will produce the desired results.

Dependence on Key Personnel. The Investment Adviser is dependent upon the expertise of Mr. Mario J. Gabelli in providing advisory services with respect to the Fund’s investments. If the Investment Adviser were to lose the services of Mr. Gabelli, its ability to service the Fund could be adversely affected. There can be no assurance that a suitable replacement could be found for Mr. Gabelli in the event of his death, resignation, retirement or inability to act on behalf of the Investment Adviser.

Market Disruption and Geopolitical Risk. The occurrence of events similar to those in recent years, such as the aftermath of the war in Iraq, instability in Afghanistan, Pakistan, Egypt, Libya, Syria, Russia, Ukraine, North Korea and the Middle East, ongoing epidemics of infectious diseases in certain parts of the world, natural/environmental disasters, terrorist attacks in the United States and around the world, social and political discord, debt crises (such as the Greek crisis), sovereign debt downgrades, increasingly strained relations between the United States and a number of foreign countries, including traditional allies, such as certain European countries, and historical adversaries, such as North Korea, Iran, China and Russia, and the international community generally, new and continued political unrest in various countries, such as Venezuela, the exit or potential exit of one or more countries from the EU or the EMU, continued changes in the balance of political power among and within the branches of the U.S. government, government shutdowns, among others, may result in market volatility, may have long term effects on the U.S. and worldwide financial markets, and may cause further economic uncertainties in the United States and worldwide.

Due to a lapse in appropriations, a partial U.S. government shutdown occurred from December 22, 2018 through January 25, 2019. The current contentious domestic political environment, as well as political and diplomatic events within the United States and abroad, such as the U.S. government’s inability at times to agree on a long-term budget and deficit reduction plan, may in the future result in additional government shutdowns, which could have a material adverse effect on the Fund’s investments and operations. In addition, the Fund’s ability to raise additional capital in the future through the sale of securities could be materially affected by a government shutdown. Additional and/or prolonged U.S. government shutdowns may affect investor and consumer confidence and may adversely impact financial markets and the broader economy, perhaps suddenly and to a significant degree.

As previously discussed, Brexit has led to volatility in the financial markets of the UK and more broadly across Europe and may also lead to weakening in consumer, corporate and financial confidence in such markets. The decision made in the British referendum may also lead to a call for similar referendums in other European jurisdictions which may cause increased economic volatility in the European and global markets. This mid- to long-term uncertainty may have an adverse effect on the economy generally and on the ability of the Fund and its investments to execute its respective strategies and to receive attractive returns. In particular, currency volatility may mean that the returns of the Fund and its investments are adversely affected by market movements and may make it more difficult, or more expensive, for the Fund to execute prudent currency hedging policies. Potential decline in the value of the British Pound and/or the Euro against other currencies, along with the potential downgrading of the UK’s sovereign credit rating, may also have an impact on the performance of portfolio companies or investments located in the UK or Europe. In light of the above, no definitive assessment can currently be made regarding the impact that Brexit will have on the Fund, its investments or its organization more generally.

The occurrence of any of the above events could have a significant adverse impact on the value and risk profile of the Fund’s portfolio. The Fund does not know how long the securities markets may be impacted by similar events and cannot predict the effects of similar events in the future on the U.S. economy and securities markets. There can be no assurance that similar events and other market disruptions will not have other material and adverse implications.

Economic Events and Market Risk. Periods of market volatility remain, and may continue to occur in the future, in response to various political, social and economic events both within and outside of the United States. These conditions have resulted in, and in many cases continue to result in, greater price volatility, less liquidity, widening credit spreads and a lack of price transparency, with many securities remaining illiquid and of uncertain value. Such market conditions may adversely affect the Fund, including by making valuation of some of the Fund’s securities uncertain and/or result in sudden and significant valuation increases or declines in the Fund’s holdings. If there is a significant decline in the value of the Fund’s portfolio, this may impact the asset coverage levels for the Fund’s outstanding leverage.

Risks resulting from any future debt or other economic crisis could also have a detrimental impact on the global economic recovery, the financial condition of financial institutions and our business, financial condition and results of operation. Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. To the extent uncertainty regarding the U.S. or global economy negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected. Downgrades to the credit ratings of major banks could result in increased borrowing costs for such banks and negatively affect the broader economy. Moreover, Federal Reserve policy, including with respect to certain interest rates and the decision to end its quantitative easing policy, may also adversely affect the value, volatility and liquidity of dividend- and interest-paying securities. Market volatility, rising interest rates and/or a return to unfavorable economic conditions could impair the Fund’s ability to achieve its investment objective.

Regulation and Government Intervention Risk. The global financial crisis led the U.S. Government and certain foreign governments to take a number of unprecedented actions designed to support certain financial institutions and segments of the financial markets that experienced extreme volatility, and in some cases a lack of liquidity, including through direct purchases of equity and debt securities. Federal, state, and other governments, their regulatory agencies or self-regulatory organizations may take actions that affect the regulation of the issuers in which the Fund invests. Legislation or regulation may also change the way in which the Fund is regulated. Such legislation or regulation could limit or preclude the Fund’s ability to achieve its investment objectives.

The SEC and its staff are reportedly engaged in various initiatives and reviews that seek to improve and modernize the regulatory structure governing investment companies. These efforts appear to be focused on risk identification and controls in various areas, including embedded leverage through the use of derivatives and other trading practices, cybersecurity, liquidity, valuation, enhanced regulatory and public reporting requirements and the evaluation of systemic risks. Any new rules, guidance or regulatory initiatives resulting from these efforts could increase the Fund’s expenses and impact its returns to shareholders or, in the extreme case, impact or limit the Fund’s use of various portfolio management strategies or techniques and adversely impact the Fund.

In October 2020, the SEC adopted Rule 18f-4 under the 1940 Act, which regulates the ability of registered investment companies to use derivatives and other transactions that create future payment or delivery obligations. Under the newly adopted Rule 18f-4, funds that use derivatives will be subject to a Value at Risk leverage limit, a derivatives risk management program and testing requirements and requirements related to board reporting. These new requirements will apply unless a fund qualifies as a “limited derivatives user,” as defined under the rule. Collectively, these requirements may limit the Fund’s ability to use derivatives and/or enter into certain other financial contracts.

In December 2020, the SEC adopted Rule 2a-5, which sets forth a framework for fair valuation of fund investments. The rule sets forth requirements for good faith determinations of fair value, establishes conditions under which a market quotation is considered readily available for purposes of the definition of “value” under the 1940 Act, and addresses the roles and responsibilities of a fund’s board of trustees and investment adviser with respect to fair valuation of fund investments.

In the aftermath of the global financial crisis, there appears to be a renewed popular, political and judicial focus on finance related consumer protection. Financial institution practices are also subject to greater scrutiny and criticism generally. In the case of transactions between financial institutions and the general public, there may be a greater tendency toward strict interpretation of terms and legal rights in favor of the consuming public, particularly where there is a real or perceived disparity in risk allocation and/or where consumers are perceived as not having had an opportunity to exercise informed consent to the transaction. In the event of conflicting interests between retail investors holding common shares of a closed-end investment company such as the Fund and a large financial institution, a court may similarly seek to strictly interpret terms and legal rights in favor of retail investors.

Changes enacted by the current presidential administration could significantly impact the regulation of financial markets in United States. Areas subject to potential change, amendment or repeal include trade and foreign policy, corporate tax rates, energy and infrastructure policies, the environment and sustainability, criminal and social justice initiatives, immigration, healthcare and the oversight of certain federal financial regulatory agencies and the Federal Reserve. Certain of these changes can, and have, been effectuated through executive order. For example, the current administration has taken steps to address the COVID-19 pandemic, rejoin the Paris climate accord of 2015, cancel the Keystone XL pipeline and change immigration enforcement priorities. Other potential changes that could be pursued by the current presidential administration could include an increase in the corporate income tax rate; changes to regulatory enforcement priorities; and spending on clean energy and infrastructure. It is not possible to predict which, if any, of these actions will be taken or, if taken, their effect on the economy, securities markets or the financial stability of the United States.

The Fund may be affected by governmental action in ways that are not foreseeable, and there is a possibility that such actions could have a significant adverse effect on the Fund and its ability to achieve its investment objective.

Additional risks arising from the differences in expressed policy preferences among the various constituencies in the branches of the U.S. government have led in the past, and may lead in the future, to short term or prolonged policy impasses, which could, and have, resulted in shutdowns of the U.S. federal government. U.S. federal government shutdowns, especially prolonged shutdowns, could have a significant adverse impact on the economy in general and could impair the ability of issuers to raise capital in the securities markets. Any of these effects could have an adverse impact on companies in the Fund’s portfolios and consequently on the value of their securities and the Fund’s net asset values.

Deflation Risk. Deflation risk is the risk that prices throughout the economy decline over time, which may have an adverse effect on the market valuation of companies, their assets and their revenues. In addition, deflation may have an adverse effect on the creditworthiness of issuers and may make issuer default more likely, which may result in a decline in the value of the Fund’s portfolio.

Inflation Risk. Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. As inflation increases, the real value of the Fund’s shares and distributions thereon can decline. In addition, during any periods of rising inflation, dividend rates of any debt securities issued by the Fund would likely increase, which would tend to further reduce returns to common shareholders.

Loans of Portfolio Securities. Consistent with applicable regulatory requirements and the Fund’s investment restrictions, the Fund may lend its portfolio securities to securities broker-dealers or financial institutions, provided that such loans are callable at any time by the Fund (subject to certain notice provisions), and are at all times collateralized in accordance with applicable regulatory requirements. The advantage of such loans is that the Fund continues to receive the income on the loaned securities while at the same time earning interest on the cash amounts deposited as collateral, which will be invested in short term obligations. The Fund will not lend its portfolio securities if such loans are not permitted by the laws or regulations of any state in which its shares are qualified for sale.

Legal, Tax and Regulatory Risks. Legal, tax and regulatory changes could occur that may have material adverse effects on the Fund. For example, the regulatory and tax environment for derivative instruments in which the Fund may participate is evolving, and such changes in the regulation or taxation of derivative instruments may have material adverse effects on the value of derivative instruments held by the Fund and the ability of the Fund to pursue its investment strategies.

We cannot assure you what percentage of the distributions paid on the Fund’s shares, if any, will consist of tax-advantaged qualified dividend income or long term capital gains or what the tax rates on various types of income will be in future years.

The Fund has elected to qualify as a RIC under Subchapter M of the Code. Qualification requires, among other things, compliance by the Fund with certain distribution requirements. Statutory limitations on distributions on the common shares if the Fund fails to satisfy the 1940 Act’s asset coverage requirements could jeopardize the Fund’s ability to meet such distribution requirements. To qualify for the favorable U.S. federal income tax treatment generally accorded to RICs, the Fund must, among other things, derive in each taxable year at least 90% of its gross income from certain prescribed sources and distribute for each taxable year at least 90% of its “investment company taxable income.” Statutory limitations on distributions on the common shares if the Fund fails to satisfy the 1940 Act’s asset coverage requirements could jeopardize the Fund’s ability to meet such distribution requirements. While the Fund presently intends to purchase or redeem notes or preferred shares, if any, to the extent necessary in order to maintain compliance with such asset coverage requirements, there can be no assurance that such actions can be effected in time to meet the Code requirements. If for any taxable year the Fund does not qualify as a RIC, all of its taxable income for that year (including its net capital gain) would be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and such distributions would be taxable as ordinary dividends to the extent of the Fund’s current and accumulated earnings and profits. See “Taxation.”

Investment Dilution Risk. The Fund’s investors do not have preemptive rights to any shares the Fund may issue in the future. The Fund’s Declaration of Trust authorizes it to issue an unlimited number of shares. The Board may make certain amendments to the Declaration of Trust. After an investor purchases shares, the Fund may sell additional shares or other classes of shares in the future or issue equity interests in private offerings. To the extent the Fund issues additional equity interests after an investor purchases its shares, such investor’s percentage ownership interest in the Fund will be diluted.

Anti-Takeover Provisions. The Agreement and Declaration of Trust and By-Laws of the Fund include provisions that could limit the ability of other entities or persons to acquire control of the Fund or convert the Fund to an open-end fund. See “Anti-Takeover Provisions of the Fund’s Governing Documents.”

Legislation Risk. At any time after the date of this Offer to Exchange, legislation may be enacted that could negatively affect the assets of the Fund. Legislation or regulation may change the way in which the Fund itself is regulated. The Investment Adviser cannot predict the effects of any new governmental regulation that may be implemented and there can be no assurance that any new governmental regulation will not adversely affect the Fund’s ability to achieve its investment objective.

Reliance on Service Providers Risk. The Fund must rely upon the performance of service providers to perform certain functions, which may include functions that are integral to the Fund’s operations and financial performance. Failure by any service provider to carry out its obligations to the Fund in accordance with the terms of its appointment, to exercise due care and skill or to perform its obligations to the Fund at all as a result of insolvency, bankruptcy or other causes could have a material adverse effect on the Fund’s performance and returns to shareholders. The termination of the Fund’s relationship with any service provider, or any delay in appointing a replacement for such service provider, could materially disrupt the business of the Fund and could have a material adverse effect on the Fund’s performance and returns to shareholders.

Cyber Security Risk. The Fund and its service providers are susceptible to cyber security risks that include, among other things, theft, unauthorized monitoring, release, misuse, loss, destruction or corruption of confidential and highly restricted data; denial of service attacks; unauthorized access to relevant systems, compromises to networks or devices that the Fund and its service providers use to service the Fund’s operations; or operational disruption or failures in the physical infrastructure or operating systems that support the Fund and its service providers. Cyber attacks against or security breakdowns of the Fund or its service providers may adversely impact the Fund and its stockholders, potentially resulting in, among other things, financial losses; the inability of Fund stockholders to transact business and the Fund to process transactions; inability to calculate the Fund’s NAV; violations of applicable privacy and other laws; regulatory fines, penalties, reputational damage, reimbursement or other compensation costs; and/or additional compliance costs. The Fund may incur additional costs for cyber security risk management and remediation purposes. In addition, cyber security risks may also impact issuers of securities in which the Fund invests, which may cause the Fund’s investment in such issuers to lose value. There can be no assurance that the Fund or its service providers will not suffer losses relating to cyber attacks or other information security breaches in the future.

Misconduct of Employees and of Service Providers Risk. Misconduct or misrepresentations by employees of the Investment Adviser or the Fund’s service providers could cause significant losses to the Fund. Employee misconduct may include binding the Fund to transactions that exceed authorized limits or present unacceptable risks and unauthorized trading activities, concealing unsuccessful trading activities (which, in any case, may result in unknown and unmanaged risks or losses) or making misrepresentations regarding any of the foregoing. Losses could also result from actions by the Fund’s service providers, including, without limitation, failing to recognize trades and misappropriating assets. In addition, employees and service providers may improperly use or disclose confidential information, which could result in litigation or serious financial harm, including limiting the Fund’s business prospects or future marketing activities. Despite the Investment Adviser’s due diligence efforts, misconduct and intentional misrepresentations may be undetected or not fully comprehended, thereby potentially undermining the Investment Adviser’s due diligence efforts. As a result, no assurances can be given that the due diligence performed by the Investment Adviser will identify or prevent any such misconduct.

HOW THE FUND MANAGES RISK

Investment Restrictions

The Fund has adopted certain fundamental investment policies designed to limit investment risk and maintain portfolio diversification. Fundamental policies may not be changed without the vote of a majority, as defined in the 1940 Act, of the outstanding voting securities of the Fund (voting together as a single class). In addition, pursuant to the respective Statements of Preferences of the Fund’s Series B Preferred Shares, Series C Preferred Shares, Series E Preferred Shares, Series G Preferred Shares, Series H Preferred Shares and Series J Preferred Shares, a majority, as defined in the 1940 Act, of the outstanding preferred shares of the Fund (voting separately as a single class) is also required to change a fundamental policy. The Fund is subject to rating agency guidelines that are more limiting than its current investment restrictions in order to obtain and maintain a desired rating on its preferred shares.

Neither the Fund’s investment objective nor, except as expressly stated herein or as identified in the Fund’s filings, any of its policies (including with respect to the interest rate transactions described below) are fundamental, and each may be modified by the Board without shareholder approval.

Interest Rate Transactions

The Fund may enter into interest rate swap or cap transactions to manage its borrowing costs, as well as to increase income. The use of such swaps is a highly specialized activity that involves investment techniques and risks different from those associated with ordinary portfolio security transactions. In an interest rate swap, the Fund would agree to pay to the other party to the interest rate swap (which is known as the “counterparty”) periodically a fixed rate payment in exchange for the counterparty agreeing to pay to the Fund periodically a variable rate payment that is intended to approximate the Fund’s variable rate payment obligation on its borrowings (or the Fund’s potential variable payment obligations on auction rate preferred shares or fixed rate preferred shares that may have certain variable rate features). In an interest rate cap, the Fund would pay a premium to the counterparty to the interest rate cap and, to the extent that a specified variable rate index exceeds a predetermined fixed rate, would receive from the counterparty payments of the difference based on the notional amount of such cap. Interest rate swap and cap transactions introduce additional risk because the Fund would remain obligated to pay interest or preferred shares dividends when due even if the counterparty defaulted. Depending on the general state of short term interest rates and the returns on the Fund’s portfolio securities at that point in time, such a default could negatively affect the Fund’s ability to make interest payments or dividend payments on the preferred shares. In addition, at the time an interest rate swap or cap transaction reaches its scheduled termination date, there is a risk that the Fund will not be able to obtain a replacement transaction or that the terms of the replacement will not be as favorable as on the expiring transaction. If this occurs, it could have a negative impact on the Fund’s ability to make interest payments or dividend payments on the preferred shares. To the extent there is a decline in interest rates, the value of the interest rate swap or cap could decline, resulting in a decline in the asset coverage for the borrowings or preferred shares. A sudden and dramatic decline in interest rates may result in a significant decline in the asset coverage. If the Fund fails to maintain the required asset coverage on any outstanding borrowings or preferred shares or fails to comply with other covenants, the Fund may be required to prepay some or all of such borrowings or redeem some or all of such shares. Any such prepayment or redemption would likely result in the Fund seeking to terminate early all or a portion of any swap or cap transactions. Early termination of a swap could result in a termination payment by the Fund to the counterparty, while early termination of a cap could result in a termination payment to the Fund.

The Fund may enter into equity contract for difference swap transactions, for the purpose of increasing the income of the Fund. In an equity contract for difference swap, a set of future cash flows is exchanged between two counterparties. One of these cash flow streams will typically be based on a reference interest rate combined with the performance of a notional value of shares of a stock. The other will be based on the performance of the shares of a stock. Depending on the general state of short term interest rates and the returns on the Fund’s portfolio securities at the time a swap transaction reaches its scheduled termination date, there is a risk that the Fund will not be able to obtain a replacement transaction or that the terms of the replacement will not be as favorable as on the expiring transaction.

The Fund will usually enter into swaps or caps on a net basis; that is, the two payment streams will be netted out in a cash settlement on the payment date or dates specified in the instrument, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. The Fund intends to segregate or earmark cash or liquid assets having a value at least equal to the value of the Fund’s net payment obligations under any swap transaction, marked to market daily. The Fund will monitor any such swap with a view to ensuring that the Fund remains in compliance with all applicable regulatory investment policy and tax requirements.

If the Fund writes (sells) a credit default swap or credit default index swap, then the Fund will, during the term of the swap agreement, designate on its books and records in connection with such transaction liquid assets or cash with a value at least equal to the full notional amount of the contract.

NET ASSET VALUE

The net asset value of the Fund’s shares is computed based on the market value of the securities it holds and is determined daily as of the close of the regular trading day on the NYSE. For purposes of determining the Fund’s net asset value per share, portfolio securities listed or traded on a nationally recognized securities exchange or traded in the U.S. over-the-counter market for which market quotations are readily available are valued at the last quoted sale price or a market’s official closing price as of the close of business on the day the securities are being valued. If there were no sales that day, the security is valued at the average of the closing bid and asked prices, or, if there were no asked prices quoted on that day, then the security is valued at the closing bid price on that day. If no bid or asked prices are quoted on such day, the security is valued at the most recently available price or if the Board so determines, by such other method as the Board shall determine in good faith to reflect its fair market value. Portfolio securities traded on more than one national securities exchange or market are valued according to the broadest and most representative market, as determined by the Investment Adviser.

Portfolio securities primarily traded on a foreign market are generally valued at the preceding closing values of such securities on the relevant market, but may be fair valued pursuant to procedures established by the Board if market conditions change significantly after the close of the foreign market but prior to the close of business on the day the securities are being valued. Debt instruments with remaining maturities of 60 days or less that are not credit impaired are valued at amortized cost, unless the Board determines such amount does not reflect the securities’ fair value, in which case these securities will be fair valued as determined by the Board. Debt instruments having a maturity greater than 60 days for which market quotations are readily available are valued at the average of the latest bid and asked prices. If there were no asked prices quoted on such day, the security is valued using the closing bid price. Futures contracts are valued at the closing settlement price of the exchange or board of trade on which the applicable contract is traded.

Securities and assets for which market quotations are not readily available are fair valued as determined by the Board. Fair valuation methodologies and procedures may include, but are not limited to: analysis and review of available financial and non-financial information about the company; comparisons to the valuation and changes in valuation of similar securities, including a comparison of foreign securities to the equivalent U.S. dollar value ADR securities at the close of the U.S. exchange; and evaluation of any other information that could be indicative of the value of the security.

The Fund obtains valuations on the basis of prices provided by a pricing service approved by the Board. All other investment assets, including restricted and not readily marketable securities, are valued in good faith at fair value under procedures established by and under the general supervision and responsibility of the Fund’s Board.

In addition, whenever developments in one or more securities markets after the close of the principal markets for one or more portfolio securities and before the time as of which the Fund determines its net asset value would, if such developments had been reflected in such principal markets, likely have more than a minimal effect on the Fund’s net asset value per share, the Fund may fair value such portfolio securities based on available market information as of the time the Fund determines its net asset value.

NYSE Closings. The holidays (as observed) on which the NYSE are closed, and therefore days upon which shareholders will not be able to purchase or sell common shares currently are: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day, and on the preceding Friday or subsequent Monday when a holiday falls on a Saturday or Sunday, respectively.

DESCRIPTION OF THE SECURITIES

The following is a brief description of the terms of the Fund’s common and preferred shares. This description does not purport to be complete and is qualified by reference to the Fund’s Agreement and Declaration of Trust and its By-Laws. For complete terms of the common and preferred shares, please refer to the actual terms of such series, which are set forth in the Governing Documents.

Common Shares

The Fund is an unincorporated statutory trust organized under the laws of Delaware pursuant to a Certificate of Trust dated as of August 20, 2003. The Fund is authorized to issue an unlimited number of common shares of beneficial interest, par value $0.001 per share. Each common share has one vote and, when issued and paid for in accordance with the terms of the applicable offering, will be fully paid and non-assessable. All common shares are equal as to distributions, assets and voting privileges and have no conversion, preemptive or other subscription rights. The Fund will send annual and semiannual reports, including financial statements, to all holders of its shares. In the event of liquidation, each of the Fund’s common shares is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred shares ranking senior to the Fund’s common shares as described below.

Any additional offerings of shares will require approval by the Fund’s Board. Any additional offering of common shares will be subject to the requirements of the 1940 Act, which provides that common shares may not be issued at a price below the then current net asset value, exclusive of sales load, except in connection with an offering to existing holders of common shares or with the consent of a majority of the Fund’s common shareholders.

The Fund’s outstanding common shares have been listed and traded on the NYSE under the symbol “GDV” since November 25, 2003. The Fund’s common shares have historically traded at a discount to the Fund’s net asset value. Since the Fund commenced trading on the NYSE, the Fund’s common shares have traded at a discount to net asset value as low as (28.1)% and a premium as high as 7.2%. The average weekly trading volume of the common shares on the NYSE during the period from January 1, 2020 through December 31, 2020 was 1,559,132 shares.

Unlike open-end funds, closed-end funds like the Fund do not continuously offer shares and do not provide daily redemptions. Rather, if a shareholder determines to buy additional common shares or sell shares already held, the shareholder may do so by trading through a broker on the NYSE or otherwise.

Shares of closed-end investment companies often trade on an exchange at prices lower than net asset value. Because the market value of the common shares may be influenced by such factors as dividend and distribution levels (which are in turn affected by expenses), dividend and distribution stability, net asset value, market liquidity, relative demand for and supply of such shares in the market, unrealized gains, general market and economic conditions and other factors beyond the control of the Fund, the Fund cannot assure you that common shares will trade at a price equal to or higher than net asset value in the future. The common shares are designed primarily for long term investors and you should not purchase the common shares if you intend to sell them soon after purchase.

The Fund’s common shareholders vote as a single class to elect the Board and on additional matters with respect to which the 1940 Act, the Governing Documents or resolutions adopted by the Trustees provide for a vote of the Fund’s common shareholders. See “Anti-Takeover Provisions of the Fund’s Governing Documents.”

The Fund is a closed-end, diversified, management investment company and as such its shareholders do not, and will not, have the right to require the Fund to repurchase their shares. The Fund, however, may repurchase its common shares from time to time as and when it deems such a repurchase advisable, subject to maintaining required asset coverage for each series of outstanding preferred shares. The Board has authorized such repurchases to be made when the Fund’s common shares are trading at a discount from net asset value of 7.5% or more (or such other percentage as the Board of the Fund may determine from time to time). Through December 31, 2020, the Fund has repurchased 2,829,713 common shares under this authorization. Pursuant to the 1940 Act, the Fund may repurchase its common shares on a securities exchange (provided that the Fund has informed its shareholders within the preceding six months of its intention to repurchase such shares) or pursuant to tenders and may also repurchase shares privately if the Fund meets certain conditions regarding, among other things, distribution of net income for the preceding fiscal year, status of the seller, price paid, brokerage commissions, prior notice to shareholders of an intention to purchase shares and purchasing in a manner and on a basis that does not discriminate unfairly against the other shareholders through their interest in the Fund.

When the Fund repurchases its common shares for a price below net asset value, the net asset value of the common shares that remain outstanding will be enhanced, but this does not necessarily mean that the market price of the outstanding common shares will be affected, either positively or negatively. The repurchase of common shares will reduce the total assets of the Fund available for investment and may increase the Fund’s expense ratio. During the year ended December 31, 2020, the Fund repurchased and retired 198,934 common shares in the open market at an investment of $2,721,114 and an average discount of approximately 18.65% from its NAV.

Preferred Shares

The Agreement and Declaration of Trust provides that the Board may authorize and issue senior securities with rights as determined by the Board, by action of the Board without the approval of the holders of the common shares. Holders of common shares have no preemptive right to purchase any senior securities that might be issued.

Currently, an unlimited number of the Fund’s shares have been classified by the Board as preferred shares, par value $0.001 per share. The terms of such preferred shares may be fixed by the Board and would materially limit and/or qualify the rights of the holders of the Fund’s common shares. As of March 16, 2021, the Fund had outstanding 2,647 Series B Preferred Shares, 3,244 Series C Preferred Shares, 480 Series E Preferred Shares, 4,000,000 Series G Preferred Shares and 2,000,000 Series H Preferred Shares, which are senior securities of the Fund. The Series G Preferred Shares and Series H Preferred Shares are rated “Aa3” by Moody’s and the Series B Preferred Shares, Series C Preferred Shares and Series E Preferred Shares are rated “Aa3” by Moody’s and “AA” by Fitch.

Distributions on the Series B Preferred Shares accumulate at a variable rate set at a weekly auction. The Series B Preferred Shares are rated “Aa3” by Moody’s and “AA” by Fitch. The liquidation preference of the Series B Preferred Shares is $25,000 per share. The Fund generally may redeem the outstanding Series B Preferred Shares, in whole or in part, at any time other than during a non-call period. The Series B Preferred Shares are not traded on any public exchange.

Distributions on the Series C Preferred Shares accumulate at a variable rate set at a weekly auction. The Series C Preferred Shares are rated “Aa3” by Moody’s and “AA” by Fitch. The liquidation preference of the Series C Preferred Shares is $25,000 per share. The Fund generally may redeem the outstanding Series C Preferred Shares, in whole or in part, at any time other than during a non-call period. The Series C Preferred Shares are not traded on any public exchange.

Distributions on the Series E Preferred Shares accumulate at a variable rate set at a weekly auction. The Series E Preferred Shares are rated “Aa3” by Moody’s and “AA” by Fitch. The liquidation preference of the Series E Preferred Shares is $25,000 per share. The Fund generally may redeem the outstanding Series E Preferred Shares, in whole or in part, at any time other than during a non-call period. The Series E Preferred Shares are not traded on any public exchange.

Distributions on the Series G Preferred Shares, which are fixed rate preferred shares, accumulate at an annual rate of 5.25% of the liquidation preference of $25 per share, are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26 and December 26 of each year. The Series G Preferred Shares are rated “Aa3” by Moody’s. Prior to July 1, 2021, the Fund’s outstanding Series G Preferred Shares are not redeemable at the option of the Fund unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Fund’s status as a RIC under Subchapter M of the Code. Commencing July 1, 2021, and thereafter, the Fund’s outstanding Series G Preferred Shares will be redeemable at the option of the Fund. The Series G Preferred Shares are listed and traded on the NYSE under the symbol “GDV Pr G.”

Distributions on the Series H Preferred Shares, which are fixed rate preferred shares, accumulate at an annual rate of 5.375% of the liquidation preference of $25 per share, are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26 and December 26 of each year commencing on September 26, 2019. The Series H Preferred Shares are rated “Aa3” by Moody’s. Prior to June 7, 2024, the Fund’s outstanding Series H Preferred Shares are not redeemable at the option of the Fund unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Fund’s status as a RIC under Subchapter M of the Code. Commencing June 7, 2024, and thereafter, the Fund’s outstanding Series H Preferred Shares will be redeemable at the option of the Fund. The Series H Preferred Shares are listed and traded on the NYSE under the symbol “GDV Pr H.”

Upon a liquidation, each holder of the preferred shares will be entitled to receive out of the assets of the Fund available for distribution to shareholders (after payment of claims of the Fund’s creditors but before any distributions with respect to the Fund’s common shares or any other shares of the Fund ranking junior to the preferred shares as to liquidation payments) an amount per share equal to such share’s liquidation preference plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such shareholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. Each series of the preferred shares will rank on a parity with any other series of preferred shares of the Fund as to the payment of distributions and the distribution of assets upon liquidation, and will be junior to the Fund’s obligations with respect to any outstanding senior securities representing debt. The preferred shares carry one vote per share on all matters on which such shares are entitled to vote. The preferred shares are fully paid and nonassessable and have no preemptive, exchange or conversion rights. The Board may by resolution classify or reclassify any authorized but unissued capital shares of the Fund from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or terms or conditions of redemption. The Fund will not issue any class of shares senior to the preferred shares.

Auction Risk. Auction rate preferred share auctions may be unable to hold successful auctions and holders of such shares may suffer reduced liquidity. If the number of auction rate preferred shares subject to bid orders by potential holders is less than the number of auction rate preferred shares subject to sell orders, then the auction is considered to be a failed auction, and the dividend rate will be the maximum rate. In that event, holders that have submitted sell orders may not be able to sell any or all of the auction rate preferred shares for which they have submitted sell orders. At present, the maximum rate for Series B Preferred Shares and Series C Preferred Shares is equal to the greater of (a) 150% of or (b) 150 bps over the 7-day LIBOR, and equal to the greater of (a) 250% of or (b) 250 bps over the 7-day LIBOR for Series E Preferred Shares. Failed auctions have been an industry wide problem in the past and may occur in the future. Any current or potential holder of auction rate preferred shares faces the risk that an auction will fail and that he or she may not be able to sell his or her shares through the auction process.

Redemption, Purchase and Sale of Preferred Shares By the Fund. The terms of the preferred shares provide that (i) they are redeemable by the Fund at any time (either after the date of initial issuance, or after some period of time following initial issuance) in whole or in part at the original purchase price per share plus accumulated dividends per share, (ii) the Fund may tender for or purchase preferred shares and (iii) the Fund may subsequently resell any shares so tendered for or purchased. Any redemption or purchase of preferred shares by the Fund will reduce the leverage applicable to the common shares, while any resale of preferred shares by the Fund will increase that leverage.

Rating Agency Guidelines. The Reduced Fee Preferred (as defined herein), the Series G Preferred Shares and the Series H Preferred Shares are rated by Moody’s and/or Fitch.

The Fund is required under the applicable rating agency guidelines to maintain assets having in the aggregate a discounted value at least equal to a Basic Maintenance Amount (as defined in the applicable Statement of Preferences and summarized below), for its outstanding preferred shares, including the Reduced Fee Preferred, the Series G Preferred Shares and the Series H Preferred Shares. To the extent any particular portfolio holding does not satisfy the applicable rating agency’s guidelines, all or a portion of such holding’s value will not be included in the calculation of discounted value (as defined by such rating agency). The Moody’s and Fitch guidelines also impose certain diversification requirements and industry concentration limitations on the Fund’s overall portfolio, and apply specified discounts to securities held by the Fund (except certain money market securities).

The “Basic Maintenance Amount” is generally equal to (a) the sum of (i) the aggregate liquidation preference of any preferred shares then outstanding plus (to the extent not included in the liquidation preference of such preferred shares) an amount equal to the aggregate accumulated but unpaid distributions (whether or not earned or declared) in respect of such preferred shares, (ii) the Fund’s other liabilities (excluding dividends and other distributions payable on the Fund’s common shares), (iii) with respect to auction rate preferred shares, the amount of any indebtedness or obligations of the Fund ranking senior in priority to the preferred share distributions and (iv) any other current liabilities of the Fund (including amounts due and payable by the Fund pursuant to reverse repurchase agreements and payables for assets purchased) less (b) the value of the Fund’s assets if such assets are either cash or evidences of indebtedness which mature prior to or on the date of redemption or repurchase of preferred shares or payment of another liability and are either U.S. government securities or evidences of indebtedness rated at least “Aaa,” “P-1,” “VMIG-1” or “MIG-1” by Moody’s or “AAA,” “SP-1+” or “A-1+” by S&P and are held by the Fund for distributions, the redemption or repurchase of preferred shares or the Fund’s liabilities.

If the Fund does not cure in a timely manner a failure to maintain a discounted value of its portfolio equal to the Basic Maintenance Amount in accordance with the requirements of the applicable rating agency or agencies then rating the preferred shares at the request of the Fund, the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred shares.

The Fund may, but is not required to, adopt any modifications to the rating agency guidelines that may hereafter be established by Moody’s and Fitch (or such other rating agency then rating the preferred shares at the request of the Fund). Failure to adopt any such modifications, however, may result in a change in the relevant rating agency’s ratings or a withdrawal of such ratings altogether. In addition, any rating agency providing a rating for the preferred shares at the request of the Fund may, at any time, change or withdraw any such rating. The Board, without further action by shareholders, may amend, alter, add to or repeal any provision of the Statement of Preferences adopted pursuant to rating agency guidelines if the Board determines that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the preferred shares and are in the aggregate in the best interests of the holders of the preferred shares. Additionally, the Board, without further action by the shareholders, may amend, alter, add to or repeal any provision of the Statement of Preferences adopted pursuant to rating agency guidelines if the Board determines that such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the preferred shares, provided that the Fund has received advice from each applicable rating agency that such amendment or modification is not expected to adversely affect such rating agency’s then-current rating of such series of the Fund’s preferred shares.

As described by Moody’s and Fitch, the ratings assigned to the preferred shares are assessments of the capacity and willingness of the Fund to pay the obligations of each series of the preferred shares. The ratings on the preferred shares are not recommendations to purchase, hold or sell shares of any series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The rating agency guidelines also do not address the likelihood that an owner of preferred shares will be able to sell such shares on an exchange, in an auction or otherwise. The ratings are based on current information furnished to Moody’s and Fitch by the Fund and the Investment Adviser and information obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

The rating agency guidelines will apply to the preferred shares, as the case may be, only so long as such rating agency is rating such shares at the request of the Fund. The Fund pays fees to Moody’s and Fitch for rating the preferred shares.

Asset Maintenance Requirements. In addition to the requirements summarized under “—Rating Agency Guidelines” above, the Fund must satisfy asset maintenance requirements under the 1940 Act with respect to its preferred shares. Under the 1940 Act, debt or additional preferred shares may be issued only if immediately after such issuance the value of the Fund’s total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred shares and debt outstanding.

The Fund is required under the Statement of Preferences of each series of preferred shares to determine whether it has, as of the last business day of each March, June, September and December of each year, an “asset coverage” (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Fund that are debt or stock, including any outstanding preferred shares. If the Fund fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured by a specific time (generally within 10 business days or 49 calendar days), the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred shares sufficient to satisfy such asset coverage. See “—Redemption Procedures” below.

Distributions. Holders of the fixed rate preferred shares are entitled to receive, out of funds legally available therefore, cumulative cash distributions, at an annual rate set forth in the applicable Statement of Preferences, payable with such frequency as set forth in the applicable Statement of Preferences. Such distributions accumulate from the date on which such shares are issued.

For the Auction Rate Preferred Shares, each such series of preferred shares pays distributions based on a rate set at an auction, normally held weekly, but not in excess of a maximum rate. Dividend periods generally are seven days, and the dividend periods generally begin on the first business day after an auction. In most instances, distributions are also paid weekly, on the business day following the end of the dividend period. The Fund, subject to some limitations, may change the length of the dividend periods, designating them as “special dividend periods.”

Restrictions on Dividends and Other Distributions for the Preferred Shares. So long as any preferred shares are outstanding, the Fund may not pay any dividend or distribution (other than a dividend or distribution paid in common shares or in options, warrants or rights to subscribe for or purchase common shares) in respect of the common shares or call for redemption, redeem, purchase or otherwise acquire for consideration any common shares (except by conversion into or exchange for shares of the Fund ranking junior to the preferred shares as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless:

●

the Fund has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Fund’s outstanding preferred shares due on or prior to the date of such common shares dividend or distribution;

●	the Fund has redeemed the full number of preferred shares to be redeemed pursuant to any mandatory redemption provision in the Fund’s Governing Documents; and

●	after making the distribution, the Fund meets applicable asset coverage requirements described under “—Preferred Shares—Asset Maintenance Requirements.”

No complete distribution due for a particular dividend period will be declared or made on any series of preferred shares for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefore for all outstanding series of preferred shares of the Fund ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred shares of the Fund ranking on a parity with such series of preferred shares as to the payment of distributions, any distributions being paid on the preferred shares will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred shares on the relevant dividend payment date. The Fund’s obligation to make distributions on the preferred shares will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

Mandatory Redemption Relating to Asset Coverage Requirements. The Fund may, at its option, consistent with the Governing Documents and the 1940 Act, and in certain circumstances will be required to, mandatorily redeem preferred shares in the event that:

●

the Fund fails to maintain the asset coverage requirements specified under the 1940 Act on a quarterly valuation date and such failure is not cured on or before a specified period of time, following such failure; or

●

the Fund fails to maintain the asset coverage requirements as calculated in accordance with any applicable rating agency guidelines as of any monthly valuation date, and such failure is not cured on or before a specified period of time after such valuation date.

The redemption price for preferred shares subject to mandatory redemption will generally be the liquidation preference, as stated in the Statement of Preferences of each existing series of preferred shares, plus an amount equal to any accumulated but unpaid distributions (whether or not earned or declared) to the date fixed for redemption, plus any applicable redemption premium determined by the Board and included in the Statement of Preferences.

The number of preferred shares that will be redeemed in the case of a mandatory redemption will equal the minimum number of outstanding preferred shares, the redemption of which, if such redemption had occurred immediately prior to the opening of business on the applicable cure date, would have resulted in the relevant asset coverage requirement having been met or, if the required asset coverage cannot be so restored, all of the preferred shares. In the event that preferred shares are redeemed due to a failure to satisfy the 1940 Act asset coverage requirements, the Fund may, but is not required to, redeem a sufficient number of preferred shares so that the Fund’s assets exceed the asset coverage requirements under the 1940 Act after the redemption by 10% (that is, 220% asset coverage) or some other amount specified in the Statement of Preferences. In the event that preferred shares are redeemed due to a failure to satisfy applicable rating agency guidelines, the Fund may, but is not required to, redeem a sufficient number of preferred shares so that the Fund’s discounted portfolio value (as determined in accordance with the applicable rating agency guidelines) after redemption exceeds the asset coverage requirements of each applicable rating agency by up to 10% (that is, 110% rating agency asset coverage) or some other amount specified in the applicable Statement of Preferences.

If the Fund does not have funds legally available for the redemption of, or is otherwise unable to redeem, all the preferred shares to be redeemed on any redemption date, the Fund will redeem on such redemption date that number of shares for which it has legally available funds, or is otherwise able to redeem, from the holders whose shares are to be redeemed ratably on the basis of the redemption price of such shares, and the remainder of those shares to be redeemed will be redeemed on the earliest practicable date on which the Fund will have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon written notice of redemption.

If fewer than all of the Fund’s outstanding preferred shares are to be redeemed, the Fund, at its discretion and subject to the limitations of the Governing Documents, the 1940 Act, and applicable law, will select the one or more series of preferred from which shares will be redeemed and the amount of preferred to be redeemed from each such series. If fewer than all shares of a series of preferred are to be redeemed, such redemption will be made as among the holders of that series pro rata in accordance with the respective number of shares of such series held by each such holder on the record date for such redemption (or by such other equitable method as the Fund may determine). If fewer than all preferred shares held by any holder are to be redeemed, the notice of redemption mailed to such holder will specify the number of shares to be redeemed from such holder, which may be expressed as a percentage of shares held on the applicable record date.

Optional Redemption. Fixed rate preferred shares are not subject to optional redemption by the Fund until the date, if any, specified in the applicable Statement of Preferences, unless such redemption is necessary, in the judgment of the Fund, to maintain the Fund’s status as a RIC under Subchapter M of the Code. Commencing on such date and thereafter, the Fund may at any time redeem such fixed rate preferred shares in whole or in part for cash at a redemption price per share equal to the liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date plus any premium specified in or pursuant to the Statement of Preferences. Auction rate preferred shares may be redeemed at any time by the Fund in whole or in part out of funds legally available therefor at a redemption price per share equal to the liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date plus any premium specified in or pursuant to the Statement of Preferences. Redemptions of preferred shares are subject to the notice requirements set forth under “—Redemption Procedures” and the limitations of the Governing Documents, the 1940 Act and applicable law.

Redemption Procedures. If the Fund determines or is required to redeem preferred shares, it will mail a notice of redemption to holders of the shares to be redeemed. Each notice of redemption will state (i) the redemption date, (ii) the number or percentage of preferred shares to be redeemed (which may be expressed as a percentage of such shares outstanding), (iii) the CUSIP number(s) of such shares, (iv) the redemption price (specifying the amount of accumulated distributions to be included therein), (v) the place or places where such shares are to be redeemed, (vi) that dividends or distributions on the shares to be redeemed will cease to accumulate on such redemption date, (vii) the provision of the Statement of Preferences under which the redemption is being made and (viii) in the case of an optional redemption, any conditions precedent to such redemption. No defect in the notice of redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

The redemption date with respect to fixed rate preferred shares will not be fewer than 15 days nor more than 40 days (subject to NYSE requirements) after the date of the applicable notice of redemption. The redemption date with respect to auction rate preferred shares will not be fewer than 7 days nor more than 40 days after the applicable notice of redemption.

The holders of preferred shares will not have the right to redeem any of their shares at their option except to the extent specified in the Statement of Preferences.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, the holders of preferred shares then outstanding will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per preferred share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of common shares. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of assets by the Fund.

Voting Rights. Except as otherwise stated in this Offer to Exchange, specified in the Governing Documents or resolved by the Board or as otherwise required by applicable law, holders of preferred shares shall be entitled to one vote per share held on each matter submitted to a vote of the shareholders of the Fund and will vote together with holders of common shares and of any other preferred shares then outstanding as a single class.

In connection with the election of the Fund’s Trustees, holders of the outstanding preferred shares, voting together as a single class, will be entitled at all times to elect two of the Fund’s Trustees, and the remaining Trustees will be elected by holders of common shares and holders of preferred shares, voting together as a single class. In addition, if (i) at any time dividends and distributions on outstanding preferred shares are unpaid in an amount equal to at least two full years’ dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions or (ii) at any time holders of any other series of preferred shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or the applicable Statement of Preferences creating such shares, then the number of Trustees constituting the Board automatically will be increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of preferred shares as described above, would then constitute a simple majority of the Board as so increased by such smallest number. Such additional Trustees will be elected by the holders of the outstanding preferred shares, voting together as a single class, at a special meeting of shareholders which will be called as soon as practicable and will be held not less than ten nor more than twenty days after the mailing date of the meeting notice. If the Fund fails to send such meeting notice or to call such a special meeting, the meeting may be called by any preferred shareholder on like notice. The terms of office of the persons who are Trustees at the time of that election will continue. If the Fund thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding preferred shares for all past dividend periods or the holders of other series of preferred shares are no longer entitled to elect such additional Trustees, the additional voting rights of the holders of the preferred shares as described above will cease, and the terms of office of all of the additional Trustees elected by the holders of the preferred shares (but not of the Trustees with respect to whose election the holders of common shares were entitled to vote or the two Trustees the holders of preferred shares have the right to elect as a separate class in any event) will terminate automatically.

The 1940 Act requires that, in addition to any approval by shareholders that might otherwise be required, the approval of the holders of a majority of any outstanding preferred shares (as defined in the 1940 Act), voting separately as a class, would be required to (1) adopt any plan of reorganization that would adversely affect the preferred shares, and

(2) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Fund’s classification as a closed-end investment company or changes in its fundamental investment restrictions. As a result of these voting rights, the Fund’s ability to take any such actions may be impeded to the extent that there are any preferred shares outstanding. Additionally, the affirmative vote of the holders of a majority of the outstanding preferred shares (as defined in the 1940 Act), voting as a separate class, will be required to amend, alter or repeal any of the provisions of the Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in the Statement of Preferences. The class votes of holders of preferred shares described above will in each case be in addition to any other vote required to authorize the action in question.

Since each series of the Existing Preferred Shares are rated by a rating agency, additional or different voting provisions may apply and such additional or different voting provisions will be set forth in the Statement of Preferences for such preferred shares. The calculation of the elements and definitions of certain terms of the rating agency guidelines may be modified by action of the Board without further action by the shareholders if the Board determines that such modification is necessary to prevent a reduction in rating of the preferred shares by Moody’s and/or Fitch (or such other rating agency then rating the preferred shares at the request of the Fund), as the case may be, or is in the best interests of the holders of common shares and is not adverse to the holders of preferred shares in view of advice to the Fund by the relevant rating agencies that such modification would not adversely affect its then current rating of the preferred shares.

The foregoing voting provisions will not apply to any series of preferred shares if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such shares will have been redeemed or called for redemption and sufficient cash or cash equivalents provided to the applicable paying agent to effect such redemption. The holders of preferred shares will have no preemptive rights or rights to cumulative voting.

Limitation on Issuance of Preferred Shares. So long as the Fund has preferred shares outstanding, subject to receipt of approval from the rating agencies of each series of preferred shares outstanding, and subject to compliance with the Fund’s investment objective, policies and restrictions, the Fund may issue and sell shares of one or more other series of additional preferred shares provided that the Fund will, immediately after giving effect to the issuance of such additional preferred shares and to its receipt and application of the proceeds thereof (including, without limitation, to the redemption of preferred shares to be redeemed out of such proceeds), have an “asset coverage” for all senior securities of the Fund which are stock, as defined in the 1940 Act, of at least 200% of the sum of the liquidation preference of the preferred shares of the Fund then outstanding and all indebtedness of the Fund constituting senior securities and no such additional preferred shares will have any preference or priority over any other preferred shares of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends or distributions.

The Fund will consider from time to time whether to offer additional preferred shares or securities representing indebtedness and may issue such additional securities if the Board concludes that such an offering would be consistent with the Fund’s Governing Documents and applicable law, and in the best interest of existing common shareholders.

Outstanding Securities

The following information regarding the Fund’s authorized shares is as of December 31, 2020.

Title of Class	Amount Authorized	Amount Held by Fund or for its Account	Amount Outstanding Exclusive of Amount Held by Fund
Common Shares	Unlimited	—	90,476,735
Series B Preferred Shares	4,000	—	2,647
Series C Preferred Shares	4,800	—	3,244

Series E Preferred Shares	5,400	—	480
Series G Preferred Shares	4,000,000	—	4,000,000
Series H Preferred Shares	2,000,000	—	2,000,000
Series J Preferred Shares	6,116	—	—

CERTAIN MATERIAL DIFFERENCES BETWEEN OUR AUCTION RATE PREFERRED SHARES AND THE SERIES J PREFERRED SHARES

The table below highlights the certain material differences between the terms of our Auction Rate Preferred Shares and our Series J Preferred Shares. For a more complete description of the rights of holders of the Auction Rate Preferred Shares and Series J Preferred Shares see “Description of the Securities” and “Special Characteristics and Risks of the Series J Preferred Shares” in this Offer to Exchange.

Terms of the Securities	Auction Rate Preferred Shares	Series J Preferred Shares
Dividends and Distributions	Accumulate at a variable rate set at a weekly auction	Quarterly at an annualized rate of 1.70% for Year 1, Year 2 and Year 3 and 4.50% for the Dividend Periods occurring in Year 4 and in all future Years until March 26, 2028

Liquidation Preference	$25,000	$25,000

Priority of Ranking and Liquidation Rights	Senior to our common shares and pari passu with any other preferred shares	Senior to our common shares and pari passu with any other preferred shares

Exchange Listing	No	No

Voting Rights	Entitled to one vote per share on all matters submitted to preferred shareholders or preferred and common shareholders voting together as a single class. Holders of the Auction Rate Preferred Shares are also entitled to vote separately as a class on matters affecting only an applicable series of the Auction Rate Preferred Shares and have the right to elect two Trustees, voting together as a separate class	Entitled to one vote per share on all matters submitted to preferred shareholders or preferred and common shareholders voting together as a single class. Holders of Series J Preferred Shares are also entitled to vote separately as a class on matters affecting only the Series J Preferred Shares and have the right to elect two Trustees, voting together as a separate class

Redeemable by the Fund	Redeemable at the option of the Fund at any time, other than during a non-call period	Redeemable at the option of the Fund on March 26, 2024 Mandatory redemption on March 26, 2028

Liquidation Rights	Entitled to receive out of the assets of the Fund legally available for distribution to shareholders an amount equal to $25,000 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of common shares and any other shares of equity securities of the Fund that rank junior to the Auction Rate Preferred Shares as to liquidation rights.	Entitled to receive out of the assets of the Fund legally available for distribution to shareholders an amount equal to $25,000 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of common shares and any other shares of equity securities of the Fund that rank junior to the Series J Preferred Shares as to liquidation rights.

ANTI-TAKEOVER PROVISIONS IN THE GOVERNING DOCUMENTS

The Fund presently has provisions in its Governing Documents which could have the effect of limiting, in each case, (i) the ability of other entities or persons to acquire control of the Fund, (ii) the Fund’s freedom to engage in certain transactions or (iii) the ability of the Fund’s Trustees or shareholders to amend the Governing Documents or effectuate changes in the Fund’s management. These provisions of the Governing Documents of the Fund may be regarded as “anti-takeover” provisions. The Board of the Fund is divided into three classes, each having a term of no more than three years (except, to ensure that the term of a class of the Fund’s Trustees expires each year, one class of the Fund’s Trustees will serve an initial one-year term and three-year terms thereafter and another class of its Trustees will serve an initial two-year term and three-year terms thereafter). Each year the term of one class of Trustees will expire. Accordingly, only those Trustees in one class may be changed in any one year, and it would require a minimum of two years to change a majority of the Board. Such system of electing Trustees may have the effect of maintaining the continuity of management and, thus, make it more difficult for the shareholders of the Fund to change the majority of Trustees. A Trustee of a Fund may be removed with cause by a majority of the remaining Trustees and, without cause, by two-thirds of the remaining Trustees or by two-thirds of the votes entitled to be cast for the election of such Trustee. Under the Fund’s By-Laws, advance notice to the Fund of any shareholder proposal is required, potential nominees to the Board must satisfy a series of requirements relating to, among other things, potential conflicts of interest or relationships and fitness to be a Trustee of a closed-end fund in order to be nominated or elected as a Trustee and any shareholder proposing the nomination or election of a person as a Trustee must supply significant amounts of information designed to enable verification of whether such person satisfies such qualifications. Additionally, the Agreement and Declaration of Trust requires any shareholder action by written consent to be unanimous. Special voting requirements of 75% of the outstanding voting shares (in addition to any required class votes) apply to mergers into or a sale of all or substantially all of the Fund’s assets, liquidation, conversion of the Fund into an open-end fund or interval fund and amendments to several provisions of the Declaration of Trust, including the foregoing provisions. In addition, 80% of the holders of the outstanding voting securities of the Fund voting as a class is generally required in order to authorize any of the following transactions:

●	merger or consolidation of the Fund with or into any other entity;

●

issuance of any securities of the Fund to any person or entity for cash, other than pursuant to the Dividend and Reinvestment Plan or any offering if such person or entity acquires no greater percentage of the securities offered than the percentage beneficially owned by such person or entity immediately prior to such offering or, in the case of a class or series not then beneficially owned by such person or entity, the percentage of common shares beneficially owned by such person or entity immediately prior to such offering;

●	sale, lease or exchange of all or any substantial part of the assets of the Fund to any entity or person (except assets having an aggregate fair market value of less than $5,000,000);

●	sale, lease or exchange to the Fund, in exchange for securities of the Fund, of any assets of any entity or person (except assets having an aggregate fair market value of less than $5,000,000); or

●

the purchase of the Fund’s common shares by the Fund from any person or entity other than pursuant to a tender offer equally available to other shareholders in which such person or entity tenders no greater percentage of common shares than are tendered by all other shareholders;

if such person or entity is directly, or indirectly through affiliates, the beneficial owner of more than 5% of the outstanding shares of the Fund. However, such vote would not be required when, under certain conditions, the Board approves the transaction. In addition, shareholders have no authority to adopt, amend or repeal By-Laws. The Trustees have authority to adopt, amend and repeal By-Laws consistent with the Declaration of Trust (including to require approval by the holders of a majority of the outstanding shares for the election of Trustees). Reference is made to the Governing Documents of the Fund, on file with the SEC, for the full text of these provisions.

The provisions of the Governing Documents described above could have the effect of depriving the owners of shares in the Fund of opportunities to sell their shares at a premium over prevailing market prices, by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of the provisions is to render more difficult the accomplishment of a merger or the assumption of control by a principal shareholder. For the full text of these provisions see “Additional Information.”

The foregoing 75% and 80% voting requirements, which have been considered and determined to be in the best interests of shareholders by the Trustees, are greater than the voting requirements imposed by the 1940 Act and applicable Delaware law.

The Governing Documents are on file with the SEC. For access to the full text of these provisions, see “Additional Information.”

TAXATION

The following discussion is a brief summary of certain U.S. federal income tax considerations of the Exchange Offer. See also Appendix B for a discussion of certain tax consequences relating to an investment in the Series J Preferred Shares.

Except as expressly provided otherwise, this discussion assumes you are a taxable U.S. person (as defined for U.S. federal income tax purposes) and that you hold your shares as capital assets (generally, for investment). The discussion is based upon current provisions of the Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling or opinion has been sought regarding the matters described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Fund and its shareholders (including shareholders subject to special tax rules and shareholders that own or have owned, actually or constructively, more than 5% of any class or series of the shares of the Fund), nor does this discussion address any state, local, or foreign tax concerns.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Auction Rate Preferred Shares or Series J Preferred Shares, as applicable, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

●	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

●

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Auction Rate Preferred Shares or Series J Preferred Shares, as applicable, that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder. If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Auction Rate Preferred Shares or Series J Preferred Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Auction Rate Preferred Shares or Series J Preferred Shares.

The discussions set forth this Offer to Exchange do not constitute tax advice. Investors are urged to consult their own tax advisers with any specific questions relating to U.S. federal, state, local and foreign taxes.

Tax Consequences of the Exchange Offer

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

We intend to treat the exchange of Auction Rate Preferred Shares for Series J Preferred Shares as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the Exchange Offer is so treated, and subject to the discussion below, for U.S. federal income tax purposes:

●	you generally will not recognize gain or loss for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share, as described below);

●

the adjusted basis in the Series J Preferred Shares (including a fractional share deemed received and redeemed as described below) would be equal to the adjusted tax basis in the Auction Rate Preferred Shares exchanged therefor;

●

the holding period of the Series J Preferred Shares received in the recapitalization by a U.S. holder of Auction Rate Preferred Shares will include the holding period of the Auction Rate Preferred Shares exchanged therefor; and

●

if a U.S. Holder receives cash in lieu of a fractional share of Series J Preferred Shares, the U.S. holder would be treated as having received the fractional share of Series J Preferred Shares pursuant to the exchange followed by a redemption of the fractional share of Series J Preferred Shares for cash (see “Appendix B” for a discussion of the treatment of redemptions of the Series J Preferred Shares).

U.S. holders who have acquired different blocks of Auction Rate Preferred Shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis among, and the holding period of, the Series J Preferred Shares received in exchange for such blocks of Auction Rate Preferred Shares.

A U.S. holder that tenders Auction Rate Preferred Shares pursuant to the Exchange Offer may be required to satisfy certain record-keeping and information reporting requirements. Each U.S. holder is urged to consult its own tax advisor concerning any such requirements applicable to the Exchange Offer.

The foregoing treatment is subject to special rules regarding “nonqualified preferred stock.” In general, the receipt of nonqualified preferred stock in a recapitalization will trigger the recognition of gain unless the stock exchanged therefor is also nonqualified preferred stock. The Series J Preferred Shares will be treated as “nonqualified preferred stock” for U.S. federal income tax purposes. Accordingly, U.S. holders of Auction Rate Preferred Shares will recognize gain pursuant to the Exchange Offering unless the Auction Rate Preferred Shares are also nonqualified preferred stock. The Fund believes that the Auction Rate Preferred Shares are nonqualified preferred stock and, accordingly, that gain on the Auction Rate Shares generally should not be recognized as described above. However, this treatment is not free from doubt, and no assurance can be given that the IRS would not challenge such treatment. This discussion assumes that the Auction Rate Preferred Shares are nonqualified preferred stock.

In addition, if the Series J Preferred Shares were treated either indebtedness, rather than equity, of the Fund a U.S. holder would similarly recognize gain on any Auction Rate Preferred Shares as a result of participating in the Exchange Offer. Although the Fund will treat the Series J Preferred Shares as equity of the Fund, such determination is highly factual, and no assurance can be given that the IRS would not challenge such treatment. This discussion assumes such treatment is respected. See “Appendix B” for additional discussion of the treatment of the Series J Preferred Shares as equity for U.S. federal income tax purposes.

U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

Tax Considerations to Tendering Non-U.S. Holders in the Exchange Offer

Non-U.S. holders will generally not be subject to U.S. federal income or withholding tax as a result of participating in the Exchange Offer, except to the extent that cash received in a deemed redemption of fractional shares is treated as a dividend under the rules described in the discussion in Appendix B of redemptions of Series J Preferred Shares. Any amounts that are treated as dividend income recognized by a non-U.S. holder generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either (i) a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent, or (ii) the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income. See Appendix B for additional discussion regarding the treatment of effectively connected income.

NON-U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

CUSTODIAN, TRANSFER AGENT

AND DIVIDEND DISBURSING AGENT

State Street Bank and Trust, located at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, serves as the Custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee based upon, among other things, the average value of the total assets of the Fund, plus certain charges for securities transactions.

Computershare, located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s Plan and Voluntary Cash Purchase Plan and as transfer agent and registrar with respect to the common shares of the Fund.

Computershare serves as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series G Preferred Shares, Series H Preferred Shares and Series J Preferred Shares. Computershare also would be expected to serve as the Fund’s transfer agent, registrar, dividend disbursing agent and redemption agent with respect to any preferred shares issued.

AGREEMENTS INVOLVING THE FUND AND ITS SECURITIES

Investment Advisory and Administrative Arrangements

The Investment Adviser is a New York limited liability company which serves as an investment adviser to registered investment companies with combined aggregate net assets of approximately $19.1 billion as of September 30, 2020. The Investment Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is a wholly owned subsidiary of GAMCO Investors, Inc. (“GBL”). Mr. Gabelli owns a majority of the stock of GGCP, Inc. (“GGCP”) which holds a majority of the capital stock and voting power of GBL. The Investment Adviser has several affiliates that provide investment advisory services: GAMCO Asset Management Inc., a wholly owned subsidiary of GBL, acts as investment adviser for individuals, pension trusts, profit sharing trusts, and endowments, and as a sub-adviser to certain third party investment funds, which include registered investment companies, having assets under management of approximately of $10.5 billion as of September 30, 2020; Teton Advisors, Inc., and its wholly owned investment adviser, Keeley Teton Advisers, LLC, with assets under management of approximately $1.5 billion as of September 30, 2020, acts as investment adviser to The TETON Westwood Funds, the KEELEY Funds, and separately managed accounts; and Gabelli & Company Investment Advisers, Inc. (formerly, Gabelli Securities, Inc.), a wholly owned subsidiary of Associated Capital Group, Inc. (“Associated Capital”), acts as investment adviser for certain alternative investment products, consisting primarily of risk arbitrage and merchant banking limited partnerships and offshore companies, with assets under management of approximately $1.3 billion as of September 30, 2020. Teton Advisors, Inc., was spun off by GBL in March 2009 and is an affiliate of GBL by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Teton Advisors, Inc., as of September 30, 2020. Associated Capital was spun off from GBL on November 30, 2015, and is an affiliate of GBL by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Associated Capital.

Affiliates of the Investment Adviser may, in the ordinary course of their business, acquire for their own account or for the accounts of their investment advisory clients, significant (and possibly controlling) positions in the securities of companies that may also be suitable for investment by the Fund. The securities in which the Fund might invest may thereby be limited to some extent. For instance, many companies in the past several years have adopted so-called “poison pill” or other defensive measures designed to discourage or prevent the completion of non-negotiated offers for control of the company. Such defensive measures may have the effect of limiting the shares of the company which might otherwise be acquired by the Fund if the affiliates of the Investment Adviser or their investment advisory accounts have or acquire a significant position in the same securities. However, the Investment Adviser does not believe that the investment activities of its affiliates will have a material adverse effect upon the Fund in seeking to achieve its investment objective. Securities purchased or sold pursuant to contemporaneous orders entered on behalf of the investment company accounts of the Investment Adviser or the investment advisory accounts managed by its affiliates for their unaffiliated clients are allocated pursuant to procedures, approved by the Board, believed to be fair and not disadvantageous to any such accounts. In addition, all such orders are accorded priority of execution over orders entered on behalf of accounts in which the Investment Adviser or its affiliates have a substantial pecuniary interest. The Investment Adviser may on occasion give advice or take action with respect to other clients that differs from the actions taken with respect to the Fund. The Fund may invest in the securities of companies that are investment management clients of GAMCO. In addition, portfolio companies or their officers or directors may be minority shareholders of the Investment Adviser or its affiliates.

Under the terms of the Investment Advisory Agreement, the Investment Adviser manages the portfolio of the Fund in accordance with its stated investment objective and policies, makes investment decisions for the Fund, places orders to purchase and sell securities on behalf of the Fund and manages its other business and affairs, all subject to the supervision and direction of the Fund’s Board. In addition, under the Investment Advisory Agreement, the Investment Adviser oversees the administration of all aspects of the Fund’s business and affairs and provides, or arranges for others to provide, at the Investment Adviser’s expense, certain enumerated services, including maintaining the Fund’s books and records, preparing reports to the Fund’s shareholders and supervising the calculation of the net asset value of the Fund’s shares. Expenses of computing the net asset value of the Fund, including any equipment or services obtained solely for the purpose of pricing shares or valuing its investment portfolio, underwriting compensation and reimbursements in connection with sales of the Fund’s securities, the costs of utilizing a third party to monitor and collect class action settlements on behalf of the Fund, expenses in connection with the preparation of SEC filings, the fees and expenses of Trustees who are not officers or employees of the Investment Adviser of its affiliates, compensation and other expenses of officers and employees of the Fund (including, but not limited to, the Chief Compliance Officer, Vice President and Ombudsman) as approved by the Trustees, charges of the custodian, any sub-custodian and transfer agent and dividend paying agent, expenses in connection with the Automatic Dividend Reinvestment Plan and the Voluntary Cash Purchase Plan, accounting and pricing costs, membership fees in trade associations, expenses for legal and independent accountants’ services, costs of printing proxies, share certificates and shareholder reports, fidelity bond coverage for Fund officers and employees, Trustees’ and officers’ errors and omissions insurance coverage, and stock exchange listing fees will be an expense of the Fund unless the Investment Adviser voluntarily assumes responsibility for such expenses.

The Investment Advisory Agreement combines investment advisory and certain administrative responsibilities into one agreement. As compensation for its services rendered and the related expenses borne by the Investment Adviser, the Fund pays the Investment Adviser a fee computed weekly and paid monthly at the annual rate of 1.00% of Fund’s average weekly net assets. Net assets are total assets minus the sum of the Fund’s liabilities (such liabilities will exclude the aggregate liquidation preference of outstanding preferred shares and accumulated dividends, if any, on those shares and the outstanding principal amount of any debt securities the proceeds of which were used for investment purposes, plus accrued and unpaid interest thereon). In addition, the Investment Adviser has agreed to reduce the portion of its management fee attributable to an amount of assets of the Fund equal to the aggregate stated value of, as the case may be, its currently outstanding Series B Preferred Shares, Series C Preferred Shares and/or Series E Preferred Shares (together, the “Reduced Fee Preferred”) for any calendar year in which the net asset value total return of the Fund allocable to the common shares, including distributions and the management fee subject to potential reduction, is less than the net cost of capital to the Fund with respect to such series for such year expressed as a percentage (including, without duplication, distributions paid by the Fund on such series and the net cost to the Fund of any associated swap or cap transaction if the Fund hedges its distribution obligations). This reduction will apply to the portion of the Fund’s assets attributable to the Reduced Fee Preferred for so long as the Investment Adviser agrees to continue the reduction, and will not apply to any preferred shares issued pursuant to this offering. The Fund’s Series G Preferred Shares and Series H Preferred Shares are not subject to this reduction. The Fund’s total return on the net asset value of the common shares is monitored on a monthly basis to assess whether the total return on the net asset value of the common shares exceeds the stated dividend rate or corresponding swap rate of each particular series of preferred shares for the period. The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred shares is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the management fee on those additional assets.

Because the investment advisory fees are based on a percentage of net assets, which includes assets attributable to the Fund’s use of leverage (but excludes assets attributable to the Fund’s Reduced Fee Preferred when such Reduced

Preferred are subject to the fee reduction described above), the Investment Adviser may have a conflict of interest in the input it provides to the Board regarding whether to use or increase the Fund’s use of leverage. The Board bases its decision, with input from the Investment Adviser, regarding whether and how much leverage to use for the Fund on its assessment of whether such use of leverage is in the best interests of the Fund, and the Board seeks to manage the Investment Adviser’s potential conflict of interest by retaining the final decision on these matters and by periodically reviewing the Fund’s performance and use of leverage.

Pursuant to the Investment Advisory Agreement, for the fiscal years ended December 31, 2018, 2019 and 2020, the Investment Adviser earned $25,296,619, $24,346,608 and $23,582,628, respectively. For the fiscal year ended December 31, 2020, the Investment Adviser reduced its management fee attributable to an amount of assets of the Fund equal to the aggregate stated value of the Reduced Fee Preferred by $1,038,175.

Additionally, the Investment Adviser has entered into a sub-administration agreement (the “Sub-Administration Agreement”) with BNY Mellon Investment Servicing (US) Inc. (the “Sub-Administrator”) pursuant to which the Sub-Administrator provides certain administrative services necessary for the Fund’s operations which do not include the investment and portfolio management services provided by the Investment Adviser. For these services and the related expenses borne by the Sub-Administrator, the Investment Adviser pays an annual fee based on the value of the aggregate average daily net assets of all funds under its administration managed by the Investment Adviser, GAMCO and Teton Advisors, Inc. as follows: 0.0275% - first $10 billion, 0.0125% - exceeding $10 billion but less than $15 billion, 0.01% - over $15 billion but less than $20 billion and 0.008% - over $20 billion.

The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, the Investment Adviser is not liable for any error of judgment or mistake of law or for any loss suffered by the Fund. As part of the Investment Advisory Agreement, the Fund has agreed that the name “Gabelli” is the Investment Adviser’s property, and that in the event the Investment Adviser ceases to act as an investment adviser to the Fund, the Fund will change its name to one not including “Gabelli.”

Pursuant to its terms, the Investment Advisory Agreement will remain in effect with respect to the Fund from year to year if approved annually (i) by the Fund’s Board of Trustees or by the holders of a majority of its outstanding voting securities and (ii) by a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to the Investment Advisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The Investment Advisory Agreement was most recently approved by a majority of the Board, including a majority of the Trustees who are not interested persons as that term is defined in the 1940 Act, at an in person meeting of the Board held on November 12, 2020. A discussion regarding the basis for the most recent approval of the Investment Advisory Agreement by the Board will be available in the Fund’s annual report to shareholders for the fiscal year ending December 31, 2020.

The Investment Advisory Agreement terminates automatically on its assignment (as defined in the 1940 Act) and may be terminated without penalty on 60 days’ written notice by the Fund’s Board of Trustees, by a vote of a majority of the Fund’s shares or by the Investment Adviser.

Share Exchange Agreement

The Fund has entered into an agreement with Bank of America, pursuant to which Bank of America has agreed to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Exchange Offer. With Bank of America’s intent to tender 100% of the Auction Rate Preferred Shares it beneficially owns into this Exchange Offer, and taking into account that Bank of America owns approximately 94.0% of the Auction Rate Preferred Shares, the Fund believes that the Exchange Offer will provide a benefit to shareholders at this minimum level of possible participation, taking into account the costs associated with conducting the Exchange Offer and other factors.

INDEMNIFICATION

Under the Fund’s organizational documents, the officers and Trustees have been granted certain indemnification rights against certain liabilities that may arise out of performance of their duties to the Fund. Additionally, in the normal course of business, the Fund may enter into contracts with service providers that contain a variety of indemnification clauses. The Fund’s maximum exposure under these arrangements is dependent on future claims that may be made against the Fund and, therefore, cannot be estimated.

Below are the relevant provisions from the Declaration of Trust and the Fund’s investment advisory agreement with the Investment Adviser. Please note that we refer to the Fund as the “Fund” in our Declaration of Trust and the text below.

Article IV of the Fund’s Agreement and Declaration of Trust provides as follows:

4.1 No Personal Liability of Shareholders, Trustees, etc.

No Shareholder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Shareholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law. No Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, other than the Trust or its Shareholders, in connection with Trust Property or the affairs of the Trust, save only liability to the Trust or its Shareholders arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any Shareholder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he shall not, on account thereof, be held to any personal liability.

4.2 Mandatory Indemnification

(a) The Trust shall indemnify the Trustees and officers of the Trust (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise (other than, except as authorized by the Trustees, as the plaintiff or complainant) or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 4.2 by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence (negligence in the case of Affiliated Indemnitees), or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the Trustees.

(b) Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnification hereunder or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of those Trustees who are neither Interested Persons of the Trust nor parties to the proceeding (“Disinterested Non-Party Trustees”), that the indemnitee is entitled to indemnification hereunder, or (ii) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion conclude that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

(c) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (1) the indemnitee shall provide adequate security for his undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(d) The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

(e) Notwithstanding the foregoing, subject to any limitations provided by the 1940 Act and this Declaration, the Trust shall have the power and authority to indemnify Persons providing services to the Trust to the full extent provided by law as if the Trust were a corporation organized under the Delaware General Corporation Law provided that such indemnification (or contractual provision therefor) has been approved by a majority of the Trustees.

4.3 No Duty of Investigation; Notice in Trust Instruments, etc.

No purchaser, lender, transfer agent or other person dealing with the Trustees or with any officer, employee or agent of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. The Trustees may maintain insurance for the protection of the Trust Property, its Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

4.4 Reliance on Experts, etc.

Each Trustee and officer or employee of the Trust shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Trust, regardless of whether such counsel or other person may also be a Trustee.

Section 9 of the Fund’s investment advisory agreement provides as follows:

9. Indemnity

(a) The Fund hereby agrees to indemnify the Adviser and each of the Adviser’s Trustees, officers, employees, and agents (including any individual who serves at the Adviser’s request as director, officer, partner, trustee or the like of another corporation) and controlling persons (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this paragraph or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence, (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (v) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Fund. Notwithstanding the foregoing the Fund shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Fund cannot lawfully waive.

(b) The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the Trustees of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Fund shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of Trustees of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-party Trustees of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

PROPOSALS AND PLANS

Except as otherwise disclosed in this Offer to Exchange, none of the Fund, the Investment Adviser or the Board or any person controlling the Fund, the Investment Adviser or the Board has any plans or proposals that relate to or would result in:

1.	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund;

2.	any purchase, sale or transfer of a material amount of assets of the Fund;

3.	any material change in the present distribution policy or indebtedness or capitalization of the Fund other than the issuance of the Series J Preferred Shares;

4.

any changes to the present Board or management of the Fund, including changes to the number or the term of members of the Board, the filling of any existing vacancies on the Board or changes to any material term of the employment contract of any executive officer;

5.

any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in the Fund’s investment policies for which a vote would be required by Section 13 of the 1940 Act;

6.	any class of equity securities of the Fund to be delisted from a national securities exchange;

7.	any class of equity securities of the Fund becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act;

8.	the suspension of the Fund’s obligation to file reports under Section 15(d) of the Exchange Act;

9.	the acquisition by any person of additional securities of the Fund or the disposition of securities of the Fund other than as disclosed in this Offer to Exchange; or

10.	any changes in the Fund’s Agreement and Declaration of Trust, By-Laws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the information set forth below is as of March 16, 2021. To our knowledge, no person beneficially owned more than 5% of any series of our Auction Rate Preferred Shares, except as set forth below. To our knowledge, none of our officers or Trustees owned 1% or more of our outstanding Auction Rate Preferred Shares. Collectively, to our knowledge, the officers and Trustees of the Fund beneficially own, as a group, in the aggregate, approximately 8 Auction Rate Preferred Shares of the Fund, representing approximately 0.13% of our outstanding Auction Rate Preferred Shares. Unless otherwise indicated below, to our knowledge, each owner named below has sole voting and dispositive power for all shares shown to be beneficially owned by that person. Share amounts listed below do not include fractional share amounts.

Name and Address Beneficial Owner	Amount of Beneficial Ownership	Percent of Auction Rate Preferred Shares
Bank of America Corporation 100 North Tryon Street Charlotte, North Carolina 28255 Bank of America, N.A. 101 South Tryon Street Charlotte, North Carolina 28255 (collectively, “Bank of America”)	5,990 Auction Rate Preferred Shares	94.0%

Our Trustees and executive officers and their respective affiliates are entitled to participate in the Exchange Offer on the same basis as all other shareholders, and one or more of such persons may, but are under no obligation to, do so.

TRANSACTIONS IN AUCTION RATE PREFERRED SHARES

None of the Fund or any of its affiliates, Trustees or executive officers has engaged in any transactions in Auction Rate Preferred Shares in the 60-day period prior to the date of this Offer to Exchange.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Offer to Exchange information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Exchange. We incorporate by reference into this Offer to Exchange the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the Exchange Offer (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”):

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021;
●	our definitive proxy statement on Schedule 14A for our 2020 annual meeting of shareholders, filed with the SEC on March 26, 2020; and
●	our base prospectus and statement of additional information, dated August 30, 2019, filed on Form 497 with the SEC on October 4, 2019 (File Nos. 333-232136 and 811-21423).

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offer to Exchange and a copy of any or all other contracts or documents which are referred to in this Offer to Exchange. Requests should be directed to the Fund’s Information Agent, Morrow Sodali LLC, at 470 West Avenue, 3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: GDV.info@investor.morrowsodali.com).

CERTAIN SECURITIES LAWS CONSIDERATIONS

The issuance of Series J Preferred Shares upon exchange of the Auction Rate Preferred Shares is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) of the Securities Act provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9) of the Securities Act, the securities received in essence assume the character of the exchanged securities for purposes of the Securities Act.

We expect that all of our shares of Series J Preferred Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely transferable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

We believe that the Securities Act Section 3(a)(9) exemption is also an exemption under the state or “blue sky” laws of most states within the United States. However, to the extent that a shareholder resides in a state that does not follow the federal exemption scheme, and no other exemption from registration is otherwise applicable, shareholders residing in such state may not participate in the Exchange Offer.

ADDITIONAL INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the 1940 Act and in accordance therewith files, or will file, reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of the Exchange Act and the 1940 Act can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

The Fund’s common shares are listed on the NYSE under the symbol “GDV.” Reports, proxy statements and other information concerning the Fund and filed with the SEC by the Fund will be available for inspection at the NYSE, 11 Wall Street, New York, New York 10005, as the case may be.

APPENDIX A

THE GABELLI DIVIDEND & INCOME TRUST

FORM OF

STATEMENT OF PREFERENCES

OF

SERIES J CUMULATIVE TERM PREFERRED SHARES

The Gabelli Dividend & Income Trust, a Delaware statutory trust, (the “Fund”), hereby certifies that:

FIRST: The Board of Trustees of the Fund, at a meeting duly convened and held on February 25, 2004, pursuant to authority expressly vested in it by Article III of the Agreement and Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Fund, par value $0.001 per share and at a meeting duly convened and held on February 24, 2021, authorized the designation and issuance by the Fund of up to 6,116 Series J Cumulative Term Preferred Shares.

SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the Series J Cumulative Term Preferred Shares, par value $0.001 per share, as set by the Board of Trustees, are as follows:

DESIGNATION

Series J Preferred Shares: A series of 6,116 preferred shares, par value $0.001 per share, liquidation preference $25,000 per share, is hereby designated “Series J Cumulative Term Preferred Shares” (the “Series J Preferred Shares”). Each Series J Preferred Share may be issued on a date to be determined by the Board of Trustees or its delegates and as are set forth in this Statement of Preferences; and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to preferred shares of the Fund (“Preferred Shares”), as are set forth in this Statement of Preferences. The Series J Preferred Shares shall constitute a separate series of Preferred Shares.

THIRD: This Statement of Preferences sets forth the rights, powers, preferences and privileges of the holders of the Series J Preferred Shares and the provisions set forth herein shall operate either as additions to or modifications of the rights, powers, preferences and privileges of the holders of the Series J Preferred Shares under the Declaration (as defined herein), as the context may require. To the extent the provisions set forth herein conflict with the provisions of the Declaration with respect to any such rights, powers, preferences and privileges, this Statement of Preferences shall control. Except as contemplated by the immediately preceding sentence, the Declaration shall control as to the Fund generally and the rights, powers, preferences and privileges of the other shareholders of the Fund.

As used in this Statement of Preferences, unless the context or use indicates another or different meaning or intent, each capitalized term shall have the meaning ascribed to it in Part III of this Statement of Preferences, whether such term is used in the singular or plural and regardless of tense.

PART I

SERIES J PREFERRED SHARES TERMS

1.	Number of Shares; Ranking.

(a)        The initial number of authorized and classified shares constituting the Series J Preferred Shares to be issued is 6,116. Additional authorized and classified Series J Preferred Shares may be issued at any time upon resolution by the Board of Trustees and with the written consent of Bank of America, N.A. (“Bank of America”), which written consent may be granted or withheld in Bank of America’s sole and absolute discretion. The written consent of Bank of America referred to in the immediately preceding sentence shall only be required if, on the date of the Board of Trustees’ resolution, Bank of America beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) greater than 50% of the then Outstanding Series J Preferred Shares. No fractional Series J Preferred Shares shall be issued.

(b)        Series J Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

(c)        The Series J Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends, distributions and liquidation preference to which such share is entitled.

(d)         No holder of Series J Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares or Common Shares or other securities of the Fund which it may hereafter issue or sell.

2.	Dividends and Distributions.

(a)

(i)        The holders of Series J Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each dividend period, payable quarterly on March 26, June 26, September 26, and December 26 in each year (each, a “Dividend Payment Date”) commencing on June 26, 2021 (if any Dividend Payment Date is not a Business Day, then on the next succeeding Business Day), and computed on the basis of a 360-day year consisting of twelve 30-day months, on the Liquidation Preference on the Series J Preferred Shares.

(ii)        As used herein, each period beginning on and including a Dividend Payment Date (or beginning on the Date of Original Issue, in the case of the first dividend period after the issuance of such Series J Preferred Shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to as a “Dividend Period.” The Dividend Period beginning on the Date of Original Issue, together with the next three Dividend Periods, are referred to herein as “Year 1,” the next four Dividend Periods are referred to as “Year 2,” and so on.

(iii)        For the Dividend Periods occurring in Year 1, Year 2 and Year 3, dividends will be paid at an annualized rate of 1.70% based on the Liquidation Preference of the Series J Preferred Shares. For the Dividend Periods occurring in Year 4 and in all future Years until March 26, 2028 (the “Mandatory Redemption Date”), dividends will be paid at an annualized rate of 4.50% based on the Liquidation Preference of the Series J Preferred Shares.

(iv)        Dividends and distributions will be paid to holders of record of Series J Preferred Shares as they appear on the stock register of the Fund at the close of business on the fifth preceding Business Day of a Dividend Payment Date in preference to dividends and distributions on Common Shares and any other capital shares of the Fund ranking junior to the Series J Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series J Preferred Shares shall accumulate from the date on which such shares are originally issued. Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series J Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

(b)

(i)        No full dividends and distributions shall be declared or paid on Series J Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares of the Fund ranking on a parity with the Series J Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series J Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series J Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series J Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series J Preferred Shares that may be in arrears.

(ii)        For so long as Series J Preferred Shares are Outstanding, the Fund shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series J Preferred Shares as to dividends and distributions and upon liquidation) in respect of the Common Shares or any other shares of the Fund ranking junior to the Series J Preferred Shares as to the payment of dividends and distributions and upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Fund ranking junior to the Series J Preferred Shares as to the payment of dividends and distributions and upon liquidation (except by conversion into or exchange for shares of the Fund ranking junior to the Series J Preferred Shares as to dividends and distributions and upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate Adjusted Value of the Fund’s Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Fund shall have Asset Coverage, (B) all cumulative and unpaid dividends and distributions on all Series J Preferred Shares due on or prior to the date of the transaction have been declared and paid in full with respect to the Fund’s Preferred Shares, including the Series J Preferred Shares (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Fund has redeemed the full number of Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii)        Any dividend payment made on the Series J Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c)        Not later than the Business Day immediately preceding each Dividend Payment Date, the Fund shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature on or prior to such Dividend Payment Date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3.	Redemption.

(a)        Mandatory Redemption. The Fund is required to redeem the Series J Preferred Shares on March 26, 2028 at a price equal to $25,000 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) to, but not including, the date of redemption (the “Redemption Price”). If the Fund is required to redeem any Preferred Shares (which may include Series J Preferred Shares) prior to the Mandatory Redemption Date, pursuant to paragraphs 6(b) or 6(c) of Part I hereof, then the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Series J Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a “Cure Date”), as the case may be, fix a redemption date and proceed to redeem shares as set forth in paragraph 3(c) hereof. On such redemption date, the Fund shall redeem, out of funds legally available therefor, (i) the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Fund may include any proportion of Series J Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Fund having Asset Coverage or an Adjusted Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or (ii) if such Asset Coverage or an Adjusted Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the Outstanding Series J Preferred Shares, at the Redemption Price. In the event that Preferred Shares are redeemed pursuant to paragraphs

6(b) or 6(c) of Part I hereof, the Fund may, but is not required to, redeem an additional number of Series J Preferred Shares pursuant to this paragraph 3(a) which, when aggregated with other Preferred Shares redeemed by the Fund, permits the Fund to have with respect to the Preferred Shares (including the Series J Preferred Shares) remaining Outstanding after such redemption (i) Asset Coverage of as much as 220% and (ii) Eligible Assets with Adjusted Value of as great as 110% of the Basic Maintenance Amount. In the event that all of the Series J Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part I hereof, the Fund shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 3(c) hereof.

(b)        Optional Redemption. The Fund may redeem all or any part of the Series J Preferred Shares, upon not less than 30 nor more than 60 days’ prior notice, at the Redemption Price per share, on March 26, 2024. The Series J Preferred Shares are not otherwise subject to optional redemption by the Fund unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.

(c)         Procedures for Redemption.

(i)        If the Fund shall determine or be required to redeem Series J Preferred Shares pursuant to this paragraph 3, it shall send a written notice of redemption (“Notice of Redemption”) to each holder of the shares to be redeemed by electronic mail and by first class mail, postage prepaid, at such holder’s address as the same appears on the share register of the Fund, on the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series J Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees or its delegatee; (B) the number of Series J Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends and distributions to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 3 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 3(b), any conditions precedent to such redemption. If fewer than all Series J Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. The Fund shall arrange for the Notice of Redemption to be posted to The Depository Trust Company. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii)        If the Fund shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Fund shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities or time deposits) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series J Preferred Shares to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series J Preferred Shares called for redemption on the redemption date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Fund shall default in making payment of the Redemption Price), all rights of the holders of the Series J Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Fund shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series J Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Fund, after which the holders of the Series J Preferred Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii)        On or after the redemption date, each holder of Series J Preferred Shares that are subject to redemption shall surrender such shares to the Fund as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv)        In the case of any redemption of less than all of the Series J Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series J Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v)        Notwithstanding the other provisions of this paragraph 3, the Fund shall not redeem any Series J Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series J Preferred Shares and other Preferred Shares ranking on a parity with the Series J Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Fund) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Part I hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series J Preferred Shares.

If the Fund shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series J Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Fund shall redeem on such redemption date the number of Series J Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series J Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Fund shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

4.	Voting Rights.

(a)        General.

   Except as otherwise provided in the Governing Documents or a resolution of the Board of Trustees, or as required by applicable law, holders of Series J Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of Series J Preferred Shares shall be entitled to one vote for each Series J Preferred Share held and the holders of Outstanding Preferred Shares, including Series J Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that the holders of the Series J Preferred Shares, voting together with the holders of Outstanding Preferred Shares, shall be entitled, as a separate class, to elect two of the Fund’s trustees. Subject to paragraph 4(b), the holders of outstanding capital shares of the Fund, including the holders of the Outstanding Preferred Shares, including the Series J Preferred Shares, voting as a single class, shall elect the balance of the trustees.

(b)        Right to Elect Majority of Board of Trustees.

   During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number and/or composition of trustees constituting the Board of Trustees shall be automatically adjusted as necessary to permit the holders of the Outstanding Preferred Shares, including the Series J Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund) to elect the number of trustees that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 4(a) above, would constitute a simple majority of the Board of Trustees as so adjusted. The Fund and the

Board of Trustees shall take all necessary actions, including effecting the removal of trustees or the amendment of the Fund’s Declaration, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. A Voting Period shall commence:

(i)        if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series J Preferred Shares equal to at least two full years’ dividends and distributions shall have become due and unpaid and sufficient Deposit Assets shall not have been deposited with the Dividend-Disbursing Agent for the payment in full of such accumulated dividends and distributions; or

(ii)        if at any time holders of any other Preferred Shares are entitled to elect a majority of the trustees of the Fund under the 1940 Act or the Statement of Preferences creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 4(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 4(b).

(c)        Right to Vote with Respect to Certain Other Matters.

   Subject to paragraph 1 of Part II of this Statement of Preferences, so long as the Series J Preferred Shares are Outstanding, the Fund shall not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Preferred Shares Outstanding at the time and present and voting on such matter, voting separately as one class, amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any Statement of Preferences, including the Series J Preferred Shares. To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Shares are Outstanding, the Fund shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Statement of Preferences for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Preferred Shares Outstanding and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series J Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. The Fund shall notify each Rating Agency ten Business Days prior to any such vote described above. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including the Series J Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 4(c), the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Fund duly called (i) of 67 percent or more of the Preferred Shares present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding Preferred Shares, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including the Series J Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares (including the Series J Preferred Shares) pursuant to the Governing Documents shall not in and of itself be considered to adversely affect the rights and preferences of the holders of Preferred Shares.

(d)        Voting Procedures.

   (i)        As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 4(b), the Fund shall call a special meeting of such holders and instruct the Dividend Disbursing Agent to mail a notice of such special meeting to the holders of Series J Preferred Shares, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Fund fails to send such notice to the Dividend Disbursing Agent or if the Fund does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other day as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund), shall be entitled to elect the number of trustees prescribed in paragraph 4(b) on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of the holders of Preferred Shares present in person or by proxy shall have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a date not more than 120 days after the original record date.

(ii)        For purposes of determining any rights of the holders of the Series J Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, a share of Series J Preferred Shares which is not Outstanding shall not be counted.

(iii)        The terms of office of all persons who are trustees of the Fund at the time of a special meeting of holders of Preferred Shares to elect trustees and who remain trustees following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.

(iv)        Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 4(b) above shall expire at the earliest time permitted by law, and the remaining trustees shall constitute the trustees of the Fund and the voting rights of such holders of Preferred Shares, including Series J Preferred Shares, to elect additional trustees pursuant to paragraph 4(b) above shall cease, subject to the provisions of the last sentence of paragraph 4(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 4(b) above, the number of trustees shall be automatically reduced to the number of trustees on the Board immediately preceding such Voting Period.

(e)        Exclusive Remedy.

   Unless otherwise required by law, the holders of Series J Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series J Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Fund fails to pay any dividends or distributions on the Series J Preferred Shares, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 4.

(f)        Notification to Rating Agency.

   In the event a vote of holders of Series J Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Series J Preferred Shares are rated by a Rating Agency at the request of the Fund, the Fund shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify the relevant Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify such Rating Agency of the result of such vote.

5.	Liquidation Rights.

(a)        In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of Series J Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Fund ranking junior to the Series J Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25,000.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment to the holders of Series J Preferred Shares (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

(b)        If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Outstanding Series J Preferred Shares, and any other Outstanding class or series of Preferred Shares ranking on a parity with the Series J Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series J Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series J Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full (or set aside for such payment) to the holders of Series J Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Fund ranking junior to the Series J Preferred Shares as to liquidation.

6.	Coverage Tests.

(a)        Determination of Compliance.

   For so long as the Series J Preferred Shares are Outstanding, the Fund shall make the following determinations:

(i)        Asset Coverage.

  The Fund shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series J Preferred Shares are Outstanding.

(ii)        Basic Maintenance Amount as follows:

   For so long as any Series J Preferred Shares are Outstanding and are rated by a Rating Agency at the Fund’s request, the Fund’s shall maintain, on each Valuation Date, Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, as of such Valuation Date. Upon any failure to maintain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Fund shall use all commercially reasonable efforts to retain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(b)        Failure to Meet Asset Coverage Requirements.

   If the Fund fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the related Series J Asset Coverage Cure Date, (i) the Fund shall give a Notice of Redemption as described in paragraph 3 of Part I hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Fund’s determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series J Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Fund’s discretion, such additional number of Series J Preferred Shares or other Preferred Shares in order that the Fund have Asset Coverage with respect to the Series J Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 220%, and (ii) deposit with the Dividend-Disbursing Agent

Deposit Assets having an initial combined value sufficient to effect the redemption of the Series J Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 3 of Part I hereof.

(c)	Failure to Maintain Eligible Assets having an Adjusted Value at Least Equal to the Basic Maintenance Amount.

If the Fund fails to have Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 6(a)(ii) above and such failure is not cured, the Fund shall, on or prior to the Basic Maintenance Amount Cure Date, (i) give a Notice of Redemption as described in paragraph 3 of Part I hereof with respect to the redemption of a sufficient number of Series J Preferred Shares or other Preferred Shares to enable it to meet the requirements of paragraph 6(a)(ii) above, and, at the Fund’s discretion, such additional number of Series J Preferred Shares or other Preferred Shares in order that the Fund have Adjusted Assets with respect to the remaining Series J Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 110% of the Basic Maintenance Amount, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series J Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 3 of Part I hereof.

(d)	Status of Series J Preferred Shares Called for Redemption.

For purposes of determining whether the requirements of paragraphs 6(a)(i) and 6(a)(ii) hereof are satisfied, (i) no Series J Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7.	Certain Other Restrictions.

(a)        For so long as the Series J Preferred are rated by a Rating Agency at the Fund’s request, the Fund will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Fund to have Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Fund’s Eligible Assets exceeded the Basic Maintenance Amount by 5% or less, alter the composition of the Fund’s assets in a manner reasonably expected to reduce the Adjusted Value of the Fund’s Eligible Assets, unless the Fund shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Fund’s Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any Common Shares or repurchase any Common Shares, unless the Fund shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Fund continued to satisfy the requirements of paragraph 6(a)(ii).

(b)        For so long as the Series J Preferred Shares are rated by any Rating Agency at the Fund’s request, unless the Fund shall have received written confirmation from the relevant Rating Agency, the Fund may engage in the lending of its portfolio securities only in an amount of up to 20% of the Fund’s total assets, provided that the Fund receives cash collateral for such loaned securities that is maintained at all times in an amount equal to at least 100% of the then current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Instruments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Fund for purposes of determining compliance with paragraph 6.

(c)        For so long as the Series J Preferred Shares are rated by any Rating Agency at the Fund’s request, the Fund shall not consolidate with, merge into, sell or otherwise transfer all or substantially all of its assets to another Person or adopt a plan of liquidation of the Fund, in each case without providing prior written notification to each Rating Agency.

8.	Limitation on Incurrence of Additional Indebtedness, Certain Transactions and Issuance of Additional Preferred Shares.

(a)        So long as the Series J Preferred Shares are Outstanding, the Fund may issue and sell one or more series of a class of senior securities of the Fund representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Fund shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Fund then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Fund upon the distribution of the assets of the Fund or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Fund then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).

(b)        So long as any Series J Preferred Shares are Outstanding, the Fund may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Fund representing stock under Section 18 of the 1940 Act in addition to the Series J Preferred Shares and other Preferred Shares then Outstanding, provided that (i) the Fund shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Shares for which a Notice of Redemption has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the Series J Preferred Shares and all other Preferred Shares of the Fund then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares of the Fund upon the liquidation or distribution of the assets of the Fund or in respect of the payment of dividends and distributions.

9.	Termination.

In the event that no Series J Preferred Shares are Outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Fund under this Statement of Preferences shall terminate.

10.	Interpretation.

References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs that do not reference a specific Part of this Statement of Preferences or another document shall refer to the Part of this Statement of Preferences in which the reference occurs, unless the context otherwise requires.

PART II

ABILITY OF THE BOARD OF TRUSTEES TO MODIFY THE STATEMENT OF PREFERENCES

1.	Modification to Prevent Ratings Reduction or Withdrawal.

The Board of Trustees, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Fund pursuant to Rating Agency guidelines, if the Board of Trustees determines that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Preferred Shares and are in the aggregate in the best interests of the Holders of the Preferred Shares.

2.	Other Modification.

The Board of Trustees, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including, without limitation, provisions that have been adopted by the Fund pursuant to any rating agency guidelines, if the Board of Trustees determines that such amendments or modifications will not in the aggregate adversely affect the rights and preferences of any series of the Preferred Shares, provided, that the Fund has received advice from each applicable Rating Agency that such amendment or modification is not expected to adversely affect such Rating Agency’s then current rating of such series of the Fund’s Preferred Shares.

Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board of Trustees, without the vote of the Holders of the Series J Preferred Shares or any other capital shares of the Fund, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series J Preferred Shares.

PART III

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Adjusted Value” of each Eligible Asset shall be computed as follows:

(a)	cash shall be valued at 100% of the face value thereof; and

(b)	all other Eligible Assets shall be valued at the applicable Discounted Value thereof; and

(c)	each asset that is not an Eligible Asset shall be valued at zero.

“Administrator” means Gabelli Funds, LLC, a New York limited liability company, or such other entity as shall be providing administrative services to the Fund and will include, as appropriate, any sub-administrator appointed by the Administrator.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other Person that is then serving as the investment adviser of the Fund.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding Series J Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Basic Maintenance Amount,” with respect to the Series J Preferred Shares, has the meaning set forth in the Moody’s Guidelines or, if any Other Rating Agency is rating the Series J Preferred Shares at the Fund’s request, the meaning set forth in the guidelines of the Other Rating Agency, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other series of Preferred Shares.

“Basic Maintenance Amount Cure Date” means, with respect to the Series J Preferred Shares, 10 Business Days following a Valuation Date, such date being the last day upon which the Fund’s failure to comply with paragraph 6(a)(ii) of Part I of this Statement of Preferences could be cured, and shall, for the purposes of this Statement of Preferences, have a correlative meaning with respect to any other class or series of Preferred Shares.

“Board of Trustees” or “Board” means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in The City of New York, New York are authorized or obligated by law to close.

“By-Laws” means the By-Laws of the Fund, as amended from time to time.

“Commission” means the Securities and Exchange Commission.

“Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Fund.

“Cure Date” shall have the meaning set forth in paragraph 3(a)(ii) of Part I of this Statement of Preferences.

“Date of Original Issue” means April 19, 2021 with respect to the Series J Preferred Shares, and, for the purposes of this Statement of Preferences, shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Declaration” means the Second Amended and Restated Agreement and Declaration of Trust of the Fund, dated February 16, 2011, as amended, supplemented and restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class of shares of beneficial interest in the Fund).

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Fund has Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Discount Factor” means (a) so long as Moody’s is rating the Series J Preferred Shares at the Fund’s request, the Moody’s Discount Factor, and/or (b) any applicable discount factor established by any Other Rating Agency, whichever is applicable.

“Discounted Value” means, as applicable, (a) the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor or (b) such other formula for determining the discounted value of an Eligible Asset as may be established by an applicable Rating Agency, provided, in either case that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the applicable quotient or product as calculated above or the par value, whichever is lower.

“Dividend-Disbursing Agent” means, with respect to the Series J Preferred Shares, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Fund and, with respect to any other class or series of Preferred Shares, the Person appointed by the Fund as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series J Preferred Shares, any date on which dividends and distributions declared by, or under authority granted by, the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part I of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part I hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Payment Date” means with respect to the Series J Preferred Shares, any date on which dividends and distributions and distributions declared by the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part I of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part I hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Eligible Assets” means Moody’s Eligible Assets (if Moody’s is then rating the Series J Preferred Shares at the request of the Fund) and/or Other Rating Agency Eligible Assets if any Other Rating Agency is then rating the Series J Preferred Shares or any other outstanding series of Preferred Shares, whichever is applicable.

“Fund” means The Gabelli Dividend & Income Trust, a Delaware statutory trust.

“Governing Documents” means the Declaration and the By-Laws.

“Liquidation Preference” shall, with respect to each share of Series J Preferred Shares, have the meaning set forth in paragraph 5(a) of Part I of this Statement of Preferences and shall, for the purposes of this Statement of Preferences, have a correlative meaning with respect to any other class or series of Preferred Shares.

“Mandatory Redemption Date” has the meaning set forth in paragraph 2(a)(iii) of Part I of this

Statement of Preferences.

“Market Value” means the amount determined by the Fund with respect to specific Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Trustees as being in compliance with the requirements of the 1940 Act.

“Moody’s” means Moody’s Investors Service, Inc. and its successors at law.

“Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of Preferred Shares.

“Moody’s Eligible Assets” means the assets of the Fund set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of the Series J Preferred Shares.

“Moody’s Guidelines” means the guidelines provided by Moody’s, as may be amended from time to time, in connection with Moody’s ratings of the Series J Preferred Shares at the rating then assigned.

“Notice of Redemption” means any notice with respect to the redemption of Series J Preferred Shares pursuant to paragraph 3 of Part I of this Statement of Preferences.

“Other Rating Agency” means any rating agency other than Moody’s then providing a rating for the Series J Preferred Shares at the request of the Fund.

“Other Rating Agency Eligible Assets” means assets of the Fund designated by any Other Rating Agency as eligible for inclusion in calculating the discounted value of the Fund’s assets in connection with such Other Rating Agency’s rating of the Series J Preferred Shares.

“Outstanding” means, as of any date, Preferred Shares theretofore issued by the Fund except:

(a)	any such Preferred Share theretofore cancelled by the Fund or delivered to the Fund for cancellation;

(b)

any such Preferred Share other than Preferred Shares as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Fund in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Statement of Preferences with respect thereto;

(c)

in the case of an auction rate Preferred Shares, any such shares theretofore delivered to the applicable auction agent for cancellation or with respect to which the Fund has given notice of redemption and irrevocably deposited with the applicable paying agent sufficient funds to redeem such shares; and

(d)	any such Preferred Share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, (i) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which any subsidiary of the Fund is the holder will be disregarded and deemed not Outstanding and (ii) in connection with any auction of auction rate Preferred Shares as to which the Fund or any Person known to the auction agent to be a subsidiary of the Fund is the holder will be disregarded and not deemed Outstanding.

“Person” means and includes an individual, a partnership, the Fund, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means the preferred shares, par value $0.001 per share, of the Fund, and includes the Series J Preferred Shares.

“Quarterly Valuation Date” means the last Business Day of each March, June, September and

December of each year.

“Rating Agency” means Moody’s as long as such rating agency is then rating the Series J Preferred Shares at the Fund’s request or any other rating agency then rating the Series J Preferred Shares at the Fund’s request.

“Redemption Price” has the meaning set forth in paragraph 3(a) of Part I hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Series J Asset Coverage Cure Date” means, with respect to the failure by the Fund to maintain Asset Coverage (as required by paragraph 9(a)(i)(A) of Part I of this Statement of Preferences) as of an applicable Quarterly Valuation Date, 10 Business Days following such Quarterly Valuation Date, and shall, for the purposes of this Statement of Preferences, have a correlative meaning with respect to any other class or series of Preferred Shares.

“Series J Preferred Shares” means the Fund’s Series J Cumulative Term Preferred Shares, par value $0.001 per share, liquidation preference $25,000 per share.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund, the remaining term to maturity thereof is not in excess of 180 days:

(i)	commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii)

demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds; and

(iv)	U.S. Government Obligations.

“U.S. Government Obligations” means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Valuation Date” means the last Business Day of each month, or such other date as the Fund and Rating Agencies may agree to for purposes of determining the Basic Maintenance Amount.

“Voting Period” has the meaning set forth in paragraph 6(b) of Part I of this Statement of Preferences.

IN WITNESS WHEREOF, The Gabelli Dividend & Income Trust has caused this Statement of Preferences to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Fund, and states that, to the best of such officer’s knowledge, information and belief under penalty of perjury, the matters and facts herein set forth with respect to approval are true in all material respects, as of                     , 2021.

By:

Name:	Bruce N. Alpert
Title:	President

Attest:

Name:	Peter Goldstein
Title:	Secretary

Appendix B

ADDITIONAL TAX CONSIDERATIONS

The following summary of certain U.S. federal income tax considerations relating to an investment in Series J Preferred Shares of the Fund supplements the discussion set forth under the heading “Taxation” above and is subject to the qualifications set forth therein. Capitalized terms used but not defined herein have the meanings set forth in such discussion. The following summary is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances.

Taxation of the Fund

The Fund has elected to be treated and has qualified, and intends to continue to qualify, as a RIC under Subchapter M of the Code. Accordingly, the Fund must, among other things,

(i) derive in each taxable year at least 90% of its gross income from (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including, but not limited to, gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from interests in certain publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each a “Qualified Publicly Traded Partnership”); and

(ii) diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Fund’s total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other RICs) of (I) any one issuer, (II) any two or more issuers that the Fund controls and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships.

As a RIC, the Fund generally is not subject to U.S. federal income tax on income and gains that it distributes each taxable year to shareholders, provided that it distributes annually at least 90% of the sum of the Fund’s (i) investment company taxable income (which includes, among other items, dividends, interest, the excess of any net short term capital gain over net long term capital loss, and other taxable income, other than any net capital gain (as defined below), reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) net tax-exempt interest income (the excess of its gross tax-exempt interest income over certain disallowed deductions). The Fund intends to distribute at least annually substantially all of such income. The Fund will be subject to income tax at regular corporate rates on any taxable income or gains that it does not distribute to its shareholders.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% federal excise tax at the Fund level. To avoid the tax, the Fund must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year, and (ii) 98.2% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Fund’s fiscal year). In addition, the minimum amounts that must be distributed in any year to avoid the federal excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from previous years. For purposes of the excise tax, the Fund will be deemed to have distributed any income on which it paid U.S. federal income tax. Although the Fund intends to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% federal excise tax, there can be no assurance that sufficient amounts of the Fund’s ordinary income and capital gains will be distributed to avoid entirely the imposition of the tax. In that event, the Fund will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

If the Fund were unable to satisfy the 90% distribution requirement or otherwise were to fail to qualify as a RIC in any year, generally it would be subject to tax on all of its taxable income and gains in the same manner as an ordinary corporation and distributions to the Fund’s shareholders would not be deductible by the Fund in computing its taxable income. Such distributions would be taxable to the shareholders as ordinary dividends to the extent of the Fund’s current or accumulated earnings and profits. Provided that certain holding period and other requirements are met, such dividends may be eligible (i) to be treated as qualified dividend income eligible to be taxed at long term capital gain rates in the case of shareholders taxed as individuals and (ii) for the dividends received deduction in the case of corporate shareholders. To qualify again to be subject to tax as a RIC in a subsequent year, the Fund would be required to distribute to its shareholders its earnings and profits attributable to non-RIC years. In addition, if the Fund failed to qualify as a RIC for a period greater than two taxable years, then, in order to qualify as a RIC in a subsequent year, the Fund would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if the Fund had been liquidated) or, alternatively, to be subject to taxation on such built-in gain recognized for a period of five years. The remainder of this discussion assumes that the Fund qualifies for taxation as a RIC.

Certain of the Fund’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long term capital gains or qualified dividend income into higher taxed short term capital gains or ordinary income, (iii) convert an ordinary loss or deduction into capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% annual gross income requirement described above. These U.S. federal income tax provisions could therefore affect the amount, timing and character of distributions to shareholders. The Fund will monitor its transactions and may make certain tax elections and may be required to borrow money or dispose of securities to mitigate the effect of these rules and prevent disqualification of the Fund as a RIC.

Gain or loss on the sale of securities by the Fund will generally be long term capital gain or loss if the securities have been held by the Fund for more than one year. Gain or loss on the sale of securities held for one year or less will be short term capital gain or loss.

Foreign currency gain or loss on non-U.S. dollar-denominated securities and on any non-U.S. dollar-denominated futures contracts, options and forward contracts that are not section 1256 contracts (as defined below) generally will be treated as ordinary income and loss.

The premium received by the Fund for writing a call option is not included in income at the time of receipt. If the option expires, the premium is short term capital gain to the Fund. If the Fund enters into a closing transaction, the difference between the amount paid to close out its position and the premium received is short term capital gain or loss. If a call option written by the Fund is exercised, thereby requiring the Fund to sell the underlying security, the premium will increase the amount realized upon the sale of the security and any resulting gain or loss will be long term or short term, depending upon the holding period of the security. The Fund does not have control over the exercise of the call options it writes and thus does not control the timing of such taxable events.

With respect to a put or call option that is purchased by the Fund, if the option is sold, any resulting gain or loss will be a capital gain or loss and will be short term or long term, depending upon the holding period for the option. If the option expires, the resulting loss is a capital loss and is short term or long term, depending upon the holding period for the option. If the option is exercised, the cost of the option, in the case of a call option, is added to the basis of the purchased security and, in the case of a put option, reduces the amount realized on the underlying security in determining gain or loss.

The Fund’s investment in so-called “section 1256 contracts,” such as regulated futures contracts, most foreign currency forward contracts traded in the interbank market, options on most stock indices and any non-equity options, are subject to special tax rules. All section 1256 contracts held by the Fund at the end of its taxable year are required to be marked to their market value, and any unrealized gain or loss on those positions will be included in the Fund’s income as if each position had been sold for its fair market value at the end of the taxable year, thereby potentially causing the Fund to recognize gain in advance of a corresponding receipt of cash. The resulting gain or loss will be combined with any gain or loss realized by the Fund from positions in section 1256 contracts closed during the taxable year. Provided such positions were held as capital assets and were neither part of a “hedging transaction” nor part of a “straddle,” 60% of the resulting net gain or loss will be treated as long term capital gain or loss, and 40% of such net gain or loss will be treated as short term capital gain or loss, regardless of the period of time the positions were actually held by the Fund.

Investments by the Fund in certain “passive foreign investment companies” (“PFICs”) could subject the Fund to U.S. federal income tax (including interest charges) on certain distributions or dispositions with respect to those investments which cannot be eliminated by making distributions to shareholders. Elections may be available to the Fund to mitigate the effect of the PFIC rules, but such elections generally accelerate the recognition of income without the receipt of cash. Dividends paid by PFICs will not qualify for the reduced tax rates applicable to qualified dividend income, as discussed below under “Taxation of Shareholders.”

The Fund may invest in debt obligations purchased at a discount with the result that the Fund may be required to accrue income for U.S. federal income tax purposes before amounts due under the obligations are paid. The Fund may also invest in securities rated in the medium to lower rating categories of nationally recognized rating organizations, and in unrated securities (“high yield securities”). A portion of the interest payments on such high yield securities may be treated as dividends for certain U.S. federal income tax purposes.

The Fund may invest in preferred securities or other securities the U.S. federal income tax treatment of which may not be clear or may be subject to special rules or to recharacterization by the IRS. To the extent the tax treatment of such securities or the income from such securities differs from the tax treatment expected by the Fund, it could affect the timing or character of income recognized by the Fund, potentially requiring the Fund to purchase or sell securities, or otherwise change its portfolio, in order to comply with the tax rules applicable to RICs under the Code.

As a result of investing in stock of PFICs or securities purchased at a discount or any other investment that produces income that is not matched by a corresponding cash distribution to the Fund, the Fund could be required to include in current income, income it has not yet received in cash. Any such income would be treated as income earned by the Fund and therefore would be subject to the distribution requirements of the Code. This might prevent the Fund from distributing 90% of its investment company taxable income as is required in order to avoid Fund-level U.S. federal income tax on all of its income, or might prevent the Fund from distributing enough ordinary income and capital gain net income to avoid the imposition of Fund-level income or excise taxes. To avoid this result, the Fund may be required to borrow money or dispose of securities at inopportune times or on unfavorable terms, forgo favorable investments, or take other actions that it would otherwise not take, to be able to make distributions to its shareholders.

If the Fund does not meet the asset coverage requirements of the 1940 Act and the Statements of Preferences, the Fund will be required to suspend distributions to the holders of its common shares until the asset coverage is restored. Such a suspension of distributions might prevent the Fund from distributing 90% of its investment company taxable income as is required in order to avoid Fund-level U.S. federal income taxation on all of its income, or might prevent the Fund from distributing enough income and capital gain net income to avoid imposition of Fund-level income or excise taxes.

Because the Fund may invest in foreign securities, its income from such securities may be subject to non-U.S. taxes. The Fund intends to invest less than 50% of its total assets in foreign securities. As long as the Fund continues to invest less than 50% of its assets in foreign securities, the Fund will not be eligible to elect to “pass-through” to its shareholders the ability to use the foreign tax deduction or foreign tax credit for foreign taxes paid with respect to qualifying taxes.

Taxation of Shareholders

The Statement of Preferences require that holders of the Series J Preferred Shares treat such shares as equity of the Fund for all U.S. federal, local and other income tax purposes, unless another treatment is required by law. The Fund will take the position that under present law the Series J Preferred Shares will constitute equity rather than debt of the Fund for U.S. federal income tax purposes. However, no ruling or opinion has been sought on the treatment of the Series J Preferred Shares. Accordingly, it is possible that the IRS could take a contrary position asserting, for example, that such Series J Preferred Shares constitute debt of the Fund. The Fund believes this position, if asserted, should not prevail. If that position were upheld, distributions on the Fund’s Series J Preferred Shares would be considered interest, subject to tax as ordinary income regardless of the taxable income of the Fund, and other adverse consequences could result for the Fund or shareholders. For example, such a recharacterization could cause the Fund to be subject to U.S. federal corporate income taxation (including interest and other additions) on all or a portion of its income to the extent limitations on the deductibility of interest expense prevented it from satisfying the 90% distribution requirement (or otherwise caused it to have undistributed income subject to corporate-level income or excise taxes), or on undistributed net capital gains to the extent that any portions of prior dividends paid by the Fund with respect to the Series J Preferred Shares were previously reported by the Fund as “capital gain dividends” (as defined below). The following discussion and the discussion under “—Taxation” in the Offer to Exchange assumes that the Series J Preferred Shares will be treated as equity of the Fund.

Distributions paid by the Fund from its investment company taxable income generally are taxable as ordinary income to the extent of the Fund’s current or accumulated earnings and profits (“ordinary income dividends”). Provided that certain holding period and other requirements are met, distributions (if properly reported by the Fund) may qualify (i) for the dividends received deduction available to corporations, but only to the extent that the Fund’s income consists of dividend income from U.S. corporations and (ii) in the case of individual shareholders, as qualified dividend income eligible to be taxed at long term capital gain rates to the extent that the Fund receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and certain qualified foreign corporations (e.g., generally, foreign corporations incorporated in a possession of the United States or in certain countries with a qualifying comprehensive tax treaty with the United States, or whose stock with respect to which such dividend is paid is readily tradable on an established securities market in the United States). A qualified foreign corporation does not include a foreign corporation that for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a PFIC. If the Fund lends portfolio securities, the amount received by the Fund that is the equivalent of the dividends paid by the issuer on the securities loaned will not be eligible for qualified dividend income treatment. Accordingly, there can be no assurance as to what portion, if any, of the Fund’s distributions will be eligible for the dividends received deduction or the reduced rates applicable to qualified dividend income. Prospective holdings should consult their own tax advisers regarding the application of these rules to their investment in Series J Preferred Shares.

Properly reported distributions of net capital gain (i.e., the excess of net long term capital gain over net short term capital loss) (“capital gain dividends”), if any, are taxable to shareholders at the reduced rates applicable to long term capital gain, regardless of how long the shareholder has held the Fund’s shares. Capital gain dividends are not eligible for the dividends received deduction.

The Fund may either distribute or retain for reinvestment all or part of its net capital gain (i.e., the excess of net long term capital gain over net short term capital loss). If any such gain is retained, the Fund will be subject to regular corporate income tax on the retained amount. In that event, the Fund may report the retained amount as undistributed capital gain in a notice to its shareholders, each of whom (i) will be required to include in income for U.S. federal income tax purposes as long term capital gain its share of such undistributed amounts, (ii) will be entitled to credit its proportionate share of the tax paid by the Fund against its U.S. federal income tax liability and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its basis in its shares of the Fund by the amount of undistributed capital gains included in the shareholder’s income less the tax deemed paid by the shareholder under clause (ii).

Distributions in excess of the Fund’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted tax basis of your shares and thereafter will be treated as capital gains. The amount of any Fund distribution that is treated as a tax-free return of capital will reduce your adjusted tax basis in your shares, thereby increasing your potential gain or reducing your potential loss on any subsequent sale or other disposition of your shares. In determining the extent to which a distribution will be treated as being made from the Fund’s earnings and profits, earnings and profits will be allocated on a pro rata basis first to distributions with respect to the Fund’s preferred shares (including the Series J Preferred Shares), and then to the Fund’s common shares.

The IRS currently requires that a RIC that has two or more classes of stock allocate to each such class proportionate amounts of each type of its income (such as ordinary income, capital gains, and qualified dividend income) based upon the percentage of total dividends paid to each class for the tax year. Accordingly, the Fund intends each year to allocate capital gain dividends, dividends eligible for dividends received deduction, and dividends that constitute qualified dividend income, if any, between its common shares and preferred shares (including the Series J Preferred Shares) in proportion to the total dividends paid to each class with respect to such tax year.

Under Section 305(c) of the Code, a holder of preferred shares may be treated as having received constructive distributions from the issuer of such shares if the “issue price” for the preferred shares is lower than the price at which the shares may be redeemed by more than a statutorily defined de minimis amount. The law is unclear about how to determine the “issue price” of preferred shares that have been issued in an exchange such as the exchange of the Auction Rate Preferred Shares for the Series J Preferred Shares pursuant to the Exchange Offer. In addition, the law is unclear about whether the increase in the dividend rate of the Series J Preferred Shares beginning in Year 4 could cause the holders of such shares to be treated as receiving constructive distributions prior to the payment of such dividends. The Fund does not intend to treat the Series J Preferred Shares as giving rise to constructive distributions under Section 305(c). However, no assurances can be given that the IRS would not challenge that position.

Dividends and other distributions paid by the Fund are generally treated under the Code as paid by the Fund and received by you at the time the dividend or distribution is made. If, however, the Fund pays you a dividend in January that was declared in the previous October, November or December to shareholders of record on a specified date in one of such months, then such dividend will be treated for U.S. federal income tax purposes as being paid by the Fund and received by you on December 31 of the year in which the dividend was declared. In addition, certain other distributions made after the close of the Fund’s taxable year may be “spilled back” and treated as paid by the Fund (except for purposes of the 4% nondeductible excise tax) during such taxable year. In such case, you will be treated as having received such dividends in the taxable year in which the distributions were actually made.

Except as discussed below in the case of a redemption of shares, upon a sale, exchange or other disposition of shares, a shareholder will generally realize a capital gain or loss equal to the difference between the amount of cash and the fair market value of other property received and the shareholder’s adjusted tax basis in the shares. Such gain or loss will be treated as long term capital gain or loss if the shares have been held for more than one year. Any loss realized on a sale or exchange will be disallowed to the extent the shares disposed of are replaced by substantially identical shares within a 61-day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss. In addition, any loss realized by a shareholder on the sale of Fund shares held by the shareholder for six months or less will be treated for tax purposes as a long term capital loss to the extent of any capital gain dividends received by the shareholder (or amounts credited to the shareholder as an undistributed capital gain) with respect to such shares. There are a number of limitations on the use of capital losses under the Code.

In general, a redemption of shares should be treated as a sale or exchange of such shares under section 302 of the Code, if the distribution of cash (a) is “substantially disproportionate” with respect to the shareholder, (b) results in a “complete redemption” of the shareholder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. A “substantially disproportionate” distribution generally requires a reduction of at least 20% in the shareholder’s proportionate interest in the Fund and also requires the shareholder to own less than 50% of the voting power of all classes entitled to vote immediately after the redemption. A “complete redemption” of a shareholder’s interest generally requires that all common and preferred shares of the Fund owned by such shareholder be disposed of. For a distribution to be “not essentially equivalent to a dividend” there must be a “meaningful reduction” in the shareholder’s proportionate interest in the Fund, which should result if the shareholder has a minimal interest in the Fund, exercises no control over Fund affairs and suffers a reduction in his proportionate interest in the Fund. In determining whether any of these tests has been met, any common and preferred shares actually owned, as well as shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in section 318 of the Code, generally must be taken into account.

If the redemption of your shares meets any of these three tests for “sale or exchange” treatment, you will recognize gain or loss equal to the difference between (a) the amount of cash and the fair market value of other property received pursuant to the transaction and (b) the adjusted tax basis of the sold shares. If none of the tests described above are met, you may be treated as having received, in whole or in part, a dividend, return of capital or capital gain, depending on (i) whether there are sufficient earnings and profits to support a dividend and (ii) your tax basis in the relevant shares. The tax basis in the sold shares will be transferred to any remaining shares held by you in the Fund.

Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a part of their “net investment income,” which includes dividends received from the Fund and capital gains from the sale or other disposition of the Fund’s shares.

Ordinary income dividends, capital gain dividends and gain on the sale of Fund shares also may be subject to state, local and foreign taxes. Shareholders are urged to consult their own tax advisers regarding specific questions about U.S. federal (including the application of the alternative minimum tax rules), state, local or foreign tax consequences to them of investing in the Fund.

A shareholder that is a nonresident alien individual or a foreign corporation (a “foreign investor”) generally will be subject to U.S. federal withholding tax at the rate of 30% (or possibly a lower rate provided by an applicable tax treaty) on ordinary income dividends. A foreign investor generally will not be subject to U.S. federal income or withholding tax on any gain realized in respect of any distributions of net capital gain (including net capital gain retained by the Fund but credited to shareholders) or upon the sale or other disposition of shares of the Fund. Different tax consequences may result if the foreign investor is engaged in a trade or business in the United States, or in the case of an individual, if the foreign investor is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

Properly reported ordinary income dividends are generally exempt from U.S. federal withholding tax where they (i) are paid in respect of a RIC’s “qualified net interest income” (generally, the RIC’s U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC is at least a 10% shareholder, reduced by expenses that are allocable to such income) or (ii) are paid in respect of a RIC’s “qualified short term gains” (generally, the excess of the RIC’s net short term capital gain over the RIC’s net long term capital loss for such taxable year). Depending on its circumstances, the Fund may report all, some or none of its potentially eligible dividends as such qualified net interest income or as qualified short term gains, and/or treat such dividends, in whole or in part, as ineligible for this exemption from withholding. In order to qualify for this exemption from withholding, a foreign investor would need to comply with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8BEN, W-8BEN-E or substitute Form). In the case of shares held through an intermediary, the intermediary may withhold even if the Fund reports the payment as qualified net interest income or qualified short term gain. Foreign investors should contact their intermediaries with respect to the application of these rules to their accounts. There can be no assurance as to what portion of the Fund’s distributions would qualify for favorable treatment as qualified net interest income or qualified short term gains.

Notwithstanding the foregoing, withholding is generally required at a rate of 30% on dividends in respect of the Fund’s shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which the Fund’s shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of the Fund’s shares held by an investor that is a non-financial non-U.S. entity will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the Fund or other applicable withholding agent will in turn be required to provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Foreign investors are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in the Fund’s shares.

Foreign investors should consult their tax advisers regarding the tax consequences of investing in the Fund’s shares.

The Fund may be required to withhold U.S. federal income tax on all taxable distributions and redemption proceeds payable to non-corporate shareholders who fail to provide the Fund (or its agent) with their correct taxpayer identification number or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be refunded or credited against such shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

THE FOREGOING IS A GENERAL AND ABBREVIATED SUMMARY OF CERTAIN PROVISIONS OF THE CODE AND TREASURY REGULATIONS PRESENTLY IN EFFECT. FOR THE COMPLETE PROVISIONS, REFERENCE SHOULD BE MADE TO THE PERTINENT CODE SECTIONS AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER. THE DISCUSSION SET FORTH ABOVE IS SUBJECT TO CHANGE BY LEGISLATIVE, JUDICIAL OR ADMINISTRATIVE ACTION, EITHER PROSPECTIVELY OR RETROACTIVELY. PERSONS CONSIDERING AN INVESTMENT IN SHARES OF THE FUND SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF THE FUND.